Execution Version
Exhibit 1.01

PURCHASE AND SALE AGREEMENT
between
ENTERGY NEW ORLEANS, LLC
as Seller,
and
DELTA STATES UTILITIES NO, LLC,
as Buyer
Dated as of October 28, 2023

TABLE OF CONTENTS
i

EXHIBITS
Exhibit A    Form of Act of Cash Sale
Exhibit B    Form of Bill of Sale and Assignment and Assumption Agreement
Exhibit C    Form of NOPS Gas Service Agreement
Exhibit D    Form of Servitude Assignment and Pipeline Quitclaim
Exhibit E    Form of Transition Services Agreement
Exhibit F    Form of Non-Foreign Status Certificate
Exhibit G    Accounting Principles and Policies
Exhibit H    Form of Joint Use Servitude License Agreement
Exhibit I    Form of Gas Facilities Servitude
Exhibit J     [Reserved]
Exhibit K    Form of Magnolia Lease
Exhibit L    Form of AMI Network Access Agreement
Exhibit M    Appraisal Process for Base Rent Determination
Exhibit N    Business Customer Deposits

PURCHASE AND SALE AGREEMENT
This Purchase and Sale Agreement, dated as of October 28, 2023 (the “Effective Date”), is made and entered by and between Entergy New Orleans, LLC, a Texas limited liability company (“Seller”), and Delta States Utilities NO, LLC, a Delaware limited liability company (“Buyer”). Seller and Buyer are referred to collectively herein as the “Parties” and individually as a “Party”.
W I T N E S S E T H
WHEREAS, Seller desires to sell, transfer and assign to Buyer, and Buyer desires to purchase from Seller, all of Seller’s right, title and interest in and to the Purchased Assets, on the terms and subject to the conditions hereinafter set forth.
WHEREAS, Seller and Buyer are entering into this Agreement to evidence their respective duties, obligations and responsibilities in respect of the purchase and sale of the Purchased Assets and the related transactions contemplated in this Agreement.
WHEREAS, contemporaneously with the execution of this Agreement, Buyer and Seller executed and delivered (a) that certain Employee Matters Agreement, dated as of the Effective Date (the “Employee Matters Agreement”), and (b) that certain Interim Cooperation Agreement, dated as of the Effective Date (the “Cooperation Agreement”).
WHEREAS, contemporaneously with the execution of this Agreement, (a)(i) BCP Infrastructure Fund, LP, a Delaware limited partnership, (ii) BCP Infrastructure Fund-A, LP, a Delaware limited partnership, and (iii) BCP Infrastructure Fund GP, LP, a Delaware limited partnership (collectively, the “Buyer Sponsors”) are (A) furnishing to Seller the Equity Commitment Letter (as defined below), and (B) entering into that certain limited guarantee with Seller (together with all exhibits and schedules thereto, the “Limited Guarantee”) and (b) Buyer has furnished to Seller the Debt Commitment Letters (as defined below).
NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises herein made, and in consideration of the representations and warranties herein contained and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Parties, intending to become legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:
“Accounting Principles and Policies” means the accounting adjustments, principles, methodologies, practices and procedures set forth on Exhibit G.
“Act of Sale” means the Act of Cash Sale in substantially the form set forth on Exhibit A.
“Action” means any action, claim, suit, charge, complaint, mediation, private adjudication, audit, examination, investigation, inquiry, subpoena, discovery request, litigation or proceeding by or before any court or other Governmental Authority or any arbitration proceeding.
“Adjusted Buyer Final Bill Allocation Amount” means the aggregate difference for all Adjusted Final Bills of (a) the Adjusted Final Bill Amount minus (b) the sum of (i) the portion of the Adjusted Final Bill Amount that is allocable to amounts accrued at or before the applicable Measurement Time, calculated in accordance with the procedure and examples described in Schedule 7.19, plus (ii) any taxes or fees included in such Adjusted Final Bill Amount, which such taxes or fees are to be remitted by Seller to the applicable Governmental Authority.
“Adjusted Final Bill” means the Final Bill, as adjusted by Seller in good faith prior to the Adjusted Final Bill Remittance Date to reflect the amount actually due and payable by a customer in the Ordinary Course of Business.
“Adjusted Final Bill Amount” means the amount due as shown on each Adjusted Final Bill.
“Adjusted Final Bill Payment Amount” has the meaning set forth in Section 7.19(b).
“Adjusted Final Bill Remittance Date” has the meaning set forth in Section 7.19(b).
“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, Controls, is Controlled by or is under common Control with, such specified Person, through one or more intermediaries or otherwise.
“Affiliate Arrangement” has the meaning set forth in Section 5.14(a).
“Agreement” means this Purchase and Sale Agreement, including all Exhibits and Schedules hereto, as the same may be amended, modified or supplemented from time to time in accordance with its terms.
“Allocable Amount” has the meaning set forth in Section 8.6.
“Allocation Schedule” has the meaning set forth in Section 8.6.
“Alternative Debt Financing” means alternative financing (a) on terms and conditions which would not reasonably be expected to materially prevent, delay or impair the likelihood of the Closing and (b) in an amount sufficient, when taken together with other funds then readily available to Buyer, for satisfaction of all of Buyer’s payment obligations under this Agreement due on or prior to the Closing Date.
“Alternative Debt Financing Letters” means any new executed commitment letter or definitive document that provides for Alternative Debt Financing and any new executed fee letters in connection with Alternative Debt Financing.
“Alternative Debt Financing Trigger Event” has the meaning set forth in Section 7.21(b).
“Alternative Transaction” has the meaning set forth in Section 7.2.
“AMI” means advanced metering infrastructure.
“AMI Customers” means those customers served by the Business that have meters that are able to be read by Seller’s AMI system as of the Measurement Time.
“AMI Network Access Agreement” means that certain Network Access Agreement, in substantially the form attached hereto as Exhibit L, by and among Seller, Buyer (or an affiliate thereof) and ITRON, Inc., a Washington corporation.

“Ancillary Agreements” means (a) the Bill of Sale and Assignment and Assumption Agreement, (b) the Act of Sale, (c) the Servitude Assignment, (d) the Transition Services Agreement, (e) the NOPS Gas Service Agreement, (f) the Employee Matters Agreement, (g) the Joint Use License Agreement, (h) the Gas Facilities Servitude, (i) the Cooperation Agreement, (j) the Magnolia Lease, (k) the AMI Network Access Agreement and (l) any other agreements, instruments, certificates, documents, and other writings required to be executed and delivered by any Party or any Affiliate thereof in connection with the consummation of the Transactions.
“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010, applicable anti-bribery legislation enacted by member states of the European Union and signatories implementing the OECD Convention Combating Bribery of Foreign Officials and other similar Laws applicable to the Purchased Assets or the Business.
“Assets” means all properties, rights, goodwill, interests and assets of every kind, real, personal or mixed, tangible and intangible, used, held for use or usable by Seller or any Affiliate of Seller in the conduct of the Business.
“Assumed Liabilities” has the meaning set forth in Section 2.3.
“Audited Financial Statements” has the meaning set forth in Section 5.5(a).
“Bad Debt Expense Percentage” means an amount equal to the “5-Year Average % Uncollectible (Total ENO Gas)” percentage set forth in Seller’s formula rate plan in effect as of the Closing Date.
“Base Purchase Price” has the meaning set forth in Section 3.1.
“Benefit Plan” means each compensation or benefit plan, program, policy, agreement or other arrangement, whether or not an “employee benefit plan” (within the meaning of Section 3(3) of ERISA), whether or not subject to ERISA, including any cash- or equity-based compensation, awards or incentives (including phantom equity), bonuses, commissions, health, medical, dental, vision, disability, accident or life insurance benefits, vacation leave or vacation pay, paid time off leave or paid time off pay, holiday leave or holiday pay, paid or unpaid leave, severance, retention, change in control, termination, deferred compensation, individual employment or consulting, retirement, pension or savings benefits, supplemental income, retiree benefits, relocation, education or other fringe benefits (whether or not taxable), or employee loans, but excluding workers’ compensation plans, policies, programs and arrangements.
“Bill of Sale and Assignment and Assumption Agreement” means the Bill of Sale and Assignment and Assumption Agreement in substantially the form set forth on Exhibit B.
“Business” means the regulated natural gas distribution business conducted by Seller and its Affiliates within the Parishes of Orleans, Louisiana, and the Parish of St. Bernard, Louisiana and the provision of related services, including in compliance with Louisiana’s Underground Utilities and Facilities Damage Prevention Law (La. R.S. 40:1749.11 et seq.), and products and other activities related, ancillary or necessary thereto, in each case, as conducted during the one year period prior to the Effective Date or during the period between the Effective Date and the Closing Date.
“Business Confidential Information” means Seller Confidential Information that is Exclusively Related to the Business.

“Business Customer Deposits” means those customer deposits all or a portion of which is held by Seller with respect to the Business as of the Closing, with respect to which Seller will provide to Buyer in accordance with Exhibit N.
“Business Day” means any day other than Saturday, Sunday or any other day on which banking institutions in New York, New York or Baton Rouge, Louisiana, are not open for the transaction of normal banking business.
“Business Employee” means any natural person who is an Active Employee or Leave Employee (as such terms are defined in the Employee Matters Agreement).
“Business Financial Statements” has the meaning set forth in Section 5.5(b).
“Business Insurance Policies” has the meaning set forth in Section 5.15.
“Business Intellectual Property Rights” means Seller’s and its Affiliates’ right, title and interest in and to all Intellectual Property Rights that are Exclusively Related to the Business. Business Intellectual Property Rights do not include Licensed Business Software.
“Business Systems” means all of the following to the extent Exclusively Related to the Business: computers, computer systems, servers, hardware, Software, firmware, middleware, websites, networks, workstations and all associated documentation.
“Buyer” has the meaning set forth in the preamble to this Agreement.
“Buyer Burdensome Condition” means any term, condition, requirement, sanction or similar measures directly or indirectly directed, required, mandated, Ordered or otherwise imposed by a Governmental Authority in connection with a Combined Required Buyer Regulatory Approval, a Combined Required Seller Regulatory Approval, the Combined Transactions or a Combined Initial Prayer Matter that, individually or in the aggregate with any other terms, conditions, requirements, sanctions or similar measures directly or indirectly required, directed, mandated, Ordered or otherwise imposed by a Governmental Authority in connection with a Combined Required Buyer Regulatory Approval, a Combined Required Seller Regulatory Approval, the Combined Transactions or a Combined Initial Prayer Matter, would, or would be reasonably expected to, have a material adverse effect on the business, assets, Liabilities, properties, results of operations, or condition (financial or otherwise) of (a) the Buyer Group, taken as a whole, as contemplated to exist immediately after giving effect to the Combined Transactions and Combined Closings; provided, that for purposes of this clause (a) only, the Buyer Group, taken as a whole, shall be deemed to be a consolidated group of entities of the size and scale of a hypothetical company that is equal to 50% of the size of the Combined Business as of the Effective Date, or (b) the Combined Business, taken as a whole, as contemplated to exist immediately after giving effect to the Combined Transactions and Combined Closings; provided, that for purposes of this clause (b) only, the Combined Business, taken as a whole, as contemplated to exist immediately after giving effect to the Combined Transactions and Combined Closings, shall be deemed to be 50% of the size of such Combined Business, taken as a whole; provided, further, that any adverse effects related to the terms of any Alternative Debt Financing shall be disregarded for purposes of clauses (a) and (b) and instead such adverse effect shall be determined as if the terms of the Debt Financing remained effective.
“Buyer Closing Failure Notice” has the meaning set forth in Section 12.1(h).
“Buyer Confidential Information” has the meaning set forth in Section 7.3(b).
“Buyer Consents” has the meaning set forth in Section 6.3.

“Buyer Disclosure Schedule” means the Disclosure Schedules delivered by Buyer to Seller concurrently with the execution and delivery of this Agreement.
“Buyer Group” means (a) Buyer and (b) Buyer’s Affiliates and the direct and indirect subsidiaries of Buyer and its Affiliates, in each case, formed for the purpose of, directly or indirectly, owning and operating any portion of the Combined Business; provided, that Buyer Group shall not include (i)(A) Bernhard Capital Partners Management, LLC, Bernhard Capital Partners Management, LP or BCP Infrastructure Management, LLC, or (B) any current or future management company affiliated with any of the Persons contemplated by the foregoing clause (A), or (ii) any investment funds, vehicles or accounts managed or advised by or affiliated with any of the Persons contemplated by the foregoing clause (i), including any co-investment fund or parallel vehicle.
“Buyer Indemnified Parties” has the meaning set forth in Section 11.2(a).
“Buyer Sponsors” has the meaning set forth in the recitals to this Agreement.
“Cash and Cash Equivalents” means all cash, certificates of deposit, commercial paper, treasury bills and notes, marketable securities, and other cash equivalents of the Business, and all other items of the nature or type included as unrestricted or restricted cash or cash equivalents on the Business Financial Statements.
“Casualty Loss” means any individual event or series of related events in which a tangible Purchased Asset is damaged or destroyed (including as a result of any natural disaster or meteorological event or similar catastrophe or any fire, storm, earthquake, theft or vandalism) other than as a result of ordinary “wear and tear” and is determined to be a “Catastrophic Event” with respect to Seller (as defined in Entergy Corporation’s Storm Damage Policy) or that is otherwise reasonably expected to result in more than $50,000,000 in aggregate Restoration Costs under this Agreement, plus any “Restorations Costs” under the ELL PSA.
“Casualty Loss Final Valuation” has the meaning set forth in Section 7.12(b).
“Casualty Loss Initial Valuation” has the meaning set forth in Section 7.12.
“CBA” has the meaning set forth in the Employee Matters Agreement.
“Central Prevailing Time” means standard time or daylight savings time, as applicable to the central time zone.
“Closing” has the meaning set forth in Section 3.4.
“Closing Date” means the date Closing occurs pursuant to Section 3.4.
“Code” means the Internal Revenue Code of 1986, as amended.
“Combined Agreements” means this Agreement, the Ancillary Agreements, the ELL PSA and the Ancillary Agreements (as defined in the ELL PSA).
“Combined Base Purchase Price” means an amount equal to the Base Purchase Price plus the Base Purchase Price (as defined in the ELL PSA).
“Combined Business” means the Business and the Business (as defined in the ELL PSA).
“Combined Closings” means the Closing and the Closing (as defined in the ELL PSA).

“Combined Expiration Date” means the later of the Expiration Date and the Expiration Date (as defined in the ELL PSA).
“Combined Initial Prayer Matters” means the Initial Prayer Matters and the Initial Prayer Matters (as defined in the ELL PSA).
“Combined Required Buyer Regulatory Approval” means the Required Buyer Regulatory Approval and the Required Buyer Regulatory Approval (as defined in the ELL PSA).
“Combined Required Seller Regulatory Approval” means the Required Seller Regulatory Approval and the Required Seller Regulatory Approval (as defined in the ELL PSA).
“Combined Sellers” means the Seller and the Seller (as defined in the ELL PSA).
“Combined Transaction Pro Rata Amount” means 59.05%.
“Combined Transactions” means the Transactions and the Transactions (as defined in the ELL PSA).
“Commitment Letters” has the meaning set forth in Section 6.4(b).
“Completed Flow Period Receivables” means the accounts receivable of the Business attributable to Flow Periods that commence prior to, and end on or prior to, the Closing Date.
“Completed Restoration Costs” means the costs actually incurred by Seller or reasonably expected to be incurred by Seller relating to the restoration of any tangible Purchased Assets damaged or destroyed by a Casualty Loss or attributable to such Casualty Loss to a condition reasonably comparable to their condition immediately prior to the Casualty Loss, including the value of any work in progress, in each case as of the Initial Casualty Loss Decision Date, the Final Casualty Loss Decision Date, or the Closing, as applicable.
“Confidentiality Agreement” means the Confidentiality Agreement, dated as of March 7, 2023, by and between Entergy Services, LLC and Bernhard Capital Partners Management, LP.
“Consents” means consents, approvals, expirations or terminations of any applicable waiting period (including any extension thereof), exemptions, waivers, variances, authorizations, filings, registrations and notifications.
“Consumables” means any and all of the following items of Inventory intended or reasonably expected to be used or consumed, or held for use or consumption, in the Ordinary Course of Business: lubricants, chemicals (including mercaptan), fluids, lubricating oils, filters, fittings, connectors, seals, gaskets, hardware, wire, safety equipment and other similar materials; maintenance, shop and office supplies.
“Continuing Credit Support” has the meaning set forth in Section 7.23.
“Contract” means any legally binding agreement, contract, license, lease, loan, debenture, bond, mortgage, indenture, deed of trust, purchase order, sale order, or any other document, instrument or similar undertaking (including any amendments, supplements or modifications thereto), whether written or oral, express or implied, excluding Employee Plans, Permits, and any Orders (including any settlement agreements that are the subject of any Orders).

“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other equity interests, by contract or otherwise.
“Cooperation Agreement” has the meaning set forth in the recitals to this Agreement.
“COVID-19 Measures” means any reasonable actions taken or not taken to comply with Laws and Orders issued by any applicable Governmental Authority in response to the COVID-19 Pandemic, including the Coronavirus Aid, Relief, and Economic Security Act (CARES Act).
“COVID-19 Pandemic” means the epidemic, pandemic or disease outbreak associated with the COVID-19 or SARS-CoV-2 virus (or any mutation or variation thereof).
“Credit Support” means, collectively, all obligations and liabilities relating to, arising out of or in connection with any guaranties, letters of credit, comfort letters, surety bonds, support agreements and other credit support of a comparable nature provided by Seller or any Affiliate thereof in connection with the Business.
“Cure Deadline” means the date that is sixty (60) days after the Second Phase Start Date.
“Damages” means any and all Liabilities, damages, payments, obligations, Taxes, Actions, judgments, settlements, awards and expenses (including reasonable legal and accountants’ fees and expenses relating thereto, and other out-of-pocket expenses incurred in investigating, preparation or settling any Action relating thereto) whether arising under any Law, Action or any Contract, whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted but in any case only to the extent not actually recoverable, or reasonably expected to be recoverable, in such Person’s rate base.
“Data Security Requirements” means the following, in each case to the extent relating to any data privacy, data security or data security breach notification requirements: (a) all applicable Laws, (b) Seller’s own past and present internal and external rules, policies, and procedures (to the extent such are applicable to the Business), (c) industry and self-regulatory standards and codes of conduct to which the Business (or Seller on behalf of the Business) is bound to or purports to comply with, including the Payment Card Industry Data Security Standard (to the extent applicable), and (d) applicable provisions of Contracts or other written representations, obligations, or commitments (including security controls) to which the Business (or Seller on behalf of the Business) is bound or has made or agreed to comply with.
“Debt Commitment Letters” has the meaning set forth in Section 6.4(b).
“Debt Commitment Termination Fee” means an amount equal to 50% of the documented out-of-pocket termination fees, costs and expenses actually incurred, paid or payable, directly or indirectly, by or on behalf of Buyer to the Debt Financing Sources in connection the termination of the Debt Commitment Letters or the Alternative Debt Financing Letters, as applicable, arising out of or related to the termination of this Agreement; provided, however, that the Debt Commitment Termination Fee shall not exceed $1,181,000.
“Debt Financing” means the debt financing incurred or to be incurred pursuant to the Debt Commitment Letters.
“Debt Financing Related Parties” means the Debt Financing Sources and other lenders from time to time party to agreements contemplated by or related to the Debt Financing, their Affiliates and their and their Affiliates’ respective directors, officers, employees, agents, attorneys, advisors and other representatives (including any current, former or future directors, officers, general or limited partners, equityholders, members, managers, controlling persons, Affiliates, employees or advisors of any such Debt Financing Source Related Party in its capacity as such); provided that neither Buyer nor any Affiliate of Buyer shall be a Debt Financing Related Party.
“Debt Financing Source” means, in its capacity as such, any lender or similar debt financing source providing a commitment pursuant to the Debt Commitment Letters or any other document relating to the Debt Financing (or any other commitment letter or definitive agreement in respect of any alternative debt financing) and their respective Affiliates, and such lender’s or other debt financing source’s (and their respective Affiliates’) equityholders, members, general or limited partners, employees, officers, directors, attorneys, agents or advisors; provided that neither Buyer nor any Affiliate of Buyer shall be a Debt Financing Source.
“Definitive Debt Financing Agreements” means the definitive agreements with respect to the Debt Financing on the terms and conditions contained in the Debt Commitment Letters.
“Designated Accounting Firm” has the meaning set forth in Section 3.3(d).
“Easements” means all easements, servitudes, rights-of-way, right-of-use, privileges, licenses and other ways of necessity, whether or not recorded, and any prescriptive rights appurtenant thereto.
“Effect” has the meaning set forth in the definition of “Material Adverse Effect.”
“Effective Date” has the meaning set forth in the preamble to this Agreement.
“Effective Time” has the meaning set forth in Section 3.4.
“ELL Buyer” means Delta States Utilities LA, LLC, a Delaware limited liability company.
“ELL PSA” means that certain Purchase and Sale Agreement, dated as of the Effective Date, by and between ELL and ELL Buyer.
“Emergency” means exigent circumstances that: (a) present or are reasonably expected to present an imminent threat to the health or safety of persons or the preservation of Assets; (b) will or are reasonably expected to materially impair the operations of the Business if not addressed by immediate action; or (c) will or are reasonably expected to prevent the Business from providing essential services if not addressed by immediate action.
“Employee Material Contract” means any employment, independent contractor or consulting, deferred compensation, severance or bonus Contract with any Business Employee or other individual service provider of the Business that (a) provides for (i) annual compensation that could exceed $300,000; (ii) payment of any severance benefits; or (iii) any transaction, retention or other payments that would be triggered solely by the consummation of the Transactions; or (b) cannot be terminated upon thirty (30) days’ notice or less without further payment or Liability, in each case, other than any Benefit Plan.
“Employee Matters Agreement” has the meaning set forth in the recitals to this Agreement.
“Employee Plan” means any Benefit Plan that constitutes an Entergy Benefit Plan (as defined in the Employee Matters Agreement) or under or with respect to which any member of the Entergy group has any current or contingent liability, including on account of an ERISA Affiliate, attributable to the Business.
“Environmental Condition” means any violation of or noncompliance with any Environmental Laws or Environmental Permit with respect to the Purchased Assets or any condition (including any Release of Hazardous Materials) that requires or would reasonably be expected to require (or if known, would presently require) Remediation by Seller or its Affiliates or result in Liability to Seller or its Affiliates under applicable Environmental Laws.
“Environmental Laws” means any Law relating to (a) pollution or protection of the environment or natural resources (including ambient air, indoor air, surface water, groundwater, wetlands, land, soil, sediment, subsurface strata, flora and fauna); (b) the generation, handling, use, collection, treatment, storage, transportation, disposal, recovery, recycling, removal, Release or threatened Release of, or exposure to, Hazardous Materials; or (c) public or worker health and safety (to the extent related to Hazardous Materials).
“Environmental Liabilities” means any and all Liabilities arising under Environmental Laws, including those incurred or imposed (a) pursuant to any Order to the extent arising out of or attributable to any actual or alleged violation of or noncompliance with, or any obligation under, Environmental Laws or (b) pursuant to any claim or cause of action by a Governmental Authority or other third Person for personal injury, property damage, damage to natural resources or remediation or response costs to the extent arising out of or attributable to any Release or threatened Release of Hazardous Materials, attributable to any Environmental Conditions, or any violation of or noncompliance with, or any obligation under, any Environmental Law.
“Environmental Objection” has the meaning set forth in Section 4.3(b).
“Environmental Objection Notice” has the meaning set forth in Section 4.3(a).
“Environmental Permits” means any Permit required, issued, or administratively continued pursuant to Environmental Law.
“Environmental Professional” means a Person who possesses sufficient specific education, training, and experience necessary to exercise professional judgment to develop opinions and conclusions regarding conditions indicative of releases or threatened releases as defined in 40 CFR § 312.10.
“Equity Commitment Letter” has the meaning set forth in Section 6.4(b).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any Person that, together with Seller, is (or at any relevant time has been or would be) treated as a single employer under Section 414 of the Code.
“Estimated Closing Adjustment” has the meaning set forth in Section 3.3(a).
“Estimated Closing Statement” has the meaning set forth in Section 3.3(a).
“Estimated Purchase Price” has the meaning set forth in Section 3.3(a).
“Ex-Im Laws” means all Laws of the United States relating to export, re-export, transfer or import controls (including without limitation, the Export Administration Regulations administered by the U.S. Department of Commerce and customs and import Laws administered by U.S. Customs and Border Protection) applicable to the Purchased Assets or the Business.

“Excluded Assets” has the meaning set forth in Section 2.2.
“Excluded Contracts” has the meaning set forth in Section 2.2(c).
“Exclusively Related to the Business” means exclusively related to, exclusively arising from, exclusively used in, exclusively developed for or exclusively held for use in the Business or the Purchased Assets; provided that any de minimis usage of an Asset for purposes unrelated to the Business shall not, in and of itself, result in an Asset (or any related Liability) being deemed not Exclusively Related to the Business.
“Expiration Date” means the date that is fifteen (15) months following the Effective Date; provided, that if, on the Expiration Date, (a) any of the conditions set forth in (i) Section 9.2(d) or Section 9.3(e) or (ii) Section 9.2(e) or Section 9.3(f) (where the failure of such condition to be satisfied relates to any of the conditions set forth in the ELL PSA corresponding to the conditions contemplated by the foregoing clause (i) not being satisfied), in either case of the foregoing clauses (i) or (ii), is not satisfied, but (b) all other conditions set forth in Article IX are satisfied or, if permissible, waived, then Seller or Buyer may, a maximum of one time, by written notice to the other Party, extend the Expiration Date to be the day which is three (3) months following the Expiration Date in effect prior to such extension.
“FERC” means the Federal Energy Regulatory Commission or any successor thereto.
“Final Bill Amount” means the amount due as shown on each Final Bill.
“Final Bills” has the meaning set forth in Section 7.19(b).
“Final Casualty Loss Decision Date” has the meaning set forth in Section 7.12(b).
“Flow Period” means the billing period with respect to each customer of the Business (which is generally a cycle of approximately 30 days).
“Franchise” means Ordinance Nos. 6822 C.C.S., 7069 C.C.S., 8423 C.C.S., 10,612 C.C.S., 1443 M.C.S., 4272 M.C.S., 12,162 M.C.S. and 17,963 M.C.S. (each as amended) of the City of New Orleans, in each case with respect to the portions of such Laws that are applicable to the Business.
“Fraud” means an Action for Delaware common law fraud with a specific intent to deceive based on a representation of a Party contained in Article V and Article VI or in any certificate delivered pursuant hereto by such Party; provided, however, that at the time such representation was made (a) such representation was inaccurate, (b) such Party had actual knowledge (and not imputed or constructive knowledge), without any duty of inquiry or investigation, of the inaccuracy or breach of such representation, (c) such Party had the specific intent to deceive the other Party and (d) the Person bringing such Action acted or failed to act in reliance on such inaccurate representation and suffered injury or Damages as a result of such inaccuracy. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including a claim for fraud) based on negligence or recklessness.
“GAAP” means United States generally accepted accounting principles, consistently applied throughout the periods involved and in effect as of the date hereof.
“Gas Facilities Servitude” means that certain Gas Facilities Servitude in substantially the form set forth on Exhibit I granting an Easement to Buyer with respect to certain portions of immovable property owned by Seller on which portions of the Pipeline System are located.

“Gas Inventory Adjustment” means the difference between the (a) Target Gas Inventory Value and (b) the Gas Inventory Value. The Gas Inventory Adjustment shall be reflected as (i) an increase to the Base Purchase Price if the Gas Inventory Value is greater than the Target Gas Inventory Value and (ii) a decrease to the Base Purchase Price if the Gas Inventory Value is less than the Target Gas Inventory Value.
“Gas Inventory Value” means, without duplication, the value of the Purchased Gas Inventory (excluding the gas in the Pipeline System and the NNS Gas, and net of any reserves or allowances), as determined in accordance with the Accounting Principles and Policies.
“Government Contract” means solely with respect to the Business, any Contract for the sale of supplies or services currently in effect or that remains subject to audit that is between Seller and a Governmental Authority or entered into by Seller as a subcontractor at any tier in connection with a Contract between another Person and a Governmental Authority.
“Governmental Authority” means any U.S. or non-U.S. supranational, federal, state, tribal, municipal or local government or political subdivision thereof, any self-regulated or quasi-governmental organization, department, bureau, board, or any domestic or foreign court of competent jurisdiction, administrative agency or commission or other governmental or quasi-governmental regulatory authority or instrumentality or authorized arbitral body (public or private).
“Hazardous Materials” means any material, substance or waste that is regulated under, or for which liability or standards of conduct may be imposed pursuant to, Environmental Laws, including (a) asbestos and asbestos-containing materials, polychlorinated biphenyls, per- and polyfluoroalkyl substances, petroleum or petroleum derived substances, by-products or wastes, (b) any substance that requires removal or remediation under any Environmental Law, or is defined, listed or identified as a “hazardous waste” or “hazardous substance” thereunder or (c) any substance that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous as defined, regulated or listed as such by any Governmental Authority under any Environmental Law.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (15 U.S.C. §§ 15c-15h, 18a).
“Indebtedness” means, without duplication, as of any specified time, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including breakage, prepayment or other premium, accrued fees, reimbursement and any other amounts that become payable in connection with the prepayment arising under, any such obligations) of the following: (a) indebtedness for borrowed money; (b) any indebtedness evidenced by any note, bond, debenture or other debt security, in each case, as of such time; (c) any indebtedness issued in substitution or exchange for borrowed money or any obligation for the deferred purchase price of property, goods or services (excluding any (i) obligations under leases required to be capitalized under GAAP, as in effect prior to the adoption of Accounting Standards Codification 842 Leases, or any similar accounting standard or codification, (ii) earn-outs, and (iii) any current trade payables and accrued expenses arising in the Ordinary Course of Business); (d) any obligations secured by a Lien on assets of Seller; (e) any swap, collar, hedge, cap or other similar Contracts; (f) any obligations under acceptance credit, letters of credit or similar facilities, other than trade payables not yet due to the extent drawn and not reimbursed within two (2) Business Days; (g) any guaranty and arrangements having the economic effect of a guaranty of any of the foregoing; and (h) all amounts necessary and sufficient to retire such Indebtedness referred to in clauses (a) through (g) of this definition, including principal (including the current portion thereof) or scheduled payments, accrued interest or finance charges, and other fees, penalties or payments (prepayment or otherwise) necessary and sufficient to retire such Indebtedness. For the avoidance of doubt, Indebtedness will not include any current liability included in the final calculation of Net Working Capital or any amounts included in the Gas Inventory Adjustment, the Inventory Adjustment, the Prepaid Items Adjustment, the Net Plant Adjustment, the Regulatory Asset Adjustment, the Regulatory Liability Adjustment, or the Tax Adjustment.
“Indemnified Parties” has the meaning set forth in Section 11.2(b).
“Initial Buyer Final Bill Allocation Amount” means the aggregate difference for all Final Bills of (a) the Final Bill Amount minus (b) the sum of (i) the portion of the Final Bill Amount that is allocable to amounts accrued at or before the applicable Measurement Time, calculated in accordance with the procedure and examples described in Schedule 7.19, plus (ii) any taxes or fees included in such Final Bill Amount, which such taxes or fees are to be remitted by Seller to the applicable Governmental Authority.
“Initial Casualty Loss Decision Date” has the meaning set forth in Section 7.12(a).
“Initial Phase” means the period beginning on the Effective Date and ending on the earlier to occur of (a) 11:59:59 p.m. Prevailing Central Time on the day immediately prior to the Second Phase Start Date and (b) the valid termination of this Agreement.
“Initial Phase Termination Fee” means (a) the lesser of (i) 37.5% of the aggregate Transition Costs as of the date of valid termination of this Agreement and (ii) $7.5 million, multiplied by (b) the Combined Transaction Pro Rata Amount.
“Initial Prayer Matters” has the meaning set forth in Section 7.5(b).
“Inside Date” means the later of the date that is (a) six (6) months following the Second Phase Start Date and (b) twenty-one (21) months following the Effective Date.
“Intellectual Property Rights” means all intellectual property, proprietary and use rights arising under the Laws of any jurisdiction throughout the world, including (a) all inventions, (whether patentable or unpatentable and whether or not reduced to practice), design rights, all improvements thereto, and all patents, patent applications, and patent disclosures, and all renewals, reissues, reexaminations, divisionals, continuations, continuations in part and extensions thereof, (b) all trademarks, service marks, trade dress, logos, brand names, trade names, domain names and corporate names, and any other indicia of source or origin, including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrights (registered or unregistered), and all applications registrations, and renewals therefor, (d) all trade secrets, know how, and other confidential, proprietary or sensitive technical, business and other information, including production processes and techniques, research and development information, technology, drawings, specifications, designs, plans, proposals, technical data, copyrightable technical data, and financial, marketing and business data; and (e) any rights in or licenses to or from a third party in any of the foregoing.
“Inventory” means any and all of the inventory items, equipment, materials and supplies intended or reasonably expected to be used or consumed, or held for use or consumption, in the Ordinary Course of Business, including Consumables but excluding Purchased Gas Inventory.
“Inventory Adjustment” means the difference between the (a) Target Inventory Value and (b) the Inventory Value. The Inventory Adjustment shall be reflected as (i) an increase to the Base Purchase Price if the Inventory Value is greater than the Target Inventory Value and (ii) a decrease to the Base Purchase Price if the Inventory Value is less than the Target Inventory Value.

“Inventory Value” means, without duplication, the value of the Purchased Inventory (net of any reserves or allowances), as determined in accordance with the Accounting Principles and Policies.
“Joint Use License Agreement” means that certain Joint Use Servitude License Agreement in substantially the form set forth on Exhibit H granting Buyer certain rights to access portions of the Pipeline System located on property subject to the Joint Use Servitudes.
“Joint Use Servitudes” has the meaning set forth in Section 2.2(bb).
“Knowledge” means, with respect to Seller, the actual knowledge of any individual set forth on Schedule 1.1(b) of the Seller Disclosure Schedule after reasonable inquiry and, with respect to Buyer, the actual knowledge of any individual set forth on Schedule 1.1(c) of the Buyer Disclosure Schedule after reasonable inquiry.
“Latest Carve-out Balance Sheet Date” has the meaning set forth in Section 5.5(b).
“Latest Carve-out Balance Sheets” has the meaning set forth in Section 5.5(b).
“Latest Carve-out Financial Statements” has the meaning set forth in Section 5.5(b).
“Laws” means any and all applicable U.S. or non-U.S. federal, state, local, municipal, provincial or other laws, common law, acts, constitutions, statutes, rules, regulations, ordinances, Orders, treaties, codes and other legal requirements issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority or any other requirement or rule of law (common law or otherwise).
“Leased Real Property” has the meaning set forth in Section 2.1(c).
“Liability” means any liability, debt, obligation, loss, damage, deficiency, claim, penalty, fine, interest, duty, guarantee, cost, expense or other charge (including costs of investigation and defense and attorney’s fees, costs and expenses) of any kind or nature, in each case, whether direct or indirect, accrued or unaccrued, known or unknown, liquidated or unliquidated, asserted or unasserted, absolute or contingent, matured or unmatured or disputed or undisputed, including those arising under any applicable Law (including any Environmental Laws) or Action.
“Licensed Business Software” means Software Exclusively Related to the Business that has been licensed to Seller or its Affiliate and that is set forth on Schedule 2.1(m) of the Seller Disclosure Schedule.
“Lien” means any security interest, mortgage, license, pledge, hypothecation, assignment, deposit arrangement, lien (statutory or otherwise), encumbrance, privilege, charge against or interest in property to secure payment of a debt or performance of an obligation or other priority or preferential arrangement of any kind or nature whatsoever.
“Limited Guarantee” has the meaning set forth in the recitals to this Agreement.
“Lookback Date” means January 1, 2020.
“Magnolia Lease” means that certain lease agreement, in substantially the form attached hereto as Exhibit K, subject to Section 7.24, by and between Seller or its Affiliate, as landlord, and Buyer, or an Affiliate thereof, as tenant, for the Excluded Assets property located at 1600 Perdido Street, New Orleans, Louisiana, duly executed by the parties thereto.

“Material Adverse Effect” means (a) with respect to Seller, any event, change, circumstance, effect, occurrence, state of facts, development or condition (each, an “Effect”) set forth in clause (i) or clause (ii) of this definition and (b) with respect to Buyer, any Effect set forth in clause (i) of this definition:
(i)    any Effect that, individually or in the aggregate with any other Effects, is or would reasonably be expected to materially impair, prevent, restrain, delay or prohibit such Party’s or its Affiliates’ ability to timely perform any of its material obligations, covenants and agreements under the Combined Agreements, or to consummate the Combined Transactions; or
(ii)    any Effect that, individually or in the aggregate with any other Effects, is or would reasonably be expected to be materially adverse to the business, assets, Liabilities, properties, operations, or condition (financial or otherwise) of the Combined Business (including the Purchased Assets and the Assumed Liabilities), taken as a whole, except that any of the following Effects shall be excluded from this clause (ii) (except, with respect to subclauses (A), (B), (C), (D), (E), (F), (G), (H), (I), (J), (K) and (M) to the extent such Effect has a disproportionate effect on the business, assets, Liabilities, properties, operations, or condition (financial or otherwise) of the Combined Business (including the Purchased Assets and the Assumed Liabilities), taken as a whole, relative to other similarly situated Persons or businesses in any of the industries in which the Combined Business operates, then such Effect shall not be excluded from this clause (ii)):
(A)    any adoption, implementation, promulgation, repeal, modification or change in interpretation of any Law or Order (other than any Order issued specifically with respect to the Business, the Purchased Assets, the Assumed Liabilities or the Transactions) occurring after the Effective Date;
(B)    any change or development in international, national, regional, state or local wholesale or retail markets for commodities or supplies, including changes in commodity or supply prices or the availability or costs of transportation or distribution of such commodities or supplies;
(C)    any natural disaster or meteorological event, changes in weather or climate or similar catastrophe, or any escalation or worsening thereof;
(D)    general economic or regulatory conditions in the jurisdictions in which the Business operates;
(E)    any changes or developments in the international, national or regional economy, financial markets, capital markets, including changes in interest rates and currency exchange rates;
(F)    any changes or developments in national, regional, state or local wholesale or retail markets for natural gas or related products including those due to actions by competitors or due to changes in commodities prices or hedging markets therefor;
(G)    any changes or developments in third party national, regional, state or local natural gas transmission or distribution systems;
(H)    any changes or developments in third party national, regional, state or local wholesale or retail natural gas prices or availability;
(I)    any epidemic, pandemic or disease outbreak (including the COVID-19 Pandemic);

(J)    intra-year seasonal fluctuations in demand for natural gas;
(K)    national or international political conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or upon any military installation, equipment or personnel of the United States;
(L)    actions taken (or not taken) at the request, or with the consent, of Buyer or otherwise pursuant to or in accordance with this Agreement;
(M)    any changes in GAAP or other accounting standards or the accepted interpretation thereof after the Effective Date;
(N)    the announcement or the existence of this Agreement or the Transactions; or
(O)    any failure of the Business to meet internal projections, estimates or forecasts of revenues, or earnings for any period on or after the Effective Date (it being understood that this clause (O) shall not prevent a determination that any Effect underlying such failure to meet internal projections, estimates or forecasts of revenues, or earnings has resulted in a Material Adverse Effect).
“Material Contracts” has the meaning set forth in Section 5.11(a).
“Material Suppliers” has the meaning set forth in Section 5.13.
“Measurement Time” means, (a) with respect to AMI Customers, the time of the last reading recorded in the daily gas data retrieved from Seller’s AMI gas interface management unit with respect to such AMI Customer with respect to the day immediately preceding the Closing Date, (b) with respect to Non-AMI Meter Read Customers, at the time of the meter read for such customer performed by Seller on the day immediately preceding the Closing Date, if any, and (c) with respect to Non-AMI Non-Meter Read Customers at 12:00:01 a.m. Central Prevailing Time on the Closing Date.
“Net Plant” means, without duplication, (a) the value of the Purchased Assets that constitute property, plant and equipment (taking into account depreciation) plus (b) the value of construction work in progress, as determined in accordance with the Accounting Principles and Policies.
“Net Plant Adjustment” means the difference between (a) the Net Plant Baseline Amount and (b) the Net Plant. The Net Plant Adjustment shall be reflected as (i) an increase to the Base Purchase Price if the Net Plant is greater than the Net Plant Baseline Amount and (ii) a decrease to the Base Purchase Price if the Net Plant is less than the Net Plant Baseline Amount.
“Net Plant Baseline Amount” means $232,549,354.
“Net Working Capital” means, as at a specified date and without duplication, an amount (which may be positive or negative) equal to (a) the aggregate value of the current assets of the Business that are included in the Purchased Assets, minus (b) the aggregate value of the current liabilities of the Business that are included in the Assumed Liabilities, in each case, calculated as set forth in Section 3.1 and in accordance with the Accounting Principles and Policies; provided, that for the avoidance of doubt, Net Working Capital does not include any Cash and Cash Equivalents or any amounts included in the Gas Inventory Adjustment, the Inventory Adjustment, the Prepaid Items Adjustment, the Net Plant Adjustment, the Regulatory Asset

Adjustment, the Regulatory Liability Adjustment, the Prepaid Pension Asset Adjustment (in Seller Rate Base), the Prepaid Pension Asset Adjustment (not in Seller Rate Base), the Tax Adjustment, the accounts receivable addressed specifically in Section 7.19(a), the accounts payable and accrued expenses addressed specifically in Section 7.19(c) or allocable to the NNS Gas, or any de minimis accounts less than $10,000 individually (provided, that the aggregate amount of all such de minimis accounts excluded pursuant to the foregoing that are (i) assets shall not exceed $50,000 in the aggregate or (ii) liabilities shall not exceed $50,000 in aggregate).
“Net Working Capital Adjustment” means the difference between the (a) Net Working Capital and (b) the Target Net Working Capital. The Net Working Capital Adjustment shall be reflected as (i) an increase to the Base Purchase Price if the Net Working Capital is greater than the Target Net Working Capital and (ii) a decrease to the Base Purchase Price if the Net Working Capital is less than the Target Net Working Capital.
“NNS Gas” means that certain Purchased Gas Inventory that Seller holds title to in storage under the Gulf South FERC Gas Tariff No Notice Service Agreement No. 55356 but with respect to which payment is not yet due and payable pursuant to that certain Agreement by and between Seller and Gulf South Pipeline Company, LLC, dated as of June 3, 2022.
“NOCC” means the New Orleans City Council or any successor thereto.
“Non-AMI Meter Read Customers” means those customers served by the Business that do not have meters that are able to be read by Seller’s AMI data management system and whose meters are read by Seller on the Closing Date.
“Non-AMI Non-Meter Read Customers” means those customers served by the Business that do not have meters that are able to be read by Seller’s AMI data management system (including due to AMI malfunction, if any), and whose meters are not read by Seller on the Closing Date.
“Non-Cash Credit Support” means, collectively, all non-cash credit support provided by Seller or any Affiliate thereof in connection with the Business.
“Nonassignable Asset” has the meaning set forth in Section 7.18(a).
“NOPS Gas Service Agreement” means the Gas Service Agreement in substantially the form set forth on Exhibit C.
“Objection Notice” has the meaning set forth in Section 3.3(c).
“Open Restoration Costs” means the estimated costs, based on the actual Class 5 estimated value (and not its lower or upper ranges), relating to restoring any tangible Purchased Assets damaged or destroyed by a Casualty Loss or attributable to such Casualty Loss to a condition reasonably comparable to their condition immediately prior to the Casualty Loss have not been incurred by Seller, in each case as of the Initial Casualty Loss Decision Date, the Final Casualty Loss Decision Date, or the Closing, as applicable; provided, that the timing of any Class 5 estimated value of such Open Restoration Costs will be based on the Ordinary Course of Business and no such estimate will be revised other than in the Ordinary Course of Business.
“Open Source Software” means any Software that is licensed pursuant to (a) license that is at the Closing approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, or (b) license under which such Software or other materials are distributed or licensed as “free software,” “open source software” or under similar terms or models.

“Order” means any order, decision, injunction, judgment, directive, decree, determination, ruling, resolution, assessment, award, stipulation or writ of a Governmental Authority or decision of an authorized arbitrator with applicable jurisdiction over the subject matter.
“Ordinary Course of Business” means, with respect to the Combined Business, the ordinary course of business consistent with past practices in all material respects of the Combined Sellers and their Affiliates with respect to the Combined Business.
“Organizational Documents” means the articles of incorporation, certificate of incorporation, certificate of formation, bylaws, operating agreement, certificate of limited partnership, partnership agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments, supplements or modifications thereto.
“Other Parties” has the meaning set forth in Section 5.11(b).
“Owned Real Property” has the meaning set forth in Section 2.1(b).
“Party” and “Parties” have the meaning set forth in the preamble to this Agreement.
“Payment Information” has the meaning set forth in Section 3.3(a).
“Payment Spreadsheet” has the meaning set forth in Section 3.3(a).
“PBGC” has the meaning set forth in Section 5.20(e).
“Permits” means any permits, licenses, sublicenses, franchises, registrations, authorizations, variances, consents and approvals issued by or obtained from any Governmental Authority and any extension, renewal, modification, waiver or amendment thereof.
“Permitted Liens” means any (a) landlord’s, mechanic’s, materialmen’s, laborer’s, workmen’s, repairmen’s, carrier’s and similar Liens imposed by Law, including all statutory Liens, arising or incurred in the Ordinary Course of Business for amounts (i) not yet due or payable or resulting from breach or default or (ii) that are being contested in good faith, (b) Liens for Taxes, assessments and other governmental charges not yet due or payable or that are being contested in good faith by appropriate proceedings, (c) purchase money Liens and Liens securing rental payments under capital lease arrangements, (d) pledges or deposits under workers’ compensation legislation, unemployment insurance Laws or similar Laws, (e) pledges or deposits to secure public or statutory obligations or appeal bonds, (f) other Liens not incurred in connection with the borrowing of money which would not, individually in the aggregate, reasonably be expected to materially detract from the value of the affected property or the continued use and operation of the Purchased Assets as presently operated, (g) Liens on good faith deposits in connection with bids, tenders, leases, contracts or other agreements, including rent security deposits, (h) pledges or deposits to secure public or statutory obligations or appeal bonds, (i) zoning ordinances, building codes and other similar limitations and restrictions regulating the use or occupancy of real property which are of public record or that are or may be imposed or promulgated by Law or any Governmental Authority having jurisdiction over such real property, (j) all Easements, restrictions, covenants, defects or minor irregularities in title and other similar non-monetary matters that would not, individually or in the aggregate reasonably be expected to materially detract from the value of the affected property or the continued use, occupancy, access or operation of the Purchased Assets as presently operated, (k) non-exclusive licenses of, non-exclusive covenants not to sue under, and other non-exclusive grants of rights to use or obligations with respect to Intellectual Property Rights in the Ordinary Course of Business

consistent with past practice, (l) Liens created by or through Buyer as of the Closing, and (m) Liens which will be and are discharged or released either prior to, or simultaneously with, the Closing, including the matters described in Part I of Schedule 1.1(d) of the Seller Disclosure Schedule to the extent such Liens exist at the time of Closing and apply with respect to the Purchased Assets and (n) the matters described in Part II of Schedule 1.1(d) of the Seller Disclosure Schedule.
“Person” means an individual, partnership, corporation, limited liability company, association, joint stock company, trust, estate, joint venture, unincorporated organization, association or other entity.
“Personal Information” means any data or other information that identifies a particular individual and is protected by or subject to any applicable Law or defined as “personal information”, “personal data”, “personally identifiable information”, “protected health information” or similar term under applicable Law.
“Phase I” has the meaning set forth in Section 7.3(a).
“Pipeline System” means Seller’s gas pipelines and all facilities (a) currently or previously used (whether active, inactive, or otherwise considered abandoned by Seller for any purpose), or (b) construction work in progress, in each case, for storing, transmitting or distributing natural gas Primarily Related to the Business, including those described in Schedule 1.1(e) of the Seller Disclosure Schedule, but excluding any portions specifically excluded in Schedule 1.1(e) of the Seller Disclosure Schedule.
“Post-Closing Statement” has the meaning set forth in Section 3.3(b).
“Post-Closing Tax Period” means any taxable period beginning after the Closing Date.
“Pre-Closing Insurance” has the meaning set forth in Section 7.6(a).
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.
“Prepaid Items” means, without duplication, the Purchased Assets that constitute prepaid assets which were paid in the Ordinary Course of Business and not in violation of this Agreement prior to the Effective Time and relate to periods partially or wholly following the Effective Time, such items prorated and charged as of the Effective Time with Seller liable to the extent such items relate to any time periods ending on or prior to the Effective Time, and Buyer liable to the extent such items relate to periods after the Effective Time (measured in the same units used to compute the item in question and otherwise measured by calendar days), including payments for supplies delivered after the Effective Time whether or not ordered prior to the Effective Time, and as determined in accordance with the Accounting Principles and Policies.
“Prepaid Items Adjustment” means the difference between (a) the Target Prepaid Items and (b) the Prepaid Items. The Prepaid Items Adjustment shall be reflected as (i) an increase to the Base Purchase Price if the Prepaid Items are greater than the Target Prepaid Items and (ii) a decrease to the Base Purchase Price if the Prepaid Items are less than the Target Prepaid Items.
“Prepaid Pension Asset (in Seller Rate Base)” means, as applicable, the balances comprising the net pension funded status (account 253) and the balances comprising the Regulatory Assets/Regulatory Liabilities for unrecognized gains/losses with respect to the Transferred Employees and Former Business Employees (along with any applicable surviving spouses, joint annuitants, alternate payees, and beneficiaries) of Seller (accounts 182.3 and/or

254) and deferred settlement charges of Seller allocated to the Business (accounts 182.3), in each case, as authorized by an Order, as determined in accordance with the Accounting Principles and Policies.
“Prepaid Pension Asset (not in Seller Rate Base)” means, as applicable, the balances comprising the net pension funded status (account 253) and the balances comprising the Regulatory Assets/Regulatory Liabilities for unrecognized gains/losses with respect to the Transferred Employees and Former Business Employees (along with any applicable surviving spouses, joint annuitants, alternate payees, and beneficiaries) of Seller’s Affiliates (accounts 182.3 and/or 254) and deferred settlement charges of Seller’s Affiliates allocated to the Business (accounts 182.3), in each case, as authorized by an Order, as determined in accordance with the Accounting Principles and Policies.
“Prepaid Pension Asset Adjustment (in Seller Rate Base)” means the difference between (a) the Target Prepaid Pension Asset Amount (in Seller Rate Base) and (b) the Prepaid Pension Asset Amount (in Seller Rate Base) as of the Closing Date. The Prepaid Pension Asset Adjustment (in Seller Rate Base) shall be reflected as (i) an increase to the Base Purchase Price if the Prepaid Pension Asset Amount (in Seller Rate Base) as of the Closing Date is greater than the Target Prepaid Pension Asset Amount (in Seller Rate Base) and (ii) a decrease to the Base Purchase Price if the Prepaid Pension Asset Amount (in Seller Rate Base) as of the Closing Date is less than the Target Prepaid Pension Asset Amount (in Seller Rate Base).
“Prepaid Pension Asset Adjustment (not in Seller Rate Base)” means the difference between (a) the Target Prepaid Pension Asset Amount (not in Seller Rate Base) and (b) the Prepaid Pension Asset Amount (not in Seller Rate Base) as of the Closing Date. The Prepaid Pension Asset Adjustment (not in Seller Rate Base) shall be reflected as (i) an increase to the Base Purchase Price if the Prepaid Pension Asset Amount (not in Seller Rate Base) as of the Closing Date is greater than the Target Prepaid Pension Asset Amount (not in Seller Rate Base) and (ii) a decrease to the Base Purchase Price if the Prepaid Pension Asset Amount (not in Seller Rate Base) as of the Closing Date is less than the Target Prepaid Pension Asset Amount (note in Seller Rate Base).
“Primarily Related to the Business” means primarily related to, primarily arising from, primarily used in, primarily developed for or primarily held for use in the Business or the Purchased Assets.
“Proposed Post-Closing Adjustment” has the meaning set forth in Section 3.3(b).
“Purchase Price” has the meaning set forth in Section 3.1.
“Purchased Assets” has the meaning set forth in Section 2.1.
“Purchased Books and Records” has the meaning set forth in Section 2.1(j).
“Purchased Contracts” has the meaning set forth in Section 2.1(i).
“Purchased Easements” has the meaning set forth in Section 2.1(d).
“Purchased Gas Inventory” has the meaning set forth in Section 2.1(h).
“Purchased Inventory” has the meaning set forth in Section 2.1(g).
“Purchased Permits” has the meaning set forth in Section 2.1(a).

“Purchased Software Licenses” means the licenses to Licensed Business Software that are assignable to Buyer at Closing (a) without breach or default under such license or contract, or violation any applicable Law, or (b) pursuant to a written consent obtained from the applicable licensor such that the assignment of such license to Buyer at Closing would not constitute a breach or default under the license or contract, or violation of applicable Law.
“Purchased Tangible Personal Property” has the meaning set forth in Section 2.1(f).
“Real Property Information Deadline” has the meaning set forth in Section 4.1.
“Real Property Leases” has the meaning set forth in Section 2.1(c).
“Regulatory Asset Adjustment” means the difference between (a) the Target Regulatory Asset Amount and (b) the Regulatory Assets included in Purchased Assets under Section 2.1(r). The Regulatory Asset Adjustment shall be reflected as (i) an increase to the Base Purchase Price if the Regulatory Assets are greater than the Target Regulatory Asset Amount and (ii) a decrease to the Base Purchase Price if the Regulatory Assets are less than the Target Regulatory Asset Amount.
“Regulatory Assets” or “Regulatory Liabilities” means, as applicable and without duplication, those regulatory Assets and Liabilities of the Business authorized by an Order or other applicable basis as set forth in Schedule 1.1(f) of the Seller Disclosure Schedule.
“Regulatory Liability Adjustment” means the difference between (a) the Target Regulatory Liability Amount and (b) the Regulatory Liabilities. The Regulatory Liability Adjustment shall be reflected as (i) an increase to the Base Purchase Price if the Target Regulatory Liability Amount is greater than the Regulatory Liability and (ii) a decrease to the Base Purchase Price if the Regulatory Liabilities are greater than the Target Regulatory Liability Amount.
“Related Party” has the meaning set forth in Section 12.3(d).
“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing on, into or through the environment (including into ambient air, indoor air, surface water, groundwater, wetlands, land, soil, sediment or subsurface strata).
“Remediate” or “Remediation” means any remedial, removal, response, investigation, monitoring, cure, construction, closure, disposal, testing, integrity testing, or other corrective actions required or allowed under applicable Environmental Laws to fully cure or remove a Release or noncompliance with or Liability under Environmental Law in the lowest cost manner reasonably available, in each case, taking into account permanent or non-permanent remedies or actions, including mechanisms to contain or stabilize Hazardous Materials, including monitoring site conditions, natural attenuation, risk based corrective action, institutional controls, or other appropriate restrictions on the Purchased Assets to the extent permitted by Environmental Laws.
“Remedies Exception” means (a) applicable bankruptcy, insolvency, reorganization, moratorium, and other similar Laws of general application, heretofore or hereafter enacted or in effect, affecting the rights and remedies of creditors generally and (b) the exercise of judicial or administrative discretion in accordance with general equitable principles.
“Representatives” means, with respect to any Person, any and all of its directors, managers, officers, employees, consultants, advisors, counsel, accountants and other agents and representatives of such Person.

“Required Buyer Consents” means the Consents set forth in Schedule 1.1(g) of the Buyer Disclosure Schedule.
“Required Buyer Regulatory Approvals” means the notices to, applications or other filings with or Consents of or from any Governmental Authority that are necessary to be made or obtained by or on behalf of Buyer or any Affiliate thereof in connection with the Transactions prior to the Closing, including those matters described in Schedule 1.1(h) of the Buyer Disclosure Schedule.
“Required Information” means (a)(i) on or prior to the date hereof, audited financial statements of Entergy Corporation as at December 31, 2022 and December 31, 2021 (each including comparative figures for the previous year), and (ii) the Latest Carve-out Financial Statements; (b) each unaudited quarterly pro forma balance sheet and statement of income with respect to the Business for each calendar quarter ending from and after June 30, 2023 and prior to the Closing Date, in each case, within ninety (90) days after the end of each such quarter, and in each case generally consistent with the assumptions and limitations set forth with respect to the Latest Carve-out Financial Statements in Schedule 5.5(b) of the Seller Disclosure Schedule; (c) to the extent the Closing Date has not occurred on or prior to April 30, 2024, audited financial statements of Entergy Corporation or any successor as of December 31, 2023 (including comparative figures for the previous year) within one hundred and twenty (120) days after the end of such fiscal year; and (d) to the extent the Closing Date has not occurred on or prior to April 30, 2025, audited financial statements of Entergy Corporation or any successor as of December 31, 2024 (including comparative figures for the previous year), in each case, within one hundred and twenty (120) days after the end of such fiscal year.
“Required Seller Consents” means the Consents set forth in Schedule 1.1(i) of the Seller Disclosure Schedule.
“Required Seller Regulatory Approvals” means the notices to, applications or other filings with or Consents of or from any Governmental Authority that are necessary to be made or obtained by or on behalf of Seller or any Affiliate thereof in connection with the Transactions prior to the Closing, including those matters described in Schedule 1.1(j) of the Seller Disclosure Schedule.
“Restoration Costs” means the cost of restoring any tangible Purchased Assets damaged or destroyed by a Casualty Loss or attributable to such Casualty Loss to a condition reasonably comparable to their condition immediately prior to the Casualty Loss.
“Retained Liabilities” has the meaning set forth in Section 2.4.
“Retained Software” means all Licensed Business Software that is not subject to a Purchased Software License and all other Software of Seller or its Affiliates, whether owned or licensed.
“Reverse Termination Fee” has the meaning set forth in Section 12.3(a).
“Reverse Termination Matters” has the meaning set forth in Section 12.3(d).
“RWI Policy” means a representation and warranty insurance policy obtained by Buyer in connection with this Agreement.
“Sanctioned Person” means at any time any Person who is the target of Sanctions, including by virtue of being (a) listed on any Sanctions-related list of designated or blocked persons, (b) a Governmental Authority of, resident in, or organized under the laws of a country or territory that is the subject of comprehensive restrictive Sanctions (currently, Cuba, Iran, North Korea, Syria, and the Crimea region and so-called “Donetsk People’s Republic” and “Luhansk People’s Republic” regions in Ukraine), or (c) 50% or more owned (in the aggregate) or controlled by any of the foregoing.
“Sanctions” means economic or financial sanctions Laws or trade embargoes imposed, administered or enforced from time to time by (a) the United States, (b) the United Nations Security Council, (c) the European Union and (d) the United Kingdom.
“Second Phase” has the meaning set forth in Section 3.5.
“Second Phase Expiration Date” has the meaning set forth in Section 12.1(c).
“Second Phase Financing and RWI Costs” means an amount equal to $7,676.50 multiplied by the number of days from (and inclusive of) the Second Phase Start Date through (and inclusive of) the Closing Date, which the Parties agree is intended to approximate the documented out-of-pocket fees, costs and expenses actually incurred or paid, directly or indirectly, by or on behalf of Buyer in connection with (a) the Debt Commitment Letters and Alternative Debt Financing Letters, as applicable (including, for avoidance of doubt, any extension fees, the net present value of any incremental interest charges), and (b) the RWI Policy (including, for avoidance of doubt, any incremental premium), in each case, in respect of the Second Phase; provided, that the Second Phase Financing and RWI Costs shall not exceed $1,417,200.
“Second Phase Start Date” means the date the Second Phase commences pursuant to Section 3.5.
“Second Phase Termination Fee” means an amount equal to (a) the Initial Phase Termination Fee calculated as if the date of valid termination of this Agreement was the day immediately prior to the Second Phase Start Date plus (b) the lesser of (i) the sum of (A) 25% of the aggregate Second Phase Transition Costs as of the date of valid termination of this Agreement, multiplied by the Combined Transaction Pro Rata Amount, plus (B) the Debt Commitment Termination Fee, and (ii) $5 million multiplied by the Combined Transaction Pro Rata Amount.
“Second Phase Transition Costs” means the Transition Costs incurred, paid or irrevocably committed to on or after the Second Phase Start Date.
“Seller” has the meaning set forth in the preamble to this Agreement.
“Seller Burdensome Condition” means any term, condition, requirement, sanction or similar measures, directed, required, mandated, Ordered or otherwise imposed by a Governmental Authority in connection with a Combined Required Buyer Regulatory Approval, a Combined Required Seller Regulatory Approval, the Combined Transactions or the Combined Initial Prayer Matters that, individually or in the aggregate with any other terms, conditions, requirements, sanctions or similar measures directed, required, mandated, Ordered or otherwise imposed by a Governmental Authority in connection with a Combined Required Buyer Regulatory Approval or a Combined Required Seller Regulatory Approval or the Combined Transactions, would, or would be reasonably expected to, have a material adverse effect on the business, assets, Liabilities, properties, results of operations, or condition (financial or otherwise) of the Combined Sellers, taken as a whole, as contemplated to exist immediately after giving effect to the Combined Transactions and Combined Closings; provided, that, the Combined Sellers, taken as a whole, shall be deemed to be a consolidated group of entities of the size and scale of a hypothetical company that is equal to 50% of the size of the Combined Business as of the Effective Date.
“Seller Closing Failure Notice” has the meaning set forth in Section 12.1(i).
“Seller Confidential Information” has the meaning set forth in Section 7.3(c).
“Seller Consents” has the meaning set forth in Section 5.3.
“Seller Disclosure Schedule” means the Disclosure Schedules delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.
“Seller Fundamental Representations” means Section 5.1 (Organization of Seller), Section 5.2 (Authorization and Validity), the first sentence of Section 5.3 (No Conflict or Violation), and Section 5.23 (Brokers’ Fees).
“Seller Indemnified Parties” has the meaning set forth in Section 11.2(b).
“Seller Licensed IP” has the meaning set forth in Section 7.14.
“Seller Marks” has the meaning set forth in Section 7.13.
“Seller Permit” has the meaning set forth in Section 5.19.
“Servitude Assignment” means the Servitude Assignment and Pipeline Quitclaim in substantially the form set forth on Exhibit D.
“Shared Contract” has the meaning set forth in Section 2.2(c).
“Software” means computer programs, operating systems, applications, firmware and other code, including all source code, object code, application programming interfaces, protocols, and specifications.
“Straddle Period” means any Tax period beginning on or before the Closing Date and ending after the Closing Date.
“Tangible Personal Property” has the meaning set forth in Section 2.1(f).
“Target Gas Inventory Value” means $5,281,096.
“Target Inventory Value” means $4,785,977.
“Target Net Working Capital” means zero dollars.
“Target Prepaid Items” means $315,166.
“Target Prepaid Pension Asset Amount (in Seller Rate Base)” means $10,154,291.
“Target Prepaid Pension Asset Amount (not in Seller Rate Base)” means $2,267,169.
“Target Regulatory Asset Amount” means $24,582,072.
“Target Regulatory Liability Amount” means $34,650,726.

“Tax” means (a) any federal, state, local, or foreign tax, charge, duty, fee, levy, unclaimed property or escheat obligation, or other assessment, including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, imposed by any Governmental Authority, and including any interest, penalty, or addition thereto, whether disputed or not and (b) any successor or transferee liability or any liability that arises by contract, by operation of Law, by reason of being a member of a consolidated, combined, unitary or similar group or otherwise, in each case, in respect of any items described in clause (a) above.
“Tax Adjustment” means (a) the amount of Taxes allocated to Buyer pursuant to Section 8.2 but paid or economically borne by Seller minus (b) the amount of Taxes allocated to Seller pursuant to Section 8.2 but paid or economically borne by Buyer. The Tax Adjustment shall be reflected as (i) an increase to the Base Purchase Price if the Tax Adjustment is positive and (ii) a decrease to the Base Purchase Price if the Tax Adjustment is negative.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with any Governmental Authority.
“Termination Matters” has the meaning set forth in Section 12.3(e).
“Title IV Plan” has the meaning set forth in Section 5.20(e).
“Title Objection” has the meaning set forth in Section 4.2(b).
“Title Objection Notice” has the meaning set forth in Section 4.2(a).
“Transaction Taxes” has the meaning set forth in Section 8.1.
“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.
“Transferred Employees” has the meaning set forth in the Employee Matters Agreement.
“Transferred Real Property” means the Owned Real Property (including those portions of the Pipeline System that are Owned Real Property), Leased Real Property and Purchased Easements.
“Transition” has the meaning set forth in the Cooperation Agreement.
“Transition Costs” means all documented out-of-pocket fees, costs and expenses actually incurred, paid or irrevocably committed to, directly or indirectly, by or on behalf of Buyer Group or any of their Affiliates in connection with the Transition.
“Transition Services Agreement” means the Transition Services Agreement in substantially the form set forth on Exhibit E.
“Unaudited Carve-out Financial Statements” has the meaning set forth in Section 5.5(b).
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988.
“Warranties” has the meaning set forth in Section 2.1(n).

“Willful Breach” means a willful, intentional or grossly negligent breach of this Agreement by Seller with respect to which Buyer validly terminates this Agreement pursuant to Section 12.1(i); provided that if any Party validly terminates this Agreement pursuant to Section 12.1(g) and such termination of the ELL PSA is pursuant to any of the circumstances set forth in the ELL PSA corresponding to the circumstances contemplated by the foregoing, then the applicable Combined Seller’s failure to consummate the Closing or the Closing (as defined in the ELL PSA) shall constitute a Willful Breach of this Agreement.
Section 1.2    Certain Interpretive Matters. In this Agreement, unless the context otherwise requires or this Agreement otherwise specifies:
(a)    the singular includes the plural and vice versa;
(b)    reference to any Person includes such Person’s successors and assigns (but only to the extent permitted by this Agreement), and reference to a Person in a particular capacity excludes such Person in any other capacity;
(c)    reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof;
(d)    reference to any Article, Section, Schedule or Exhibit means such Article, Section, Schedule or Exhibit of or to this Agreement;
(e)    any accounting term used and not otherwise defined in this Agreement or any Ancillary Agreement has the meaning assigned to such term in accordance with GAAP;
(f)    “hereunder,” “hereof,” “hereto,” “hereby,” “herein” and words of similar import are references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;
(g)    “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;
(h)    relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including”;
(i)    reference to any Law (including statutes and ordinances) means such Law as amended, modified codified or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder;
(j)    all calculations and computations pursuant to this Agreement shall be carried and rounded to the nearest two (2) decimal places;
(k)    reference to any “day,” “month” or “year” shall be to a calendar day, month or year;
(l)    the captions of the various Articles, Sections, Exhibits and Schedules of this Agreement have been inserted only for convenience of reference and do not modify, explain, enlarge or restrict any of the provisions of this Agreement;
(m)    the term “real property” shall be deemed to include immovable property; the term “personal property” shall be deemed to include movable property; the term “tangible property” shall be deemed to include corporeal property; and the term “buildings” shall be deemed to include other constructions; the term “condemnation” shall be deemed to include an “expropriation”;
(n)    “shall,” “will,” or “agrees” are mandatory, and “may” is permissive;
(o)    “or” is not exclusive;
(p)    references to documents or other materials “made available” to Buyer in this Agreement shall mean that such documents or other materials were present at least two days prior to the Effective Date in the online data room titled “Delta” maintained on Datasite for purposes of the Transactions and accessible to Buyer and its Representatives;
(q)    references to “$” or current herein shall be to, and all payments required hereunder shall be paid in, United States Dollars;
(r)    the term “statute of limitations” shall be deemed to include prescriptive periods or preemptive periods;
(s)    except as otherwise provided in this Agreement, each representation and warranty is given independent effect so that if a particular representation and warranty proves to be incorrect or is breached, the fact that another representation and warranty concerning the same or similar subject matter is correct or is not breached, whether such other representation and warranty is more general or more specific, narrower or broader or otherwise, will not affect the incorrectness or breach of such particular representation and warranty; and
(t)    in the event of any conflict that cannot be reasonably reconciled between the provisions of this Agreement and those of any Exhibit or Schedule, the provisions of this Agreement shall control and prevail.
ARTICLE II
PURCHASE AND SALE OF THE PURCHASED ASSETS
Section 2.1    Purchased Assets. Upon the terms and subject to the conditions set forth herein, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and receive from Seller, free and clear of all Liens (other than Permitted Liens), all of Seller’s right, title and interest in, to and under all of the Assets, interests, properties, rights, licenses and contracts, of every kind, nature, character and description, whether real, personal, or mixed, whether accrued, contingent or otherwise, whether arising prior to or on the Closing Date and whether resulting from past or present operation or conduct of the Business, that are Primarily Related to the Business, including the following (but, in each case, excluding the Excluded Assets) (collectively, the “Purchased Assets”):
(a)    the Franchise and, to the extent legally transferrable, re-issuable or assignable (including upon request or application to, or with the consent or approval of, a Governmental Authority), all other Permits (including Environmental Permits) issued to Seller Primarily Related to the Business, including the Permits listed and described in Schedule 2.1(a) to the extent effective as of the Closing (collectively, the “Purchased Permits”);
(b)    the parcels of immovable property owned by Seller Exclusively Related to the Business and all appurtenances thereto, together with all buildings, fixtures, component parts, other constructions and other improvements thereon and thereto, including the real property listed and described on Schedule 2.1(b) (collectively, the “Owned Real Property”);

(c)    Seller’s right, title and interest as lessee or sublessee in written lease or sublease, license, concession or other agreements (written or oral) of real or immovable property which agreements are Exclusively Related to the Business (collectively, the “Real Property Leases”), including all appurtenances thereto, pursuant to which Seller holds a leasehold or subleasehold estate or interest pursuant to which Seller has the right to use or occupy, any such land, buildings, structures, fixtures, component parts, other construction and other improvements thereon and thereto (collectively, the “Leased Real Property”), including the lease and sublease agreements listed and described on Schedule 2.1(c), but excluding the Pipeline System;
(d)    all Easements owned or held by Seller Exclusively Related to the Business (collectively, the “Purchased Easements”), and specifically excluding the Joint Use Servitudes;
(e)    those portions of the Pipeline System that are Owned Real Property;
(f)    all machinery, equipment, tools, supplies, materials, spare parts, automobiles, vehicles, leased personal property, fixtures and other tangible movable property Primarily Related to the Business (“Tangible Personal Property”) that is not Inventory or Purchased Gas Inventory, including those portions of the Pipeline System that are not Owned Real Property, and the other property listed or described in Schedule 2.1(f) (collectively, the “Purchased Tangible Personal Property”);
(g)    all Inventory dedicated for use or consumption Primarily Related to the Business (“Purchased Inventory”);
(h)    all inventory of natural gas owned by Seller and Primarily Related to the Business, including natural gas located within the Pipeline System as of the Closing and natural gas that has been purchased Primarily Related to the Business but not yet delivered to the Pipeline System as of the Closing or that is otherwise held in storage for the Business and titled to Seller, including the NNS Gas (collectively, the “Purchased Gas Inventory”);
(i)    subject to Section 7.18, all Contracts Primarily Related to the Business, including the Contracts listed and described in Schedule 2.1(i) of the Seller Disclosure Schedule to the extent in effect as of the Closing but excluding Excluded Contracts (collectively, the “Purchased Contracts”);
(j)    (i) the Seller’s information with respect to the customers of the Business, and (ii) the books and records Exclusively Related to the Business, in each case of clause (i) and (ii), as described in Schedule 2.1(j) of the Seller Disclosure Schedule, subject to the retention periods for such books and records in the Ordinary Course of Business in accordance with Seller’s existing bona fide records management and retention policy (the “Purchased Books and Records”); provided, for the avoidance of doubt, that the Purchased Books and Records will only include those personnel records being transferred pursuant to Section 2.4 of the Employee Matters Agreement to the extent such transfer is not prohibited by applicable Law;
(k)    all Prepaid Items applicable to periods on or after the Closing Date;
(l)    subject to Section 7.18, the Business Intellectual Property Rights, together with rights to sue for all past, present, and future infringement, misappropriation, or violation thereof, all royalties, proceeds and other amounts payable, and corresponding obligations with respect to the foregoing;
(m)    the Business Systems identified on Schedule 2.1(m) and licenses for Licensed Business Software identified on Schedule 2.1(m) that will, subject to Section 7.18(d) become Purchased Software Licenses;

(n)    subject to Section 7.18, all unexpired warranties, indemnitees and guarantees made or given by manufacturers, service providers or other third parties on or relating to any of the Purchased Assets (“Warranties”);
(o)    subject to Section 7.19(a), all other third-party accounts receivable and other third-party receivables of the Business, and the right to the payment allocated to Buyer pursuant to Section 7.19(c);
(p)    all Cash and Cash Equivalents from (i) insurance proceeds in the event of a casualty, loss or damage to any Assets that would have been Purchased Assets if Closing had occurred on the day such casualty event occurred and (ii) proceeds from sales or dispositions of any Assets that would have been Purchased Assets, in each case of clause (i) and (ii), to the extent arising or received by Seller during the period from the Effective Date and Closing, and except in each of the case of clause (i) or (ii) if the underlying casualty, loss, damage, sale, or disposition results in an adjustment to the Base Purchase Price under Section 3.2 or to the extent such proceeds may replace, offset, or reimburse previous outlays made by Seller with respect to such event;
(q)    all causes of action, claims, credits, indemnities, guarantees, refunds, rights of recovery, rights of compensation or rights of set-off of Seller or its Affiliates, known or unknown, Primarily Related to the Business and to the extent arising or received by Seller during the period from the Effective Date and Closing;
(r)    the Regulatory Assets, to the extent legally transferrable or assignable (including upon request or application to a Governmental Authority);
(s)    those assets described in the Employee Matters Agreement as transferring to Buyer;
(t)    all goodwill associated with any of the assets described in this Section 2.1; and
(u)    all other Assets, properties, rights or interests, owned, used, occupied or held by or for the benefit of Seller or any of its Affiliates that are Primarily Related to the Business.
Section 2.2    Excluded Assets. Nothing in this Agreement shall constitute or be construed as conferring on Buyer, and Seller shall not assign or transfer to Buyer, and Buyer shall not acquire or assume, directly or indirectly, any right, title or interest in, to or under the following assets, interests, properties, rights, licenses or contracts (collectively, the “Excluded Assets”):
(a)    any Tangible Personal Property, Purchased Inventory or other Asset to the extent consumed or disposed of prior to the Closing in the Ordinary Course of Business;
(b)    any of the assets, properties, rights or interests, owned, used, occupied or held by or for the benefit of Seller or any Affiliate not Primarily Related to the Business, including such assets, properties, rights or interests relating to, used by or held, in part or in whole, for Seller’s or its Affiliate’s electric business, and including, without limitation, the properties to be subject to the Magnolia Lease (if applicable in accordance with Section 7.24(a));
(c)    any of the rights or interests of Seller or any Affiliate thereof in, to, under or pursuant to any Contract other than a Purchased Contract or any Contract otherwise transferred to Buyer pursuant to Sections 7.10 or 7.11, including (i) any Contract relating to the

Business that is not a Purchased Contract (a “Shared Contract”), (ii) any Contract listed or described in Part I of Schedule 2.2 and (iii) any Contracts Primarily Related to the Business for Intellectual Property Rights, Software or information technology (collectively, the “Excluded Contracts”);
(d)    all accounts receivable of Seller allocable to Seller pursuant to Section 7.19(a);
(e)    any certificate of deposit, share of stock, security, bond, debenture, evidence of indebtedness, and interest in joint ventures, partnerships, limited liability companies and other entities;
(f)    except for any Cash and Cash Equivalents described in Section 2.1(p) and any Prepaid Items applicable to periods on or after the Closing Date, Cash and Cash Equivalents;
(g)    all claims or causes of action, known or unknown, relating to the ownership or operation of the Excluded Assets or the Retained Liabilities;
(h)    any assets that are allocated to Seller or any Affiliate thereof pursuant to the Employee Matters Agreement;
(i)    intercompany accounts between Seller and any of its Affiliates;
(j)    the rights of Seller or any Affiliate thereof under, and any funds and property held in trust or any other funding vehicle pursuant to any Benefit Plan, except as specifically provided in the Employee Matters Agreement;
(k)    any Contract in respect of any intercompany transaction between Seller, on the one hand, and any Affiliate of Seller, on the other hand, whether or not such transaction relates to any contribution to capital, loan, the provision of goods or services, tax sharing arrangements, money pool arrangements, payment arrangements, intercompany advances, charges or balances, or the like;
(l)    any insurance policy (including any Business Insurance Policy), bond, letter of credit or other similar item, any cash surrender value in regard thereto, and all rights to insurance or condemnation proceeds, subject to Section 7.6 and without limiting Section 2.1(p);
(m)    all Intellectual Property Rights of Seller or any Affiliate that are not Business Intellectual Property Rights;
(n)    all Retained Software and all licenses associated with the Retained Software, including those set forth on Schedule 2.2(n);
(o)    Seller Marks;
(p)    any Non-Cash Credit Support;
(q)    any of the rights of Seller or any Affiliate thereof arising under this Agreement, the Ancillary Agreements or any other instrument or document executed and delivered pursuant to the terms hereof or thereof;
(r)    all right, title and interest in and to any properties or assets privileged under the attorney-client privilege, attorney work-product privilege, or any other self-auditing privilege or policy from a Governmental Authority;

(s)    any refund or credit of Taxes to which Seller is entitled pursuant to Section 8.4;
(t)    except to the extent they constitute Purchased Assets under Section 2.1(j), all books and records of Seller and its Affiliates, including books and records related to the Business which form part of the general ledger of Seller or its Affiliates, including any such Person’s corporate or organizational books and records (including minute books), financial and other accounting records, including workpapers and memoranda necessary for the preparation of financial statements, income Tax Returns or government-required filings, and all personnel records that are not Purchased Books and Records;
(u)    any leased Tangible Personal Property (including leased vehicles), except to the extent the lease associated therewith is a Purchased Contract;
(v)    any employee email, instant messages, text messages, recorded voicemails and other electronic employee communications whether on employee-owned devices or devices owned by Seller or its Affiliates;
(w)    the Regulatory Assets, to the extent not legally transferrable or assignable (including upon request or application to a Governmental Authority);
(x)    a portion of all customer deposits held as of the Closing that are not Business Customer Deposits;
(y)    the assets, interest, properties, rights and claims described in Part II of Schedule 2.2;
(z)    the parcels of immovable property owned by Seller not Exclusively Related to the Business and all appurtenances thereto, together with all buildings, fixtures, component parts, other constructions and other improvements thereon and thereto;
(aa)    Seller’s interest as lessee or sublessee in lease, sublease, license, concession or other agreements (written or oral) of real or immovable property which agreements are not Exclusively Related to the Business, including all appurtenances thereto, together with Seller’s leasehold or subleasehold estate or interest therein, pursuant to which Seller has the right to use or occupy and such land, buildings, structures, fixtures, component parts, other construction and other improvements thereon and thereto;
(bb)    any and all Easements owned or held by Seller that are not Exclusively Related to the Business, including Easements that have been used jointly for the Business and Seller’s other businesses and activities (the “Joint Use Servitudes”), which Joint Use Servitudes include those Easements to be described in Exhibit A to the Joint Use License Agreement at Closing; and
(cc)    any Assets that are Purchased Assets (as defined in the ELL PSA).
Section 2.3    Assumed Liabilities. Upon the Closing, Buyer shall assume, and shall thereafter pay, perform and discharge as and when due, without recourse to Seller or any of its Affiliates, the following Liabilities: (a) all Liabilities of Seller under the Purchased Contracts, Purchased Software Licenses, and Purchased Permits, including the obligation to return or refund deposits posted by or advances by any counterparty to any Purchased Contract and including any amounts payable for the NNS Gas becoming payable upon redelivery on or after the Effective Time in the Ordinary Course of Business, (b) the Regulatory Liabilities to the extent legally transferrable or assignable (including upon request or application to a Governmental Authority),

(c) all Liabilities allocated to Buyer under Section 8.2 or assumed by Buyer pursuant to the Employee Matters Agreement, (d) any Liability arising from the Business Customer Deposits (including any Liability under La. R.S. §45:848 and §45:851 and any Liability arising from the treatment of the Business Customer Deposits as contemplated by this Agreement), and (e) all other Liabilities (whether direct or indirect, known or unknown, due or to become due, at law, in equity, in tort, accrued, absolute, contingent or otherwise) of or relating to the ownership, possession or operation of the Purchased Assets or otherwise Primarily Related to the Business, including compliance with applicable Laws, whether arising, accruing or allocable to the period prior to, on or after the Closing Date and whether resulting from any past, present or future operation or conduct (collectively, the “Assumed Liabilities”). Notwithstanding anything to the contrary in this Section 2.3, the Assumed Liabilities shall not include any (i) Liabilities attributable to Taxes described in Section 8.5(a) or (ii) Retained Liabilities.
Section 2.4    Retained Liabilities. Notwithstanding any provision to the contrary in Section 2.3, Seller shall retain, and neither Buyer nor its Affiliates shall assume or be obligated to pay, perform or otherwise discharge or be responsible for or liable with respect to, the following Liabilities (whether direct or indirect, known or unknown, due or to become due, at law, in equity, in tort, accrued, absolute, contingent or otherwise), whether arising, accruing or allocable to the period prior to, on or after the Closing Date and whether resulting from any past, present or future operation or conduct (collectively, the “Retained Liabilities”):
(a)    any Liability of Seller or any Affiliate thereof relating to or arising out of the Purchased Assets as a result of any Lien in existence prior to the Closing (other than Permitted Liens);
(b)    any Liability of Seller or any Affiliate thereof relating to or arising out of the Excluded Assets;
(c)    any Liability of Seller or any Affiliate thereof relating to or arising out of the negotiation, preparation, investigation and performance of this Agreement, any Ancillary Agreement or any other document or instrument executed and delivered pursuant to the terms hereof or thereof, including fees and expenses of counsel, accountants, consultants and other advisors to Seller or any Affiliate thereof;
(d)    any Liability or obligation of Seller or any Affiliate thereof representing Indebtedness for money borrowed (and any refinancing thereof) in connection with the Business;
(e)    accounts payable and accrued expenses relating to the Business allocable to Seller pursuant to Section 7.19(c) or otherwise not included in the Net Working Capital Adjustment;
(f)    all Liabilities that are retained or assumed by or allocated to Seller or any Affiliate thereof pursuant to the Employee Matters Agreement;
(g)    any Tax for which Seller or any Affiliate thereof is liable under Section 8.2;
(h)    any Liability of Seller or any Affiliate thereof relating to the matters described in Schedule 2.4(h); and
(i)    any other Liability of Seller or any Affiliate thereof that is not an Assumed Liability.

ARTICLE III
PURCHASE PRICE; CLOSING; SECOND PHASE
Section 3.1    Purchase Price. The base purchase price for the Purchased Assets being sold and purchased shall be (a) Two Hundred Eighty-Five Million Five Hundred Thousand Dollars ($285,500,000) (the “Base Purchase Price”), as adjusted pursuant to Section 3.2 (the Base Purchase Price as so adjusted is herein referred to as the “Purchase Price”) and (b) Buyer’s assumption of the Assumed Liabilities in accordance with this Agreement. At the Closing, Buyer shall pay to Seller the Estimated Purchase Price by wire transfer in immediately available funds in U.S. dollars to an account designated by Seller in the Payment Spreadsheet.
Section 3.2    Adjustments to Base Purchase Price. The Base Purchase Price shall be increased or decreased, as applicable, by (a) the Net Working Capital Adjustment, (b) the aggregate amount of Indebtedness as of the Effective Time included as Assumed Liabilities, (c) the Gas Inventory Adjustment, (d) the Inventory Adjustment, (e) the Prepaid Items Adjustment, (f) the Net Plant Adjustment, (g) the Regulatory Asset Adjustment, (h) the Regulatory Liability Adjustment, (i) the Prepaid Pension Asset Adjustment (in Seller Rate Base), (j) the Prepaid Pension Asset Adjustment (not in Seller Rate Base), (k) the Tax Adjustment, (l) the aggregate Second Phase Financing and RWI Costs (which shall decrease the Base Purchase Price), (m) the total amount of the Business Customer Deposits (which shall decrease the Base Purchase Price) and (n) if applicable, any adjustment in accordance with Section 7.12; provided that the foregoing adjustments shall disregard, and shall be interpreted so as to avoid, (i) any double counting (whether positive or negative) of any item to be included in such adjustments and (ii) any assets or liabilities associated with any obligation, establishment or transfer with respect to OPEB Plans (as defined in the EMA) or VEBAs (as defined in the EMA) pursuant to the EMA.
Section 3.3    Procedures for Closing and Post-Closing Adjustments.
(a)    Seller shall prepare and deliver to Buyer (i) at least ten (10) Business Days prior to the anticipated Closing Date, a written statement (the “Estimated Closing Statement”) setting forth Seller’s good faith, reasonable estimate of all adjustments to the Base Purchase Price required pursuant to Section 3.2 (without giving effect to the Transactions) (the “Estimated Closing Adjustment”) and, on the basis of the foregoing, a calculation of the Estimated Purchase Price, in each case, calculated as of the Effective Time and in accordance with the Accounting Principles and Policies, together with Seller’s supporting calculations and reasonable supporting documentation and (ii) at least three (3) Business Days prior to the anticipated Closing Date, a spreadsheet setting forth the names, contact information, dollar amounts and wire transfer instructions for the payees of all amounts payable by Buyer pursuant to this Agreement (such spreadsheet, the “Payment Spreadsheet,” and such information, collectively, the “Payment Information”). Within five (5) Business Days after the delivery of the Estimated Closing Statement by Seller to Buyer, Buyer may object in good faith to the Estimated Closing Adjustment and Estimated Purchase Price in writing. If Buyer objects in good faith to the Estimated Closing Statement within such five (5) Business Day period, the Parties shall attempt in good faith to resolve their differences by negotiation. If the Parties are unable to reach resolution prior to the anticipated Closing Date (or if Buyer does not timely object to the Estimated Closing Statement as provided above), the Base Purchase Price shall be adjusted at the Closing by the amount set forth, in good faith, in the Estimated Closing Statement and such amount will be paid pursuant to Section 3.1. The Base Purchase Price adjusted by the Estimated Closing Adjustment or such other amount agreed to by the Parties shall be the “Estimated Purchase Price”. Notwithstanding anything in this Agreement to the contrary, in no event will the Estimated Closing Statement for the purposes of the Closing be deemed to constitute the agreement of Buyer to any of the estimates or amounts set forth therein, and in no way will the Estimated Closing Statement or the consummation of the Closing be construed as a waiver by

Buyer of its rights under this Section 3.3. Buyer, its Affiliates and its and their Representatives shall be entitled to rely, without any independent investigation or inquiry, on the Payment Information included in the Payment Spreadsheet. None of Buyer, its Affiliates or any other Related Party of Buyer shall have liability to Seller, its Affiliates or any payee set forth in the Payment Spreadsheet or any other Person for relying on the Payment Information, including the payments payable by Buyer pursuant to Section 3.1, in each case, in accordance with the Payment Information. The Payment Information may not be modified after delivery of the Payment Spreadsheet to Buyer except pursuant to a written instruction from Seller with certification from an authorized representative of Seller that such modification is true and correct. Buyer, its Affiliates and Representatives shall be entitled to rely, without any independent investigation or inquiry, on such modified Payment Information. For the avoidance of doubt, Seller shall be solely responsible for ensuring that the applicable Payment Information is true and correct and shall indemnify, defend and hold harmless Buyer for any Damage suffered by Buyer or any other Person resulting from the applicable Payment Information not being true and correct.
(b)    Within one hundred twenty (120) days after the Closing Date, Buyer shall prepare and deliver, or cause to be prepared and delivered, to Seller a written statement (the “Post-Closing Statement”) setting forth Buyer’s good faith revised calculation of the Estimated Purchase Price, including determination of all adjustments to the Base Purchase Price required pursuant to Section 3.2 to be made as of the Effective Time (the “Proposed Post-Closing Adjustment”) and, on the basis of the foregoing, a calculation of the Estimated Purchase Price, in each case, together with Buyer’s supporting calculations and reasonable supporting documentation. Seller and Buyer agree to cooperate, and will cause their Affiliates’ Representatives to cooperate, to exchange information and material used to prepare, or necessary for Buyer to prepare, the Post-Closing Statement and information relating thereto. If Buyer does not deliver the Post-Closing Statement within one hundred twenty (120) days after the Closing Date, the Estimated Closing Statement shall be deemed to be the Post-Closing Statement, effective as of the date the Post-Closing Statement is due.
(c)    Within forty-five (45) days after the delivery of the Post-Closing Statement by Buyer to Seller, Seller may object in good faith to the Proposed Post-Closing Adjustment in writing, stating in reasonable detail each of its objections thereto and the basis therefor and its proposed calculation of any disputed adjustment (the “Objection Notice”). To the extent any amounts are undisputed or not timely objected to, the Estimated Purchase Price shall be further adjusted by the amount of the Proposed Post-Closing Adjustment not in dispute or not timely objected to, effective as of the earlier of the date Buyer receives the Objection Notice or the date the Objection Notice is due.
(d)    If Seller provides an Objection Notice, the Parties shall attempt to resolve in good faith any such objections by negotiation within thirty (30) days of receipt of the Objection Notice. Any disputed items resolved in writing between the Parties within such thirty (30)-day period shall be final and binding with respect to such items. To the extent the Parties are unable to resolve all such objections within such thirty (30) day period after Buyer receives the Objection Notice from Seller, then Ernst & Young LLP (or a nationally recognized independent public accounting firm agreed on by Buyer and Seller in writing (such firm, the “Designated Accounting Firm”)) shall be retained by Seller and Buyer to resolve all remaining objections. The Parties shall submit such calculations, materials, memoranda, arguments, briefs and evidence in support of their respective positions with respect to the objections remaining in dispute.
(e)    Buyer and Seller shall direct the Designated Accounting Firm to resolve all remaining objections within twenty (20) Business Days following such submissions. Any such determination by the Designated Accounting Firm shall be final and binding between the

Parties as to such adjustments of the Estimated Purchase Price and shall not be subject to further challenge by the Parties absent manifest error or Fraud. In acting under this Agreement, the Designated Accounting Firm shall function solely as an expert and not as an arbitrator.
(f)    Upon the determination of the relevant adjustment pursuant to this Agreement, if such adjustments result in payments being due from one Party to the other after the Closing, by the Party from whom such payment is due delivering the payment to the other Party no later than two (2) Business Days after such determination, in immediately available funds or in any other manner as reasonably requested by the payee.
(g)    The Designated Accounting Firm will be instructed to, and shall, determine and resolve any such remaining disputed items in accordance with this Agreement (including the Accounting Principles and Policies). In resolving any disputed items, the Designated Accounting Firm (i) shall limit its review to matters specifically set forth in the Objection Notice sent by Seller pursuant to Section 3.3(c) which remain in dispute (i.e., not on independent review), (ii) shall limit its review to correcting mathematical errors and determining whether disputed items were determined in accordance with this Agreement (including the Accounting Principles and Policies) and (iii) may not assign a value to any item greater than the greatest value claimed for such item or less than the smallest value claimed for such item by either Buyer or Seller (in the Post-Closing Statement or Seller’s objections thereto, respectively). Subject to the foregoing, the Designated Accounting Firm may determine the issues in dispute following such procedures that are consistent with the provisions of this Agreement and with reference to the amounts in issue, it being the desire of the Parties that any such disagreement shall be resolved as expeditiously and inexpensively as reasonably practicable. Each of the Parties shall provide the Designated Accounting Firm with such access to documents and personnel as the Designated Accounting Firm may reasonably request and otherwise shall cooperate with the Designated Accounting Firm in the conduct of its work under this Section 3.3. Neither Party shall engage in any ex parte communications with the Designated Accounting Firm.
(h)    The fees and disbursements of the Designated Accounting Firm shall be paid one-half by Seller and one-half by Buyer. The fees and disbursements of the Representatives of each Party incurred in connection with the preparation or review of the Post-Closing Statement and preparation or review of any Objection Notice, as applicable, shall be borne by such Party.
Section 3.4    Closing. Unless this Agreement shall have been terminated pursuant to Article XII and subject to the satisfaction or, when permissible, waiver of the conditions set forth in Article X, the closing of the Transactions (the “Closing”) shall take place (i) at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 1440 New York Avenue, N.W., Washington, DC 20005, commencing at 10:00 a.m. local time on the third Business Day following the date after the Inside Date (the intent of the foregoing being that in no event shall the conditions set forth in Article X be tested for satisfaction or waiver for purposes of the Closing on or prior to the Inside Date) on which all of the conditions set forth in Article X (other than any such conditions which by their terms or nature are not capable of being satisfied until the Closing, but subject to the satisfaction of such conditions at the Closing) are satisfied or, if permissible, waived, or (ii) on such other date or at such other time or place as the Parties may mutually agree; provided that the Closing may occur remotely via electronic exchange of required closing documentation in lieu of an in-person Closing. The Closing shall be deemed to be effective for all purposes as of 12:00:01 a.m. Central Prevailing Time on the Closing Date (the “Effective Time”); provided, however, that such Effective Time shall not change, alter or impact the Measurement Time.
Section 3.5    Second Phase. Unless this Agreement shall have been terminated pursuant to Article XII and subject to the satisfaction or, when permissible, waiver of the conditions set forth in Article IX, the “Second Phase” shall commence (a) on the fifth Business Day following the date on which the conditions set forth in Section 9.2(d)(i) and Section 9.3(e)(i) are satisfied on which all of the conditions set forth in Article IX are satisfied or, if permissible, waived (other than any such conditions which by their terms or nature are not capable of being satisfied until the Second Phase Start Date, but subject to the satisfaction of such conditions at the Second Phase Start Date), or (b) on such other date as the Parties may mutually agree.
Section 3.6    Closing Deliveries.
(a)    Seller’s Deliveries. At the Closing, Seller will deliver or cause to be delivered to Buyer the following:
(i)    a copy of the Act of Sale, duly executed by an authorized officer of Seller;
(ii)    a copy of the Bill of Sale and Assignment and Assumption Agreement, duly executed by an authorized officer of Seller;
(iii)    a copy of the Servitude Assignment, duly executed by an authorized officer of Seller;
(iv)    a copy of the Transition Services Agreement, duly executed by an authorized officer of Seller;
(v)    a copy of the NOPS Gas Service Agreement, duly executed by an authorized officer of Seller;
(vi)    a copy of the Joint Use License Agreement, duly executed by an authorized officer of Seller;
(vii)    a copy of the Gas Facilities Servitude, duly executed by an authorized officer of Seller;
(viii)    a copy of each other Ancillary Agreement to which Seller or any Affiliate is contemplated to be a party, each duly executed by an authorized officer of Seller or such Affiliate, as applicable;
(ix)    all Seller Consents obtained by Seller with respect to (A) the transfer and assignment of the Purchased Assets from Seller to Buyer and (B) the consummation of the Transactions;
(x)    evidence reasonably satisfactory to Buyer demonstrating the Required Seller Regulatory Approvals and Required Seller Consents that have been obtained and that Seller has made any filings necessary to accept the terms of such Required Seller Regulatory Approvals in connection with accepting the terms of any applicable Order;
(xi)    the officer’s certificate contemplated by Section 10.3(d);
(xii)    an executed certificate meeting the requirements of Treasury Regulation Section 1.1445-2(b)(2) and substantially in the form of Exhibit F, certifying that Seller (or its regarded owner, if Seller is disregarded as separate from its owner for U.S. federal income Tax purposes) is not a foreign person within the meaning of Section 1445 of the Code;

(xiii)    [Reserved];
(xiv)    subject to Section 7.24(a), a copy of the Magnolia Lease, duly executed by the landlord thereto;
(xv)    a copy of the AMI Network Access Agreement, duly executed by Seller;
(xvi)    evidence reasonably satisfactory to Buyer demonstrating the terminations or releases of all Liens, other than Permitted Liens, on the Purchased Assets, including the Liens set forth on Schedule 3.6(a)(xvi) of the Seller Disclosure Schedule to the extent such Liens exist as of the Closing; and
(xvii)    all other documents required to be delivered by Seller to Buyer at the Closing pursuant to this Agreement.
(b)    Buyer’s Deliveries. At the Closing, Buyer will deliver or cause to be delivered to Seller the following:
(i)    the Estimated Purchase Price pursuant to Section 3.1;
(ii)    a copy of each Ancillary Agreement to which Buyer is a party, each duly executed by an authorized officer of Buyer;
(iii)    evidence reasonably satisfactory to Seller demonstrating the Required Buyer Regulatory Approvals and Required Buyer Consents that have been obtained, and that Buyer has made any filings necessary to accept the terms of such Required Buyer Regulatory Approvals in connection with assuming the applicable Franchise or accepting the terms of any applicable Order;
(iv)    the officer’s certificate contemplated by Section 10.2(c);
(v)    [Reserved];
(vi)    subject to Section 7.24(a), a copy of the Magnolia Lease, duly executed by Buyer or an Affiliate thereof;
(vii)    a copy of the AMI Network Access Agreement, duly executed by Buyer or an Affiliate thereof; and
(viii)    all other documents required to be delivered by Buyer to Seller at the Closing pursuant to this Agreement.
Section 3.7    Withholding. Buyer and any other applicable withholding agent shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under applicable Law. Except with respect to any withholding required as a result of Seller’s failure to deliver the certificate described in Section 3.6(a)(xii), Buyer shall use commercially reasonable efforts to provide Seller with prior notice of any such deduction or withholding with respect to Seller, and shall use commercially reasonable efforts to cooperate with Seller to mitigate such deduction and withholding to the extent permissible under applicable Law. To the extent any amounts are so deducted or withheld and paid over to the appropriate taxing authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

ARTICLE IV
REAL PROPERTY UPDATES; TITLE OBJECTIONS; ENVIRONMENTAL OBJECTIONS
Section 4.1    Real Property Information; Schedule Updates. Without limiting the generality of Section 7.3(a), commencing at the end of the first full calendar month following the Effective Date and after the end of each calendar month thereafter for a period of twelve (12) months from the Effective Date (the end of such 12-month period being the “Real Property Information Deadline”), Seller shall, and shall cause its Affiliates to, provide Buyer with (a) updated versions of (i) Schedule 5.7(b) of the Seller Disclosure Schedule setting forth the address of each Owned Real Property and indicating any additional Owned Real Property since the prior such schedule was provided to Buyer, and (ii) Schedule 5.7(c) of the Seller Disclosure Schedule setting forth the address of each Leased Real Property and indicating any additional Leased Real Property since the prior such schedule was provided to Buyer, including a list of all Real Property Leases (including, without limitation, all amendments, extensions, renewals, guaranties, and other agreements with respect thereto) and indicating any additional Real Property Leases since the prior such list was provided to Buyer, (b) a copy of each Real Property Lease document, including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, and, in the case of an oral lease, a written summary of the material terms of such oral lease, (c) a copy of each Purchased Easement document, and (d) a copy of each Owned Real Property document; provided, however, that Seller’s obligation to deliver such copies pursuant to the foregoing clauses (b), (c) and (d) shall be only to the extent that the same exist and are reasonably obtainable by Seller. Seller may, but shall not be obligated to, include such additional information or disclosures that Seller determines, in its discretion, to be appropriate on any updated schedule provided pursuant to this Article IV, including, but not limited to, information or disclosure of any defect, matter or condition that may constitute a Title Objection (as defined below) or an Environmental Objection (as defined below), including any update to Schedule 5.7(a) of the Seller Disclosure Schedule. Each updated version of Schedule 5.7(a) or Schedule 5.7(b) shall be deemed to automatically update Seller’s representation and warranties in Article V with respect to Owned Real Property, and each updated version of Schedule 5.7(c) shall be deemed to automatically update Seller’s representations and warranties in Article V with respect to Leased Real Property and Real Property Leases. For the avoidance of doubt, the updates contemplated by the foregoing shall not result in any real property ceasing to be Owned Real Property, Leased Real Property or Transferred Real Property except as otherwise permitted herein.
Section 4.2    Title Objections.
(a)    Notice of Title Objections. As a condition to Buyer’s right to enter into (i) the Gas Facilities Servitude with respect to any Owned Real Property, or (ii) a sublease between Seller, as sublessor, and Buyer, as sublessee, with respect to any Leased Real Property, in each case based on a Title Objection (as defined below) pursuant to this Section 4.2, Buyer must deliver notice to Seller (each, a “Title Objection Notice”) with respect to such Title Objection no later than sixty (60) days after the Real Property Information Deadline. In order to be a valid Title Objection Notice as to a Title Objection, each such Title Objection Notice shall be in writing and must include a description of the Title Objection and a general description of the Owned Real Property or the Leased Real Property, as applicable, subject to such Title Objection. For the avoidance of doubt, this Section 4.2 shall not apply to the Excluded Assets properties to be subject to the Magnolia Lease.
(b)    Buyer Options for Title Objections. If Buyer has provided a timely Title Objection Notice to Seller as to any alleged defect, matter or condition (other than Permitted Liens) that renders (i) Seller’s title to an Owned Real Property unmarketable, or (ii) Seller’s leasehold estate or interest in a Leased Real Property unmarketable, in each case as identified by a title company issuing a title commitment to Buyer for such Owned Real Property or Leased Real Property, as applicable (each, a “Title Objection”), then Buyer, at its sole option, may elect by notice to Seller on or before the Cure Deadline:
(i)    to waive such Title Objections in which event such Owned Real Property and/or Leased Real Property (as applicable) subject to such Title Objections shall be deemed to be Purchased Assets and transfer to Buyer at the Closing in accordance with the terms of this Agreement; or
(ii)    to not waive any such Title Objections with respect to such Owned Real Property, in which event such Owned Real Property subject to such Title Objections shall be deemed to be an Excluded Asset and shall not transfer to Buyer as a Purchased Asset at the Closing, but the Parties shall execute the Gas Facilities Servitude with respect to such Owned Real Property; or
(iii)    to not waive any such Title Objections with respect to such Leased Real Property, in which event such Leased Real Property subject to such Title Objections shall be deemed to be an Excluded Asset and shall not transfer to Buyer as a Purchased Asset at the Closing, but the Parties shall use reasonable best efforts to execute a sublease between Seller, as sublessor, and Buyer, as sublessee, with respect to such Leased Real Property, subject to and upon all of the terms, covenants and conditions set forth in the underlying Real Property Lease, including, without limitation, any requirements or conditions in such Real Property Lease to obtain the consent or approval of any third party; provided, however, that notwithstanding the foregoing or anything to the contrary in such Real Property Lease, (x) Seller, as sublessor, shall have no obligations to Buyer, as sublessee, with respect to the subleased premises, it being understood that Buyer, as sublessee, shall be responsible for the full performance of all the terms, covenants and conditions of the lessee under such Real Property Lease during the term of such sublease (and shall indemnify, defend and hold harmless Seller for the same) and shall sublease the subleased premises “AS IS”, “WHERE IS,” without any warranties, express or implied, as to title or condition of the subleased premises, and Seller shall have no obligation to improve, alter, maintain, repair or replace the subleased premises or any part thereof, and (B) at Seller’s option, any purchase option, right of first refusal, right of first offer or other preferential right to purchase all or any of the Leased Real Property or other property pursuant to such Real Property Lease shall remain with Seller and shall not be included in such sublease.
Section 4.3    Environmental Objections.
(a)    Notice of Environmental Objections. As a condition to Buyer’s right to enter into (i) the Gas Facilities Servitude with respect to any Owned Real Property, or (ii) a sublease between Seller, as sublessor, and Buyer, as sublessee, with respect to any Leased Real Property, in each case based on an Environmental Objection (as defined below) pursuant to this Section 4.3, Buyer must deliver notice to Seller (each, an “Environmental Objection Notice”) with respect to such Environmental Objection no later than sixty (60) days after the Real Property Information Deadline. In order to be a valid Environmental Objection Notice as to an Environmental Objection, each such Environmental Objection Notice shall be in writing and must include a description of the alleged Environmental Objection, and a general description of the Owned Real Property or the Leased Real Property, as applicable, subject to such alleged Environmental Objection. For the avoidance of doubt, this Section 4.3 shall not apply to the Excluded Assets properties to be subject to the Magnolia Lease.

(b)    Buyer Options for Environmental Objections. If Buyer has provided a timely Environmental Objection Notice to Seller as to any alleged Environmental Condition that constitutes a “Recognized Environmental Condition” (REC) (other than a “Historical REC” (HREC) or “Controlled REC” (CREC)), as identified by an Environmental Professional and described in a Phase I obtained by Buyer with respect to such Owned Real Property or Leased Real Property, as applicable (each, an “Environmental Objection”), then Buyer, at its sole option, may elect by notice to Seller on or before the Cure Deadline:
(i)    to waive such Environmental Objections in which event such Owned Real Property and/or Leased Real Property (as applicable) subject to such Environmental Objections shall be deemed to be Purchased Assets and transfer to Buyer at the Closing in accordance with the terms of this Agreement; or
(ii)    to not waive such Environmental Objections with respect to such Owned Real Property, in which event such Owned Real Property subject to such Environmental Objections shall be deemed to be an Excluded Asset and shall not transfer to Buyer as a Purchased Asset at the Closing, but the Parties shall execute the Gas Facilities Servitude with respect to such Owned Real Property; or
(iii)    to not waive any such Environmental Objections with respect to such Leased Real Property, in which event such Leased Real Property subject to such Environmental Objections shall be deemed to be an Excluded Asset and shall not transfer to Buyer as a Purchased Asset at the Closing, but the Parties shall use reasonable best efforts to execute a sublease between Seller, as sublessor, and Buyer, as sublessee, with respect to such Leased Real Property, subject to and upon all of the terms, covenants and conditions set forth in the underlying Real Property Lease, including, without limitation, any requirements or conditions in such Real Property Lease to obtain the consent or approval of any third party; provided, however, that (A) Seller, as sublessor, shall have no obligations to Buyer, as sublessee, with respect to the subleased premises, it being understood that Buyer, as sublessee, shall be responsible for the full performance of all the terms, covenants and conditions of the lessee under such Real Property Lease during the term of such sublease (and shall indemnify, defend and hold harmless Seller for the same) and shall sublease the subleased premises “AS IS”, “WHERE IS,” without any warranties, express or implied, as to title or condition of the subleased premises, and Seller shall have no obligation to improve, alter, maintain, repair or replace the subleased premises or any part thereof, and (B) at Seller’s option, any purchase option, right of first refusal, right of first offer or other preferential right to purchase all or any of the Leased Real Property or other property pursuant to such Real Property Lease shall remain with Seller and shall not be included in such sublease.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller represents and warrants to Buyer, as of the Effective Date and as of the Closing Date (except in each case to the extent any representation or warranty speaks expressly as of a different date), and except as set forth in the Seller Disclosure Schedule, that the following statements are true and correct:
Section 5.1    Organization of Seller. Seller (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite organizational power and authority to carry on its business as it is currently conducted and to own, lease and operate its properties where such properties are now owned, leased or operated and (c) is duly qualified or licensed to do business and is in good standing in Louisiana and all other jurisdictions, if any, in which Seller is conducting activities related to the Business, except, in each case, where such failure would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Seller.
Section 5.2    Authorization and Validity. Seller has all requisite limited liability company power and authority to enter into this Agreement and each Ancillary Agreement to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by Seller of this Agreement and each Ancillary Agreement to which it is or will be a party, and the performance by Seller of its obligations hereunder and thereunder, have been duly authorized by all necessary limited liability company action by Seller. This Agreement has been, and each Ancillary Agreement to which Seller is or will be a party has been or when executed will be, duly executed and delivered by Seller and constitutes, or will constitute when executed, a valid and legally binding obligation of Seller, enforceable against Seller in accordance with the terms herein and therein, subject to the Remedies Exception. No other limited liability company proceedings on the part of Seller are necessary to authorize this Agreement, the Ancillary Agreements and the consummation of the Transactions contemplated thereby.
Section 5.3    No Conflict or Violation. Neither the execution and delivery by Seller of this Agreement or any of the Ancillary Agreements to which it is or will be a party, Seller’s performance or compliance with any provision hereof or thereof, nor Seller’s consummation of the Transactions will, directly or indirectly (with or without notice or lapse of time) violate, conflict with, or result in a breach of any provision of the Organizational Documents of Seller. Assuming receipt of the Consents set forth in Schedule 5.3 of the Seller Disclosure Schedule (the “Seller Consents”), the Required Buyer Consents, the Required Buyer Regulatory Approvals, and the Required Seller Regulatory Approvals, and assuming the expiration or termination of the applicable waiting periods under the HSR Act, neither the execution and delivery by Seller of this Agreement or any of the Ancillary Agreements to which it is or will be a party, Seller’s performance or compliance with any provision hereof or thereof, nor Seller’s consummation of the Transactions will, directly or indirectly (with or without notice or lapse of time): (a) violate in any material respect any Law, Data Security Requirement or Permit applicable to Seller or any of its respective assets or operations, including the Purchased Assets and the Business; (b) result in a violation under, conflict with, result in a breach of, constitute a default (or give rise to any right of termination, purchase, first refusal, cancellation, acceleration or guaranteed payment), in each case, in any material respect, under the terms, conditions or provisions of any (i) Contract to which Seller is a party, (ii) Material Contract or (iii) any material Purchased Easement; or (c) result in the creation or imposition of any Lien (other than a Permitted Lien) upon any of the Purchased Assets, except, in the case of clauses (a), (b) and (c), for such violations or breaches which would not, individually or in the aggregate, reasonable be expected to have a Material Adverse Effect on Seller. True, correct and complete copies of the Organizational Documents of Seller as of the Effective Date have been made available to Buyer.
Section 5.4    Absence of Certain Changes or Events. Except as set forth in Schedule 5.4 of the Seller Disclosure Schedule, since the Latest Carve-out Balance Sheet Date, (a) Seller has conducted the Business in the Ordinary Course of Business; (b) no Material Adverse Effect on Seller has occurred; (c) there has not been any damage, destruction, loss or casualty to any Purchased Asset which (after taking into account any available insurance coverage or reserves reflected in the Business Financial Statements) is material to the Business, taken as a whole; and (d) Seller has not, with respect to the Business or Purchased Assets, proposed, taken or failed to take any action or permitted to occur, any matter listed in Section 7.1 that would have required Buyer’s consent (which consent has not been received) if such proposal, action or failure to act, or occurrence, had occurred during the period between the Effective Date and Closing.

Section 5.5    Financial Statements.
(a)    The audited balance sheets of Seller for the fiscal years ended December 31, 2021 and December 31, 2022, together with related audited statements of income and cash flows for the fiscal years then ended (collectively, the “Audited Financial Statements”), included in the Seller’s annual report on Form 10-K filed with the United States Securities and Exchange Commission (including any amendments or supplements thereto and any exhibits or other documents attached to or incorporated by reference therein) present in all material respects the consolidated financial position of the Seller and its consolidated subsidiaries as at the respective dates thereof in accordance with GAAP. Seller establishes and maintains a system of internal controls over financial reporting designed to provide reasonable assurance regarding the preparation and fair presentation of financial statements in accordance with GAAP.
(b)    Schedule 5.5(b) of the Seller Disclosure Schedule sets forth the following: (i) the unaudited balance sheets of the Business as of the fiscal years ended December 31, 2021 and December 31, 2022, together with the related unaudited statements of income for the fiscal years then ended (collectively, the “Unaudited Carve-out Financial Statements”) and (ii) the unaudited balance sheets of the Business as of June 30, 2023 (the “Latest Carve-out Balance Sheets,” and such date, the “Latest Carve-out Balance Sheet Date”), together with the related unaudited statements of income for the six-month period ended on June 30, 2023 (together with the Latest Carve-out Balance Sheets, the “Latest Carve-out Financial Statements,” and together with the Unaudited Carve-out Financial Statements, the “Business Financial Statements”). Except as set forth in Schedule 5.5(b) of the Seller Disclosure Schedule, the Business Financial Statements (i) have been substantially prepared in accordance with the books and records of Seller, including those used in connection with preparing the financial statements of Seller that are filed or furnished with the United States Securities and Exchange Commission that have been prepared in accordance with GAAP, and (ii) present fairly in all material respects the financial condition of the Business as of the date of the Latest Carve-out Balance Sheets or the operating results of the Business for the period covered thereby, in each case of clauses (i) and (ii) taking into account the methodology set forth in Schedule 5.5(b) of the Seller Disclosure Schedule, including the assumptions and limitations therein, and (iii) do not contain any material off-balance sheet transactions, arrangements, obligations or relationships involving or attributable to the Business or not reflected in the Business Financial Statements. For the avoidance of doubt, consistent with and subject to Schedule 5.5(b), the Business Financial Statements do not include notes thereto (which, if presented, would not differ materially from those presented in the Audited Financial Statements), shareholders’ equity statements or cash flow statements required by or necessary under GAAP. Since the Latest Carve-out Balance Sheet Date, Seller, with respect to the Business, has (A) managed the accounts constituting Net Working Capital in good faith in the Ordinary Course of Business, (B) not accelerated the recognition of revenue or collection of accounts, or deferred incurring costs or expenditures outside the Ordinary Course of Business and (C) maintained billing and collection processes in the Ordinary Course of Business consistent with past practice.
(c)    The Latest Carve-out Financial Statements fairly represent the accounts receivable of the Business as of the date thereof, taking into account the methodology set forth in Schedule 5.5(b) of the Seller Disclosure Schedule, including the assumptions and limitations therein. Since the Latest Carve-out Balance Sheet Date, the accounts receivable of the Business have arisen in the Ordinary Course of Business from bona fide transactions involving the sale of goods or products or the rendering of services. No Person has any Liens (other than Permitted Liens) on any accounts receivable that is a Purchased Asset or any part thereof, and except as set forth in Schedule 5.5(c) of the Seller Disclosure Schedule, no agreement for deduction, free goods or services, discount or other deferred price or quantity adjustment has been made by Seller or any of its Affiliates with respect to any such accounts receivables.

(d)    The Latest Carve-out Financial Statement fairly represent the accounts payable of the Business as of the date thereof, taking into account the methodology set forth in Schedule 5.5(b) of the Seller Disclosure Schedule, including the assumptions and limitations therein. Since the Latest Carve-out Balance Sheet Date, the accounts payable of the Business have arisen in the Ordinary Course of Business from bona fide transactions and represent valid obligations arising from purchases actually made by the Business.
Section 5.6    Tax Matters.
(a)    Seller has, duly and timely filed, or caused to be duly and timely filed, all material Tax Returns relating to the Business or the Purchased Assets, as applicable with the applicable Governmental Authority, and such Tax Returns are true, correct, and complete in all material respects. Seller has timely paid all Taxes relating to the Business or the Purchased Assets in full, whether or whether not shown as due on such Tax Returns.
(b)    Seller is not (and to Seller’s Knowledge, none of its Affiliates are) a party to any Action, nor has any Action been threatened, for the assessment or collection of any Taxes relating to the Purchased Assets or the Business, and no deficiency assessments, notices or reports have been received by Seller or, to Seller’s Knowledge, any of Seller’s Affiliates, in respect of such Taxes that have not been resolved or settled in full.
(c)    There are no outstanding agreements or waivers extending or waiving the statutory period of limitation applicable to any Tax Return or Taxes relating to the Purchased Assets or the Business, and Seller has not requested or received an extension of time within which to file any Tax Return that has not yet been filed.
(d)    Neither Seller nor any Affiliate thereof has any rights or interests in, to, under or pursuant to any Tax abatement Contract, Tax reduction Contract or other Tax concession Contracts granting such Tax abatement, reduction or concession with respect to the Purchased Assets or the Business.
(e)    There are no Liens for any failure (or alleged failure) to pay any Tax on any of the Purchased Assets except for Permitted Liens.
(f)    All Tax withholding and deposit requirements imposed by applicable Law with respect to any of the Purchased Assets or the Business have been satisfied in all material respects.
(g)    No claim has been made by a Governmental Authority in a jurisdiction where Seller does not file Tax Returns with respect to the Purchased Assets or the Business that Seller is or may be subject to taxation by that jurisdiction with respect to the Purchased Assets or the Business.
(h)    No Purchased Asset is treated as an interest in an entity for U.S. federal or state income Tax purposes.
Section 5.7    Owned Real Property; Real Property Leases; Purchased Easements.
(a)    Seller owns the Owned Real Property free and clear of all Liens (other than Permitted Liens), Seller’s rights as lessee with respect to the Leased Real Property subject to the Real Property Leases are free and clear of all Liens (other than Permitted Liens) and Seller’s rights as grantee under the Purchased Easements are free and clear of all Liens (other than Permitted Liens).

(b)    Schedule 5.7(b) of the Seller Disclosure Schedule, as updated following the Effective Date in accordance with Section 4.1, sets forth the address of each Owned Real Property. With respect to each Owned Real Property: (i) Seller has good and marketable indefeasible fee simple title to such Owned Real Property free and clear of all Liens (other than Permitted Liens); (ii) Seller has not leased or otherwise rented to any Person the right to use or occupy the Owned Real Property or any portion thereof which right will survive the Closing; and (iii) other than the right of Buyer pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein, except in each case as may be set forth in any updated schedule or Title Objection Notice provided in accordance with Article IV. Other than this Agreement and the Franchise, Seller is not a party to any agreement or option to purchase any real property or interest therein that constitutes Owned Real Property.
(c)    Schedule 5.7(c) of the Seller Disclosure Schedule, as updated following the Effective Date in accordance with Section 4.1, sets forth the address of the Leased Real Property and provides a list of all Real Property Leases (including, without limitation, all amendments, extensions, renewals, guaranties, and other agreements with respect thereto). As of the Real Property Information Deadline, Seller has delivered to Buyer a copy of each Real Property Lease document, including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, and, in the case of an oral lease, a written summary of the material terms of such oral lease, in accordance with, and to the extent set forth in, Section 4.1. With respect to each Real Property Lease: (i) such lease is legal, valid, binding, enforceable and in full force and effect; (ii) Seller’s possession and quiet enjoyment of the Leased Real Property under such Real Property Lease has not been disturbed, and to Seller’s Knowledge, there are no disputes with respect to such Real Property Lease; (iii) Seller is not in breach or default under any Real Property Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such lease; and (iv) Seller has not subleased, licensed or otherwise granted any Person (other than Buyer pursuant to this Agreement) the right to use or occupy such Leased Real Property subject to such Real Property Lease or any portion thereof, which right would survive the Closing; and (v) Seller has not collaterally assigned or granted any other security interest in such Real Property Lease or interest therein (other than Permitted Liens), except in each case as may be set forth in any updated schedule, Title Objection Notice or Environmental Objection Notice provided in accordance with Article IV.
(d)    The Owned Real Property, Leased Real Property, and the Purchased Easements comprise all of the real property that will be transferred to Buyer as Purchased Assets in connection with this Agreement as set forth herein.
(e)    To the Knowledge of Seller, all buildings, structures, improvements, fixtures, building systems, and equipment, and all components thereof, included in the Owned Real Property, Leased Real Property, and the Purchased Easements are in good working order, condition and repair (normal wear and tear excepted), in each case, except as would not, individually or in the aggregate, reasonably be expected to be material to the Business.
(f)    Seller has not received written notice that the Business currently is being operated in a manner that violates in any material respect the terms of any material Purchased Easement.
(g)    There are no Actions pending or, to the Knowledge of Seller, threatened in writing involving Seller’s ownership of or title to the Owned Real Property, Seller’s interest in the Leased Real Property subject to the Real Property Leases or Seller’s interest in the Purchased Easements that would reasonably be expected, individually or in the aggregate, to be material to the Business, except in each case as may be set forth in any updated schedule or Title Objection Notice provided in accordance with Article IV.
Section 5.8    Governmental Filings. Since the Lookback Date, to Seller’s Knowledge, Seller has filed or caused to be filed with the NOCC, the State of Louisiana Department of Natural Resources Office of Conservation, Pipeline Division, and FERC all material forms, statements, reports, and documents (including all exhibits, amendments, and supplements thereto) required by Law or Order to be filed by Seller with such Governmental Authority with respect to the Business, the Purchased Assets, or the Assumed Liabilities. As of the respective dates on which such forms, statements, reports, and documents were filed (but giving effect to any subsequent amendment thereof prior to the Effective Date), each complied with all requirements of any Law or Order applicable thereto in effect on such date and were true and correct, except for filings the failure of which to make or the failure of which to make in compliance with all applicable requirements of the applicable statute and the rules and regulations thereunder as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Seller.
Section 5.9    Intellectual Property.
(a)    The Business Intellectual Property Rights do not include any domain names or registered patents, trademarks, service marks, or copyrights, or applications therefor. Seller exclusively owns, free and clear of all Liens (other than Permitted Liens), or has a valid right to use pursuant to the terms of applicable licenses, all Business Intellectual Property Rights and Licensed Business Software as they are currently used or authorized to be used by or for Seller in connection with the Business.
(b)    There are no Actions or written threats of Actions, and there have not been in the last three (3) years any Actions pending or threatened in writing (including unsolicited offers, demands, or requests to license or cease and desist letters), by any Person against Seller relating to the use by Seller of the Business Intellectual Property Rights, including allegations of infringement, misappropriation, dilution, violation, enforceability, use (including any assertion of misuse) or challenging Seller’s ownership of any Business Intellectual Property Rights, or asserted by Seller against any Person relating to any Business Intellectual Property Rights. Neither Seller’s nor the business and activities of Seller related to the Business infringe upon, misappropriate, dilute, or violate, nor have in the past six (6) years have infringed, misappropriated, diluted, or otherwise violated, any material Intellectual Property Rights of any other Person. To Seller’s Knowledge, no Person has, during the last three (3) years infringed, misappropriated or otherwise violated, nor is any third party currently infringing, misappropriating, or otherwise violating any Business Intellectual Property Rights.
(c)    Seller has taken commercially reasonable steps to protect and preserve the Business Intellectual Property Rights and the secrecy and confidentiality of all trade secrets and other material Business Confidential Information of Seller with respect to the Business and any third-party to which Seller, with respect to the Business, has an obligation of confidentiality. All material Business Intellectual Property Rights developed by past or current employees, consultants, or independent contractors of Seller in the scope of their employment or engagement either vested in Seller by operation of Laws or has been assigned to Seller under a written agreement, and (i) each employee with access to trade secrets or Business Confidential Information of Seller has signed an acknowledgement of policies that includes reasonable confidentiality obligations and use restrictions, and (ii) all third party entities with access to trade secrets or Business Confidential Information of Seller have signed a written agreement with reasonable confidentiality obligations and use restrictions or are under a legally-binding duty of confidentiality with respect to the same. To Seller’s Knowledge, no such employees or third party entities (or their personnel) is in violation of any such agreement or duty.

(d)    In the past three (3) years, there has been no material failure, breakdown or other material substandard performance of the Business Systems that has caused any material disruption or interruption in or to the use of the Business Systems or to the Business. Seller has taken commercially reasonable steps to protect the confidentiality, integrity and security of the Business Systems and all information stored or contained therein or transmitted thereby from any unauthorized access or use by, or disclosure to, any Person. All Business Systems are (i) fully functional and operate and run in a reasonable and efficient business manner in all material respects, and (ii) free from viruses, trojan horses, backdoors, or other malicious code or material deficiencies, in each case of (i) and (ii), except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Business. Seller has implemented, maintained, and tested backup and recovery of data and commercially reasonable recovery plans, procedures and facilities, and all data material to the Business has been regularly backed-up.
(e)    Seller’s policies and practices governing collection, storage, security, processing, disclosure, use, and transfer of Personal Information comply, and have for the past three (3) years complied, in all material respects, with all Data Security Requirements. Seller and the conduct of the Business is, and in the last three (3) years has been, in material compliance with all Data Security Requirements. There have not been in the last three (3) years any material (i) breaches of the security of, or (ii) unauthorized access to or disclosure or use of, the Business Systems, Business Confidential Information, or Personal Information of the Business, its customers, or other third parties that is processed by the Business, in each case of (i) and (ii), where Seller has been required to notify a Person or Governmental Authority of any of the foregoing or of any non-compliance with any Data Security Requirement.
Section 5.10    Environmental Matters.
(a)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business:
(i)    Seller is conducting, and since the Lookback Date has conducted, the Business, and the Purchased Assets are, and since the Lookback Date have been, in compliance with all applicable Environmental Laws;
(ii)    Seller has not since the Lookback Date (or earlier to the extent unresolved) received any written notice, report or other information related to the Business or the Purchased Assets alleging that Seller is in violation of, or liable under, any Environmental Law, or regarding any Environmental Liabilities, and there are no pending, or to the Knowledge of Seller, threatened written claims, complaints or litigation against or related to the Business or the Purchased Assets (or Seller with respect thereto) under Environmental Laws;
(iii)    No Lien has been imposed and is continuing, nor is any such Lien pending, or to the Knowledge of Seller, threatened on any of the Purchased Assets by any Governmental Authority in connection with any noncompliance by Seller with or Liability of Seller under or pursuant to any Environmental Laws;
(iv)    None of the Pipeline System is subject to any Order issued pursuant to any Environmental Law;
(v)    There has been no Release, treatment, storage, disposal of or arranging or permitting the disposal of, transportation, exposure of any Person to, or ownership, lease or operation of any property contaminated by, Hazardous Materials by Seller from any Purchased Assets (or Seller, with respect thereto), in each case so as to give rise to Environmental Liabilities of the Business, with respect to the Purchased Assets or Seller;
(vi)    Seller has not assumed, undertaken or provided an indemnity with respect to any material Liability of any Person under Environmental Laws, in each case as related to the Business, the Purchased Assets or that would be an Assumed Liability; and
(vii)    Seller has obtained all Environmental Permits required for the conduct of the Business as now being conducted or necessary for the ownership, lease or use of the Purchased Assets; each such Permit is valid and in full force and effect and Seller is and has been, since the Lookback Date, in compliance with all its obligations with respect thereto; and the consummation of the Transactions will not, and there are no Actions pending or, to the Knowledge of Seller, threatened that would result in the revocation or termination of any such Environmental Permit.
(b)    Seller has furnished to Buyer all material environmental reports, audits, or assessments and other material, environmental, health or safety documents Primarily Related to the Business or the Purchased Assets, in each case which are in the possession or reasonable control of Seller.
Section 5.11    Material Contracts.
(a)    Schedule 5.11(a) of the Seller Disclosure Schedule contains a complete and accurate list of the following Contracts related to the Business, the Purchased Assets or the Assumed Liabilities to which Seller is a party and which are in effect on the Effective Date (provided, that Contracts for the provision of services in the Ordinary Course of Business to any customer pursuant to standard general “Terms and Conditions”, “Service Standards” or applicable rate schedules of Seller shall not be required to be set forth on Schedule 5.11(a) of the Seller Disclosure Schedule but may, nevertheless, be a Material Contract to the extent contemplated by any of the following clauses):
(i)    each Contract reasonably expected to require payments by or on behalf of Seller in excess of $2,000,000 in any calendar year;
(ii)    each Contract reasonably expected to provide for revenue in excess of $1,000,000 in any calendar year;
(iii)    each Contract for equipment, materials, supplies (other than Contracts for the purchase, transportation or storage of natural gas) or services, in each case reasonably expected to require payments by or on behalf of Seller in excess of $1,000,000 in any calendar year other than those that may be terminated by Seller upon 30 days’ notice or less;
(iv)    each lease, license or other arrangement for the lease or use of any Owned Real Property or Leased Real Property with payments in excess of $2,000,000 in any calendar year;
(v)    any lease, license or other arrangement for the lease or use of any personal property with payments in excess of $2,000,000 in any calendar year;
(vi)    each Government Contract reasonably expected to require payment to the other party or provide revenues under such Contract in excess of $2,000,000 in any calendar year;

(vii)    other than those Contracts set forth on Schedule 5.11(a)(i) - 5.11(a)(vi), which provides for aggregate future payments to, from or on behalf of Seller in excess of $1,000,000 in any calendar year other than those that may be terminated without material penalty by Seller upon thirty (30) days’ notice or less and would reasonably be expected to be replaced with a similar Contract on materially equivalent terms in the Ordinary Course of Business;
(viii)    each Contract pursuant to which Seller is subject to take-or-pay obligations with respect to gas purchases;
(ix)    each Contract with any Material Supplier;
(x)    each Contract for Credit Support or Non-Cash Credit Support;
(xi)    each Contract to which Buyer will be required to separately assume the guaranty obligations of Seller of another Person;
(xii)    each Contract (A) relating to the ownership or development of material Business Intellectual Property Rights that will constitute Purchased Assets (other than non-disclosure and assignment agreements with employees and independent contractors entered into on Seller’s forms of such agreements in the Ordinary Course of Business), (B) relating to the licensing or granting of any other right in any Intellectual Property Rights (1) by Seller to a third party of Business Intellectual Property Rights (other than non-exclusive licenses granted to customers in the Ordinary Course of Business) and (2) by a third party to Seller for the exclusive benefit of the Business (other than licenses to Seller for generally commercially available unmodified Software used solely for the Business’ own internal use for an aggregate fee, royalty or other consideration for any such Software or group of related Software licenses of no more than $250,000 annually), and (C) entered into to resolve any dispute relating to Business Intellectual Property Rights or otherwise affecting the Business’ ability to use, enforce or disclose any Business Intellectual Property Rights (including concurrent use agreements, settlement agreements, covenants not to sue, and consent to use agreements);
(xiii)    each Contract that, after the Closing, would (A) require the Business or Buyer to deal exclusively with the counterparty with respect to marketing, sales, franchising, distribution or similar activities or (B) prohibit or restrict the Business or Buyer from competing in any product, jurisdiction or market;
(xiv)    each Material Contract that contains (A) a “most favored nation” provision with respect to any Person or (B) a provision providing for the sharing of any revenue or cost-savings with any third party;
(xv)    each Contract that is a settlement, conciliation or similar agreement with any Governmental Authority pursuant to which the Business or Purchased Assets will have any material outstanding obligation after the date of this Agreement;
(xvi)    each Contract for the settlement of any Action or threatened Action pursuant to which the Business or Purchased Assets have any material outstanding obligation after the date of this Agreement; and
(xvii)    any other Contract that is material to the Business.

All Contracts and agreements set forth in Schedule 5.11(a) of the Seller Disclosure Schedule or required to be set forth in Schedule 5.11(a) of the Seller Disclosure Schedule are referred to herein as “Material Contracts”.
(b)    Each Material Contract (other than such Material Contracts with respect to which all performance and payment obligations have been fully performed or otherwise discharged by all parties thereto prior to Closing) is in full force and effect and is the legal, valid and binding obligation of Seller, and is enforceable against Seller in accordance with its terms subject to the Remedies Exception and, to the Knowledge of Seller, is the legal, valid and binding obligation of each of the other parties thereto (the “Other Parties”) and is enforceable against each of such Other Parties in accordance with its terms, subject to the Remedies Exception. Neither Seller nor, to the Knowledge of Seller, any of the Other Parties to any Material Contract is in breach, violation or default, and, to the Knowledge of Seller, no event has occurred which with notice or lapse of time or both would constitute a breach, violation or default by any such party, or permit termination, modification, or acceleration by the Other Parties, under such Material Contract, except (i) for breaches, violations or defaults which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Seller, or (ii) that, in order to avoid a default, violation or breach under any Material Contract, the Consent of the Other Parties set forth in Schedule 5.3 of the Seller Disclosure Schedule may be required in connection with the Transactions. Seller has delivered or made available to Buyer copies of all of the Material Contracts and all material written amendments, modifications and supplements thereto, which copies are accurate and complete in all material respects.
Section 5.12    Government Contracts. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Seller, Seller has not since the Lookback Date (a) breached or violated any Law, certification, representation, clause, provision or requirement pertaining to any Government Contract; (b) been suspended or debarred from bidding on government contracts by a Governmental Authority; (c) been audited or investigated by any Governmental Authority with respect to any Government Contract; (d) conducted or initiated any internal investigation or made any disclosure with respect to any alleged or potential irregularity, misstatement or omission arising under or relating to a Government Contract; (e) received from any Governmental Authority or any other Person any written notice of breach, cure, show cause or default with respect to any Government Contract; (f) had any Government Contract terminated by any Governmental Authority or any other Person for default or failure to perform; (g) received any small business set-aside contract, any other set aside contract or other order or contract requiring small business or other preferred bidder status or (h) entered any Government Contracts payable on a cost-reimbursement basis.
Section 5.13    Suppliers. Schedule 5.13(a) of the Seller Disclosure Schedule contains a complete and accurate list of the ten (10) largest suppliers, vendors and/or service providers to the Business based on expenditures for the two annual periods from January 1, 2021 through December 31, 2022 (each supplier, vendor or service provider listed on or required to be listed on Schedule 5.13(a) of the Seller Disclosure Schedule, a “Material Supplier”) and the approximate expenditures paid to each Material Supplier during such period. Except as set forth on Schedule 5.13(b) of the Seller Disclosure Schedule, as of the Effective Date, no Material Supplier has terminated or otherwise discontinued doing business with the Business, or, to Sellers’ Knowledge, threatened to terminate or otherwise discontinue doing business with the Business (other than pursuant to the expiration in accordance with its terms of any Contract with such Material Supplier).
Section 5.14    Affiliate Arrangements.
(a)    Except as set forth in Schedule 5.14(a) of the Seller Disclosure Schedule, there is no Contract between Seller or any of its Affiliates, as it relates to the Business, the

Purchased Assets or the Assumed Liabilities, on the one hand, and any manager, officer, director, employee or non-Affiliate equityholder of Seller, on the other hand, other than in such Person’s capacity as such (each, an “Affiliate Arrangement”). Except as set forth in Schedule 5.14(b) of the Seller Disclosure Schedule, the Affiliate Arrangements are on terms generally consistent with, and are not less favorable to Seller, as it relates to the Business, or the Business, Purchased Assets or Assumed Liabilities than, those terms that could reasonably be expected to be obtained in an arms’-length transaction with a third party.
Section 5.15    Insurance. Schedule 5.15 of the Seller Disclosure Schedules sets forth, as of the Effective Date, a true, correct and complete list of (a) the material policies of insurance held by or for the benefit of Seller providing coverage for the Purchased Assets, the Assumed Liabilities or the Business as of the Effective Date (the “Business Insurance Policies”) and (b) Seller’s and its Affiliates’ material policies of insurance providing coverage for the Business, in each case, including the amounts and scope of coverage, the first named insured, the policy/bond number, the insurer(s), major limits, deductibles and the term, and each such policy is in full force and effect and all premiums are currently paid in accordance with the terms of such policy. With respect to any Business Insurance Policies, except with respect to the Excluded Assets or Retained Liabilities, (i) Seller has not, with respect to the Business since the Lookback Date, received any notice, written or oral, from the insurer under any Business Insurance Policy disclaiming coverage or reserving rights with respect to a particular claim, (ii) there is no claim, suit or other matter currently pending with respect to the Business in respect of which Seller has received such a notice and (iii) all premiums due and payable for such Business Insurance Policies with respect to the Business have been duly paid. To the Knowledge of Seller, Seller is not in breach of, or default in any material respect under, any Business Insurance Policy and no event has occurred which, with notice or the lapse of time, would constitute a breach or default, or permit termination of any such insurance policy other than as a result of expiration in accordance with its terms. Since the Lookback Date, Seller has not failed to give any notice or present any claims under such insurance policies in a due and timely fashion that would, individually or in the aggregate, reasonably be expected to be material to the Business.
Section 5.16    Litigation. There are no, and since the Lookback Date there has not been any, Actions pending or, to the Knowledge of Seller, threatened by or before any Governmental Authority (excluding any regulatory proceedings with respect to FERC or the NOCC that are in the Ordinary Course of Business or related to the Transactions) against Seller, the Business, the Purchased Assets or, with respect to the Business, any officer, director, manager or employee thereof that would reasonably be expected, individually or in the aggregate, to be material to the Business and, to Seller’s Knowledge, there is no reasonable basis upon which any such Action could be initiated, other than to the extent any liabilities in respect of such Actions are expressly contemplated as Retained Liabilities hereunder. As of the Effective Date, there is no Action pending or, to Seller’s Knowledge, threatened by or before any Governmental Authority, with respect to Seller, the Business or the Purchased Assets which would reasonably be expected to restrict or limit the ability of Seller to perform its obligations under this Agreement or the Ancillary Agreements, as applicable, or which seeks to prevent the consummation of the Transactions. As of the Effective Date, there are no outstanding Orders to which Seller or any Affiliate thereof is a party or by which it is bound by or with any Governmental Authority which relate to or arise out of the conduct of the Business or the ownership, condition or operation of the Business or the Purchased Assets (other than Orders applicable generally to Persons engaged in a business similar to the Business and other Orders relating to rates, tariffs and similar matters) which would reasonably be expected to restrict or limit the ability of Seller to perform its obligations under this Agreement or the Ancillary Agreements, as applicable, or which seeks to prevent the consummation of the Transactions.

Section 5.17    Labor Matters.
(a)    As of the Effective Date, there are no (i) strikes, lockouts, material grievances, material arbitrations, material labor disputes, material unfair labor practice charges, slowdowns or work stoppages pending or (ii) to the Knowledge of Seller, threatened against Seller or its Affiliates that relate to or materially affect the Business or the Purchased Assets, and there have been no such strikes, lockouts, material grievances, material arbitrations, material labor disputes, material unfair labor practice charges, slowdowns or work stoppages relating to or materially affecting the Business or the Purchased Assets since the Lookback Date.
(b)    Except as set forth on Schedule 5.17(b) of the Seller Disclosure Schedules, (i) neither Seller nor any of its Affiliates is party to, or bound by, any CBA that pertains to any Business Employees and (ii) no Business Employees are represented by any labor union, labor organization, works council, employee representative or group of employees with respect to their employment with Seller or its Affiliates. To the Knowledge of Seller, since the Lookback Date, Seller has not received written notice of any pending representation petition with the National Labor Relations Board regarding the employees of Seller that provide services to the Business and no union organizing campaign or similar effort is pending or threatened with respect to the Business or any Business Employee.
(c)    Except to the extent noncompliance would not reasonably be expected to result in material Liability to Buyer, Seller and each of its Affiliates is in material compliance with all applicable Laws with respect to the employment or engagement of each Business Employee and each other individual who has provided services with respect to the Business, including all Laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of Forms I-9 and the proper confirmation of employee visas), employment discrimination, harassment, retaliation, restrictive covenants, pay transparency, disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), labor relations, employee leave issues, employee trainings and notices, COVID-19, affirmative action and unemployment insurance.
Section 5.18    Legal Compliance.
(a)    (i) Seller is not in violation of, and since the Lookback Date has not violated, any Law, Permit or other authorization or approval of any Governmental Authority applicable to the Purchased Assets or the conduct of the Business, (ii) to the Knowledge of Seller, Seller has not received, since the Lookback Date, any written or oral notice from any Governmental Authority regarding any actual, alleged, possible or potential violation by Seller of any Law, Permit or other authorization or approval of any Governmental Authority applicable to the Purchased Assets or the conduct of the Business, (iii) to the Knowledge of Seller, no investigation or review by any Governmental Authority with respect to a violation by Seller of any Law, Permit or other authorization or approval of any Governmental Authority applicable to the Purchased Assets or the conduct of the Business is pending or threatened and (iv) Seller has complied with, conducted and operated the Business in compliance with and owned, operated, used and occupied all Purchased Assets in compliance with all Laws; except in each case of clauses (i), (ii), (iii) and (iv) above, for violations and failures to comply that would not, individually or in the aggregate, reasonably be expected to be material to the Business.
(b)    For the past five (5) years, neither Seller nor any director, officer, or, to Seller’s Knowledge, any employee, agent or representative has, with respect to the Purchased Assets or the conduct of the Business (i) directly or indirectly (A) used any corporate funds for any unlawful contribution, gift or entertainment or other unlawful expenses relating to political activity, (B) made any unlawful payment to any employee of any Governmental Authority,

(C) made any unlawful bribe, rebate, payoff, influence payment or kickback or other unlawful payment nor (D) otherwise violated any applicable Anti-Corruption Laws, (ii) been nor is a Sanctioned Person nor has transacted business, directly or knowingly indirectly, with any Sanctioned Person nor otherwise violated Sanctions, nor (iii) violated any applicable Ex-Im Laws. For the past five (5) years, to Seller’s Knowledge, Seller has not received, with respect to the Purchased Assets or the conduct of the Business, any allegation, inquiry, notice or communication that alleges any of the foregoing Persons may have violated in any material respect any Anti-Corruption Laws, Sanctions or Ex-Im Laws, nor has made any voluntary or directed disclosure or prior disclosure related to such Laws.
Section 5.19    Permits. Schedule 5.19(a) of the Seller Disclosure Schedule sets forth a true, correct and complete list of all material Permits obtained or held by Seller as of the Effective Date with respect to the Purchased Assets or its operation of the Business (“Seller Permit”). The Purchased Permits include all Permits material to the conduct of the Business as now being conducted or material to the ownership, lease or use of the Purchased Assets and the operation of the Business as it is currently conducted. Each Seller Permit is valid and in full force and effect and Seller is in compliance with all its obligations with respect thereto, except for such failure to be in full force and effect or noncompliance as would not, individually or in the aggregate, reasonably be expected to be material to the Business. None of such the Purchased Permits will, in connection with the Transactions, be subject to suspension, modification, revocations or non-renewals that, individually or in the aggregate, would reasonably be expected to be material to the Business. Except as disclosed in Schedule 5.19(b), no proceeding is pending or, to the Knowledge of Seller, to suspend, revoke, withdraw, modify or limit any Seller Permit that, individually or in the aggregate, would reasonably be expected to be material to the Business.
Section 5.20    Employee Benefits.
(a)    Schedule 5.20 of the Seller Disclosure Schedule sets forth a list of all Employee Plans. Seller has made available to Buyer a copy of each material Employee Plan document. Each Employee Plan (and each related trust, insurance Contract, or fund) has been established, maintained, funded and administered in all material respects in accordance with its terms and in compliance with the applicable requirements of ERISA, the Code, and other applicable Laws, and nothing has occurred and no condition exists with respect to any Employee Plan that could reasonably be expected to result in a material Tax, penalty or other Liability attributable to the Business.
(b)    Each Employee Plan that is intended to meet the requirements of a “qualified plan” under Code Section 401(a) has received a current favorable determination letter from the Internal Revenue Service or may rely upon a current opinion or advisory letter from the Internal Revenue Service, and nothing has occurred that could reasonably be expected to adversely affect the qualification of such Employee Plan.
(c)    No Employee Plan is, a: (i) “multiemployer plan” (as defined in Section 3(37) of ERISA); (ii) “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); or (iii) “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code).
(d)    Except as provided in the Employee Matters Agreement, the consummation of the Transactions will not result in Liability to Buyer or any Affiliate thereof for any Taxes or other Liabilities relating to any Employee Plan, including, but not limited to, any “controlled group liability.” As used in the preceding sentence, the term “controlled group liability” means any and all Liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code and (iv) as a result of the failure to comply with the continuation of coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.
(e)    Except as would not reasonably be expected to result in material Liability to Buyer or any of its Affiliates, with respect to each “defined benefit plan” (as defined in Section 3(35) of ERISA) or any other plan that is or was subject to Section 412 or 430 of the Code or Section 302 or Title IV of ERISA (each, a “Title IV Plan”): (i) no reportable event (within the meaning of Section 4043 of ERISA) has occurred within the last three years, or is expected to occur whether as a result of the Transactions or otherwise; (ii) the minimum funding standard under Section 430 of the Code has been satisfied and no waiver of any minimum funding standard or extension of any amortization periods has been requested or granted; (iii) all contributions required under Section 302 of ERISA and Section 412 of the Code have been timely made; (iv) all amounts due to the Pension Benefit Guaranty Corporation (“PBGC”) pursuant to Section 4007 of ERISA have been timely paid; (v) with respect to each Title IV Plan for which there has been a significant reduction in the rate of future benefit accrual as referred to in Section 204(h) of ERISA, the requirements of Section 204(h) of ERISA have been complied with; (vi) no Title IV Plan has been or is considered to be in “at risk” status under Section 430 of the Code or has been required to apply any of the funding-based limitations under Section 436 of the Code; (vii) there has been no event described in Section 4062(e) of ERISA, and the Transactions will not result in any event described in Section 4062(e) of ERISA; (viii) no event has occurred or circumstances exist that could result in a Liability under or with respect to Section 4069 of ERISA; and (ix) no notice of intent to terminate any Title IV Plan has been filed and no amendment to treat a Title IV Plan as terminated has been adopted and no proceeding has been commenced by the PBGC to terminate any Title IV Plan.
(f)    There is no material Action or claim (other than routine and undisputed claims for benefits) pending or, to the Seller’s Knowledge, threatened with respect to any Employee Plan, which Action or claim is attributable to the Business, and there is no fact or circumstance that could reasonably be expected to give rise to any such Action or claim that could result in Liability to the Business that would not constitute a Retained Liability.
(g)    Neither the execution and delivery of this Agreement, nor the consummation of the Transactions, either alone or in combination with another event, could, except as required by the Employee Matters Agreement: (i) entitle any Business Employee or individual service provider of the Business to any payment of compensation or benefits (whether in cash, property or the vesting of property); (ii) increase the amount of compensation or benefits due or payable to any Business Employee or individual service provider of the Business or (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit to any Business Employee or individual service provider of the Business, except, in each case, as will not result in Liability to Buyer or any Affiliate thereof.
(h)    No payment or benefit, individually or together with any other payment or benefit, that could be received (whether in cash, property or the vesting of property), as a result of the Transactions, either alone or in combination with another event, by any Business Employee or individual service provider of the Business would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code.
(i)    Neither Seller nor any of its Affiliates has any current or contingent obligation to indemnify, gross-up, reimburse or otherwise make whole any current or former employee, officer, director or other individual service provider of the Business for any Taxes, including those imposed under Section 4999 or Section 409A of the Code (or any corresponding provisions of state, local or foreign Tax law).

(j)    Schedule 5.20(j) of the Seller Disclosure Schedule sets forth a true and complete list of each outstanding equity-based award granted under any Employee Plan and held by a Business Employee, including for each such award, on a holder-by-holder basis, the type of award, the number of shares subject thereto, the grant date and the vesting schedule (including the amount vested and unvested).
Section 5.21    Title to Purchased Tangible Personal Property and Purchased Gas Inventory. Upon consummation of the Transactions (and assuming the receipt of the Seller Consents, the Buyer Consents, the Required Buyer Regulatory Approvals and the Required Seller Regulatory Approvals), Seller will have assigned, transferred and conveyed to Buyer good and transferable title to, or a valid leasehold interest in or valid right to use, the Purchased Tangible Personal Property and all Purchased Gas Inventory, free and clear of any Liens (other than Permitted Liens), except as would not reasonably be expected to materially and adversely affect Buyer’s operation of the Business or use of the Purchased Assets in the manner currently used; provided for the avoidance of doubt, that this Section 5.21 is not intended to make any representation or warranty with respect to access to the Pipeline System and other applicable Tangible Personal Property, as applicable, to the extent such access is subject to the terms and conditions of any applicable Easements, franchises, licenses, leases or other access or right-of-way grants or agreements.
Section 5.22    Sufficiency of Purchased Assets. Except (a) as disclosed in Schedule 5.22(a) of the Seller Disclosure Schedule, (b) for changes occurring after the Effective Date in the Ordinary Course of Business and consistent with the provisions of this Agreement, (c) for any services that may be provided to Buyer pursuant to the Transition Services Agreement or the Employee Matters Agreement, (d) for the Excluded Assets, and (e) subject to Section 7.18 and Section 7.19, to the extent any Purchased Contract, Purchased Permit, licenses for Licensed Business Software, Business Intellectual Property Rights, or Joint Use Servitude, Purchased Easements, or Real Property Leases may not be assigned or assignable in whole or in part to Buyer, the Purchased Assets constitute all of the property and assets used or held for use by Seller to conduct the Business and are sufficient for Buyer to conduct the Business in substantially the same manner as currently conducted by Seller. Other than as set forth on Schedule 5.22(b) of the Seller Disclosure Schedule, the Purchased Tangible Personal Property is, in all material respects, structurally sound, is in good operating condition and repair (ordinary wear and tear excepted), and is adequate for the uses to which it is being put, and none of the Purchased Tangible Personal Property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.
Section 5.23    Brokers’ Fees. No agent, broker, finder, investment company or commercial banker, or any other Person is, has earned or will be entitled to any broker’s, finder’s or similar fee, commission or payment arising in connection with this Agreement or any Ancillary Agreement as a result of any agreement, commitment or action by Seller or any Affiliate thereof that would give rise to any claims against Buyer or any Affiliate thereof.
Section 5.24    Software.
(a)    There is no Software Exclusively Related to the Business that is owned by Seller or its Affiliates.
(b)    Seller is a licensee of, or is otherwise granted a valid and enforceable right to use all Licensed Business Software. Seller has provided Buyer with true and complete copies of all Licensed Business Software licenses. Each license to Licensed Business Software is valid and binding on Seller or its Affiliate (with rights extending to Seller) in accordance with its terms and is in full force and effect. Neither Seller nor any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any material Licensed Business Software license. Neither Seller nor its Affiliates have granted to any Person any right or interest relating to any material Licensed Business Software other than as permitted under the terms of the applicable license.
(c)    With respect to any Open Source Software included in the Licensed Business Software, Seller (i) is and has been in material compliance with all applicable licenses with respect thereto and (ii) has made no modifications thereto.
Section 5.25    Solvency. Seller is not insolvent and will not be rendered insolvent by the consummation of the Transactions. As used in this Section 5.25, “insolvent” means that the sum of Seller’s debts and other probable Liabilities exceeds the present fair saleable value of Seller’s assets.
Section 5.26    Exclusivity of Representations and Warranties. Neither Seller nor any of its Affiliates or Representatives is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied (including, but not limited to, any relating to financial condition or results of operations of the Business or maintenance, repair, condition, design, performance, value, suitability, merchantability or fitness for any particular purpose of the Purchased Assets), except as expressly set forth in this Article V, and Seller hereby disclaims any such other representations or warranties.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Seller, as of the Effective Date and as of the Closing Date (except in each case to the extent any representation or warranty speaks expressly as of a different date), and that the following statements are true and correct:
Section 6.1    Organization of Buyer. Buyer (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite organizational power and authority to carry on its business as it is currently conducted and to own, lease and operate its properties where such properties are now owned, leased or operated and (c) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or license necessary, except in all cases where any failures of the representations in this sentence to be true would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer. Buyer is not a “foreign person” as defined in 31 CFR 800.224.
Section 6.2    Authorization and Validity. Buyer has all requisite organizational power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by Buyer of this Agreement and each Ancillary Agreement to which it is or will be a party, and the performance by Buyer of its obligations hereunder and thereunder, have been duly authorized by all necessary organizational action on the part of Buyer. This Agreement has been, and each Ancillary Agreement to which Buyer is or will be a party has been or when executed will be, duly executed and delivered by Buyer and constitutes, or will constitute when executed, a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the Remedies Exception. No other limited liability company proceedings on the part of Buyer are necessary to authorize this Agreement, the Ancillary Agreements and the consummation of the Transaction contemplated hereby or thereby.

Section 6.3    No Conflict or Violation. Neither the execution and delivery by Buyer of this Agreement or any of the Ancillary Agreements to which it is or will be a party, Buyer’s performance or compliance with any provision hereof or thereof, nor Buyer’s consummation of the Transactions will violate, conflict with, or result in a breach of any provision of the Organizational Documents of Buyer. Assuming receipt of the Consents set forth in Schedule 6.3 of the Buyer Disclosure Schedule (the “Buyer Consents”), the Required Seller Consents, the Required Buyer Regulatory Approvals, and the Required Seller Regulatory Approvals, and assuming the expiration or termination of the applicable waiting periods under the HSR Act, neither the execution and delivery by Buyer of this Agreement or any of the Ancillary Agreements to which it is or will be a party, Buyer’s performance or compliance with any provision hereof or thereof, nor Buyer’s consummation of the Transactions will, directly or indirectly (with or without notice or lapse of time): (a) violate in any material respect any Law or Permit applicable to Buyer or any of its assets or operations; or (b) result in a violation under, conflict with, result in a breach of, constitute (with due notice or lapse of time or both) a default (or give rise to any right of termination, purchase, first refusal, cancellation, acceleration or guaranteed payment), in each case, in any material respect, under the terms, conditions or provisions of any material Contract to which Buyer is a party; except, in the case of clauses (a) and (b), for such violations or breaches which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer.
Section 6.4    Financial Capacity.
(a)    Assuming (i) the financing contemplated by the Debt Commitment Letters and the Equity Commitment Letter are funded in accordance therewith and (ii) the conditions set forth in Section 10.1 and Section 10.3 are satisfied, Buyer will have at the Closing sufficient funds available to pay the Purchase Price and any fees, costs and expenses incurred by Buyer in connection with the Transactions.
(b)    As of the Effective Date, Buyer has furnished to Seller (i) a true, correct and complete executed copy of (A) that certain commitment letter, dated as of the Effective Date, by and between Buyer and HSBC Life (Singapore) Pte. Limited, HSBC Life (International) Limited, Hang Seng Insurance Company Limited, Teachers Insurance and Annuity Association of America, and PGIM Inc. (together with the term sheet and all exhibits, schedules and annexes thereto), as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof and (B) that certain commitment letter, dated as of the Effective Date, by and between Delta States Utilities NO Holdings, LLC and Barings LLC, Teachers Insurance and Annuity Association of America, and PGIM Inc. (together with the term sheet and all exhibits, schedules and annexes thereto), as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof (collectively, the letters referred to in clauses (A) and (B), the “Debt Commitment Letters”), and (C) all fee letters associated therewith (provided that provisions in the fee letters related solely to fees, economic terms (other than covenants) and the economic portion of “market flex” provisions set forth in such fee letters may be redacted (none of which redacted provisions could reasonably be expected to (1) reduce the aggregate amount of the Debt Financing to an amount such that the Closing could not be consummated and/or Buyer could not pay all amounts due to be paid by it on or prior to the Closing Date, including the Purchase Price, (2) impose any new condition or otherwise amend or modify in any manner adverse to the Buyer or its Affiliates or expand any conditions precedent to the funding of the Debt Financing or (3) delay or prevent the Closing or make the funding of the Debt Financing less likely to occur)) pursuant to which the Debt Financing Sources party thereto have committed to provide, subject to the terms and conditions therein, debt financing in the aggregate amount set forth therein for the purpose of funding the transactions contemplated by this Agreement and (ii) a true, correct and complete copy of the equity commitment letter (the “Equity Commitment Letter” and, together with the Debt Commitment Letters, the “Commitment Letters”), dated as of the Effective Date, from the Buyer

Sponsors to provide financing to Buyer in accordance with the terms of the Equity Commitment Letter. As of the Effective Date, the Commitment Letters have not been amended, modified, supplemented or restated in any respect, and no provisions or rights thereunder have been waived prior to the Effective Date, no such amendment, modification, supplement or restatement is pending or contemplated by Buyer or, to the Knowledge of Buyer, by the other parties thereto or the subject of discussions, and the respective commitments contained in the Commitment Letters have not been withdrawn, terminated, repudiated, reduced or rescinded in any respect, and to the Knowledge of Buyer, no such withdrawal, termination, repudiation, reduction or rescission is contemplated. As of the date of this Agreement, there are no side letters or other contracts, arrangements or understandings (written or oral) directly or indirectly related to the Debt Financing. As of the date of this Agreement, (i) Buyer is not in default or breach under the terms and conditions of the Debt Commitment Letters and (ii) to the Knowledge of Buyer, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to (A) constitute a default or breach under the Debt Commitment Letters on the part of Buyer or any of its Affiliates or, to the Knowledge of Buyer, any other party thereto or (B) constitute a failure to satisfy a condition under any Debt Commitment Letter on the part of Buyer or, to the Knowledge of Buyer, any other party thereto. The Commitment Letters are not subject to any conditions or other contingencies other than as set forth expressly therein and are in full force and effect and are the legal, valid, binding and enforceable obligation of Buyer and, to the Knowledge of Buyer, each of the other parties thereto, as the case may be, subject to the Remedies Exception. Assuming the satisfaction of the conditions set forth in Section 10.1 and Section 10.3, Buyer has no reason to believe that (i) it or any other party thereto will not be able to satisfy on a timely basis any term or condition of the Debt Commitment Letters, including any condition to the closing of the Debt Financing, or (ii) the full amount of the Debt Financing will not be made available to Buyer at or prior to the Closing Date. All commitment and other fees required to be paid under the Debt Commitment Letters prior to the Effective Date have been paid in full, and assuming the satisfaction of the conditions set forth in Section 10.1 and Section 10.3, Buyer is unaware of any fact or occurrence existing on the Effective Date that would reasonably be expected to make any of the assumptions or any of the statements set forth in the Commitment Letters inaccurate or that would reasonably be expected to cause the Commitment Letters to be ineffective.
Section 6.5    Litigation. There are no Actions pending or, to the Knowledge of Buyer, threatened by or before any Governmental Authority against Buyer or any Affiliate thereof that could limit Buyer’s ability to acquire, own or operate the Business or that would, individually or in the aggregate, reasonably be expected to be material to Buyer. There are no outstanding Orders to which Buyer or any Affiliate thereof is a party or by which it is bound by or with any Governmental Authority that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer or otherwise limit Buyer’s ability to acquire, own or operate the Business.
Section 6.6    Brokers’ Fees. No agent, broker, finder, investment company or commercial banker, or any other Person is, has earned or will be entitled to any broker’s, finder’s or similar fee, commission or payment arising in connection with this Agreement or any Ancillary Agreement as a result of any agreement, commitment or action by Buyer or any Affiliate thereof that would give rise to any claims against Seller or any Affiliate thereof.
Section 6.7    Information. Buyer has had access to the facilities, books, records and personnel of Seller and its Affiliates as Buyer has deemed necessary and appropriate in order for Buyer to investigate to its satisfaction the Business and properties of Seller and its Affiliates sufficiently to make an informed investment decision to purchase the Purchased Assets and to enter into this Agreement and the Ancillary Agreements. Buyer (either alone or together with its advisors) has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its purchase of the Purchased Assets and is capable of bearing the economic risks of such purchase. Buyer agrees to accept the Purchased Assets on the Closing Date based upon its own investigation, examination and determination with respect thereto as to all matters and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to Seller, except as expressly set forth in this Agreement or the Ancillary Agreements.
ARTICLE VII
COVENANTS
Section 7.1    Conduct of Business. Seller covenants and agrees that from the Effective Date through the Closing or, if earlier, the date this Agreement is validly terminated, except (i) as expressly required or expressly permitted by this Agreement (including as described on Schedule 7.1(i) of the Seller Disclosure Schedule) or the Ancillary Agreements, (ii) as required by any applicable Law, or (iii) as otherwise with the prior written consent of Buyer (which consent may not be unreasonably withheld, conditioned or delayed), Seller shall, and shall direct its Affiliates to (solely with respect to the Business, Purchased Assets and Assumed Liabilities):
(a)    operate the Purchased Assets and conduct the Business in the Ordinary Course of Business;
(b)    use commercially reasonable efforts to comply with applicable Law with respect to the conduct of the Business, Purchased Assets and Assumed Liabilities;
(c)    use commercially reasonable efforts to preserve, maintain and protect the operations, organization, assets, facilities, accounts, Permits, Consents, approvals, bonds, goodwill and reputation of the Business, including relationships with the customers and suppliers (including the Material Suppliers), lessors, licensors and others having material business relationships, including with applicable Governmental Authorities, in the Ordinary Course of Business;
(d)    use commercially reasonable efforts to maintain Inventory, Purchased Gas Inventory and supplies at levels consistent with the Ordinary Course of Business;
(e)    use commercially reasonable efforts to maintain or cause to be maintained in full force and effect the Business Insurance Policies (or comparable replacement coverage to the extent reasonably available);
(f)    not (i) enter into any Contract that would have been required to be listed on Schedule 5.11(a) of the Seller Disclosure Schedule if such Contract had been in effect as of the Effective Date, (ii) amend or modify in any material respect, terminate or, except as required by its terms, renew or extend any Material Contract or Affiliate Arrangement, or (iii) waive any default by, material term of or material right against, or release, settle or compromise any material claim against, any other party to a Material Contract or Affiliate Arrangement, in each case of clauses (i)-(iii), subject to the limitations set forth in Section 7.1(i); provided, that neither (A) any Contract for the provision of services in the Ordinary Course of Business to any customer pursuant to standard general “Terms and Conditions”, “Service Standards” or applicable rate schedules of Seller nor (B) any Employee Material Contract shall constitute a Material Contract for purposes of this Section 7.1(f);
(g)    not sell, assign, pledge, lease, license, transfer, mortgage, encumber (including by creating a Lien other than a Permitted Lien), abandon, permit to lapse, or otherwise dispose of, or make or enter into any Contract for the sale, assignment, pledge, lease, license, transfer, mortgage, encumbrance or lapse or disposition of, any assets or properties which would be included in the Purchased Assets, except for (i) the use or disposition of Consumables or transfer, disposition or removal of obsolete, broken or worn out assets or the sale of natural gas inventory, in each case, in the Ordinary Course of Business, (ii) any sale, lease, license, transfer, or disposition made to Buyer Group; or (iii) any sale, assignment, transfer, or other disposal of any assets or properties which would be included in the Purchased Assets not in excess of $350,000 on an annual basis;
(h)    not make or commit to make any capital expenditure in respect of the Business in excess of 115% of the amount in the annual budget set forth on Schedule 7.1(ii) of the Seller Disclosure Schedule and not otherwise authorized for recovery in rate base or required or mandated by any Orders issued by, settlements or agreements with, the NOCC or any other applicable Governmental Authority;
(i)    not (i) change any accounting policies or procedures, (ii) accelerate the collection of or discount of accounts receivable or delay of the payment of accounts payable or accrued expenses, in each case other than as required by Law or in the Ordinary Course of Business, (iii) accelerate or delay the sale, transfer, licensing or other disposition of products or services of the Business, in each case, other than in the Ordinary Course of Business or (iv) delay capital expenditures, repairs or maintenance in any material respect, in each case, other than in the Ordinary Course of Business;
(j)    except as required by the Employee Matters Agreement, any CBA or collective bargaining obligation, or any Employee Plan in existence as of the Effective Date or in the Ordinary Course of Business, not, (i) except as would not result in material Liability to Buyer or its Affiliates, grant, announce or increase any bonus or other cash or equity or equity-based incentive awards, salary, severance, termination, retention, change in control, transaction or other compensation or benefits to any Business Employee or individual service provider of the Business; (ii) except as would not result in material Liability to Buyer or its Affiliates in excess of the requirements set forth in the Employee Matters Agreement, establish, adopt, amend, modify, or terminate any Employee Plan or any other benefit or compensation plan, policy, program, contract, agreement or arrangement that would be an Employee Plan if in effect on the date hereof, other than with respect to Employee Plans that apply generally and are not targeted to the Business Employees or other individual service providers of the Business; (iii) except as would not result in material Liability to Buyer or its Affiliates in excess of the requirements set forth in the Employee Matters Agreement, increase or accelerate or commit to accelerate the funding, payment or vesting of the compensation or benefits provided to any Business Employee or individual service provider of the Business; (iv) enter into any employment or consulting agreement or arrangement with, any Business Employee or other individual service provider of the Business whose annualized compensation opportunities would exceed $300,000, other than to fill vacancies that arise in the Ordinary Course of Business; (v) reassign the duties of (A) any Business Employee such that he or she is no longer a Business Employee or (B) any other employee of Seller with annual compensation exceeding $300,000, such that he or she would be a Business Employee; or (vi) loan or advance any money or other property (other than advances of business and travel expenses) to any Business Employee or other individual service provider of the Business;
(k)    not implement or announce any employee layoffs, furloughs, reductions in force, plant closings, reductions in compensation or other similar actions that would trigger notice obligations to Business Employees under the WARN Act other than to the extent such obligations would constitute a Retained Liability or a liability retained by Seller in accordance with the terms of the Employee Matters Agreement;
(l)    not license (except for non-exclusive licenses granted to customers in the Ordinary Course of Business), sell, assign, transfer, lease, transfer, exchange, swap, abandon,

subject to a Lien, allow to lapse, terminate or expire, fail to enforce, maintain or protect, or otherwise dispose of any Business Intellectual Property Rights;
(m)    other than with respect to the regulatory proceedings before the NOCC, not (i) by compromise or settle any Action which would reasonably be expected to give rise to Liabilities to be borne by Buyer in excess of $1,000,000 individually or $2,500,000 in the aggregate; or (ii) modify, waive, settle, cancel, permit to lapse or otherwise terminate any claim or right of material value that is a Purchased Asset, including any write-off or other compromise of any accounts receivable; or
(n)    not authorize or commit to do or agree to take, whether in writing or otherwise, any of the foregoing prohibited actions.
Nothing in the foregoing clauses (a), (d), (f)(i) or (ii), (g), (h), (i)(iii) or (iv), or (n) (solely as clause (n) relates to the foregoing clauses (a), (d), (f)(i) or (ii), (g), (h), (i)(iii) or (iv)) shall prevent or prohibit Seller or its Affiliates from (x) making reasonably necessary repairs due to unanticipated breakdown or casualty (not resulting from any other breach of any of the Combined Agreements), (y) taking reasonable actions pursuant to and consistent with bona fide established policies and procedures in effect as of the Effective Date adopted in the Ordinary Course of Business (e.g., Seller’s business continuity plan) in response to an Emergency so long as promptly disclosed in writing to Buyer, or (z) taking COVID-19 Measures. Nothing in the foregoing clauses (f), (g), (h), (j), (m) or (n) (solely as clause (n) relates to the foregoing clauses) shall prevent or prohibit Seller or its Affiliates from taking any action to the extent contemplated by the 2023 annual budget set forth on Schedule 7.1(ii) of the Seller Disclosure Schedule (to the extent not in excess of 115% of the applicable line item for the 2023 annual budget, on a combined basis with the 2023 budget for the “Business” (as defined in the ELL PSA)) or any annual budget for any subsequent year adopted by Seller in good faith (to the extent not in excess of 115% of the applicable line item for the prior year’s annual budget, on a combined basis with the 2023 budget for the “Business” (as defined in the ELL PSA)).
Section 7.2    Exclusivity. During the period from the Effective Date through the Closing or the earlier valid termination of this Agreement pursuant to Section 12.1, (a) Seller shall not, and shall cause its Affiliates and its and their respective Representatives not to, directly or indirectly, (i) negotiate, propose, authorize, or enter into or consummate any agreement or arrangement (whether definitive, in principle, or otherwise) with respect to any transaction involving a disposition of the Business, or a material portion of the Purchased Assets or the Assumed Liabilities (an “Alternative Transaction”), (ii) solicit, initiate, knowingly encourage, continue, engage in or conduct any discussions or negotiations with respect to an Alternative Transaction with any Person (other than Buyer and its Affiliates and its and their respective Representatives), (iii) furnish any information or afford access to the properties, books, or records of Seller, its Affiliates or the Business to any Person (other than Buyer and its Affiliates and its and their respective Representatives) that has made or may consider proposing an Alternative Transaction, or (iv) otherwise assist or participate in, or knowingly facilitate or encourage any offer or attempt by any other Person (other than Buyer and its Affiliates and its and their respective Representatives) to do any of the foregoing in connection with an Alternative Transaction; provided, that Alternative Transaction shall not include, and the foregoing clause (a) shall not prohibit any recapitalization, reorganization, offering, financing, refinancing, restructuring, merger, consolidation, business combination, joint venture, purchase or disposition of Seller so long as such transaction does not (A) impair, prevent, restrain, delay or prohibit any of the Combined Transactions or (B) result in Seller ceasing to be a direct or indirect majority-owned subsidiary of Entergy Corporation, (b) Seller shall, and shall cause its Representatives to, terminate any and all negotiations or discussions with any third party regarding any proposal concerning any Alternative Transaction, and (c) Seller shall promptly terminate, or cause its Affiliates and its and their respective Representatives to terminate, all access to data room(s) or other information provided to any Person (other than Buyer and its Affiliates and its and their respective Representatives) in connection with an Alternative Transaction.  Notwithstanding the foregoing, nothing in this Section 7.2 shall prevent or prohibit any acts of Seller with respect to the Excluded Assets, including the transfer of the Excluded Assets (but without limiting the rights or obligations of the Parties with respect to the Excluded Assets properties to be subject to the Magnolia Lease).
Section 7.3    Access to Information; Confidentiality.
(a)    From the Effective Date until the Closing Date, or, if earlier, the date this Agreement is terminated pursuant to Section 12.1, Buyer may make or cause to be made such investigation of the Business, Purchased Assets and Assumed Liabilities, and any properties (including the Transferred Real Property), financial materials, books and records related thereto as Buyer deems reasonably necessary or advisable. Seller shall, and shall cause its Affiliates to, permit Buyer and its Affiliates, and its and their respective Representatives, including their independent accountants, to have reasonable access to the properties (including the Transferred Real Property), facilities, financial materials, books and records of Seller Primarily Related to the Business, Purchased Assets and Assumed Liabilities, and appropriate Representatives of Seller and its Affiliates, in each case, during normal business hours to review information and documentation relative to the properties (including the Transferred Real Property), financial materials, books, contracts, commitments and records of the Business, the Purchased Assets and the Assumed Liabilities; provided that such investigation shall only be upon reasonable notice, shall not materially disrupt personnel and operations of the Business and shall be at Buyer’s sole cost and expense. Buyer’s inspection right with respect to the environmental condition of the Business or any real properties (including the Transferred Real Property) shall include conducting a Phase I Environmental Site Assessment in accordance with the ASTM International Standard Practice Environmental Site Assessments: Phase I Environmental Site Assessment Process (Publication Designation: E1527 or E2247) or a similar assessment (“Phase I”) and shall not include invasive sampling or testing of any environmental media without obtaining the prior written consent of Seller, in its sole discretion; provided, that if after conducting a Phase I, any such invasive or subsurface sampling, testing or other activities are recommended or reasonably necessary to determine the existence or scope of any potential Environmental Condition and Seller, or any Affiliate thereof or any third party, as applicable, withholds its consent to conduct such activities, Buyer may still deliver an Environmental Objection Notice to Seller pursuant to Section 4.3 with respect to any such Owned Real Property or Leased Real Property based on information available to Buyer, and the failure to perform any such invasive or subsurface sampling or other activities for the reasons set forth in this Section 7.3(a) shall not be a basis for invalidating or otherwise prejudice such Environmental Objection Notice. All requests for access to the offices, properties (including the Transferred Real Property), books and records, and Representatives of Seller shall be made to such Representatives of Seller as Seller shall designate in writing to Buyer, who shall be solely responsible for coordinating all such requests and all access permitted hereunder. Any access to the offices, properties, books and records of Seller shall be subject to any COVID-19 Measures and the following additional limitations: (i) such access shall not violate any applicable Law or Order; (ii) Buyer shall give Seller notice at least two (2) Business Days before conducting any inspections on or communicating with any third party relating to any property of Seller or any third party, including any Owned Real Property or Leased Real Property, and a Representative of Seller shall have the right to be present when Buyer or any Representative of Buyer conducts its investigations on any such property; (iii) neither Buyer nor any of its Representatives shall damage the property or any portion thereof of Seller or any third party, including any Owned Real Property or Leased Real Property; (iv) Buyer shall: (A) use commercially reasonable efforts to perform all on-site due diligence reviews and all communications with any Person on an expeditious and efficient basis; and (B) indemnify, defend and hold harmless Seller, its Affiliates and each of their respective employees, directors, officers and agents from and against all Damages arising out of injury to or death to any individual and damage to or destruction of any property (including the Transferred Real Property) resulting from or relating to the investigation of the Business or any portion thereof by Buyer, its Affiliates or their respective Representatives under this paragraph, except to the extent arising out of the Fraud, gross negligence, bad faith or willful misconduct of Seller, an Affiliate thereof or any of their respective Representatives; and (v) such access will not include access to books, records or other items that are privileged under the attorney-client privilege or attorney work product privilege or any other self-auditing privilege or policy from a Governmental Authority or that would otherwise result in an action that would constitute or result in a waiver of such privilege; provided that Seller shall use commercially reasonable efforts to disclose such privileged information in a manner that would not reasonably be expected to constitute a waiver of any such privilege; provided, further, that in the event the restrictions in clauses (i) or (v) applies, Seller shall promptly provide Buyer with a reasonably detailed description of the nature of the information not provided, and Seller shall cooperate with Buyer in good faith to use commercially reasonable efforts to design and implement alternative disclosure arrangements to enable Buyer and its Affiliates, and its and their respective Representatives, to evaluate such information without forfeiture or violation of the restrictions in clauses (i) and (v). The foregoing indemnification obligation shall survive the Closing or termination of this Agreement. Notwithstanding the foregoing, Buyer’s indemnification obligations under this Section 7.3(a) shall not apply to the extent Buyer merely discovers environmental conditions in connection with any such investigation.
(b)    For a period of two years following the Closing or the termination of this Agreement, (i) Seller shall, and shall cause its Affiliates and direct its Representatives to, hold all Buyer Confidential Information in strict confidence and not disclose any Buyer Confidential Information to any Person other than its Affiliates and Buyer’s Representatives or as otherwise set forth in this Section 7.3(b). “Buyer Confidential Information” means all information in any form arising from, related to or in connection with the Business, Purchased Assets or Assumed Liabilities or the negotiation of this Agreement, including (A) financial condition, results of operations, methods of operation, internal business information, employee information or otherwise, (B) individual requirements of, specific contractual arrangements with, and information about, the Business, the Material Suppliers, (C) industry research compiled by, or on behalf of Seller, including identities of potential target companies, management teams, and transaction sources identified by, or on behalf of, Seller, and (D) compilations of data and analyses, processes, methods, track and performance records, data and data bases relating thereto. “Buyer Confidential Information” as used in this Agreement does not include any information that (i) is in the public domain through no violation of this Agreement, (ii) is lawfully acquired by Seller or any of its Affiliates or Representatives or (iii) is developed independently by Seller or any of its Affiliates or Representatives without the use of Buyer Confidential Information that Primarily Relates to the Business. Notwithstanding the foregoing, Seller may disclose Buyer Confidential Information to the extent that such information is required to be disclosed by Seller by Law or in connection with any proceeding by or before a Governmental Authority, including any disclosure, financial or otherwise, required to comply with the rules of any securities commission or exchange. In the event that Seller believes any such disclosure is required (other than disclosure required to be made in any filings with the United States Securities and Exchange Commission), Seller will give Buyer notice thereof as promptly as possible and will cooperate with Buyer in seeking any protective orders or other relief as Buyer may reasonably request.
(c)    For a period of two years following the Closing or the termination of this Agreement, (i) Buyer shall, and shall cause its Affiliates and direct its Representatives to, hold all Seller Confidential Information in strict confidence and not disclose any Seller Confidential Information to any Person other than its Affiliates and Seller’s Representatives or as otherwise set forth in this Section 7.3(c). “Seller Confidential Information” means (i) prior to the Closing, all information in any form heretofore or hereafter obtained from Seller in connection with

Buyer’s evaluation of the Business, Purchased Assets or Assumed Liabilities, the Transition or the negotiation of this Agreement, whether pertaining to financial condition, results of operations, methods of operation or otherwise, other than information that is in the public domain through no violation of this Agreement or the Confidentiality Agreement by Buyer, its Affiliates, or Buyer’s Representatives and (ii) after the Closing, information in any form heretofore or hereafter obtained from Seller in connection with Buyer’s evaluation of the Business, Purchased Assets or Assumed Liabilities primarily related to the Excluded Assets, Retained Liabilities or Seller’s or its Affiliate’s businesses other than the Business. “Seller Confidential Information” as used in this Agreement does not include any information that (i) is in the public domain through no violation of this Agreement, (ii) is lawfully acquired by Buyer or any of its Affiliates or Representatives or (iii) is developed independently by Buyer or any of its Affiliates or Representatives without the use of Seller Confidential Information. Notwithstanding the foregoing, Buyer may disclose Seller Confidential Information to the extent that such information is required to be disclosed by Buyer by Law or in connection with any proceeding by or before a Governmental Authority, including any disclosure, financial or otherwise, required to comply with the rules of any securities commission or exchange. In the event that Buyer believes any such disclosure is required (other than disclosure required to be made in any filings with the United States Securities and Exchange Commission), Buyer will give Seller notice thereof as promptly as possible and will cooperate with Seller in seeking any protective orders or other relief as Seller may reasonably request.
(d)    The Parties agree that, notwithstanding anything to the contrary in the Confidentiality Agreement, the Confidentiality Agreement shall survive until the Closing or termination of this Agreement and shall terminate and be of no further force and effect at Closing or upon termination of this Agreement.
Section 7.4    Efforts to Close. Subject to the terms and conditions herein, each of the Parties shall cooperate, and shall direct their Representatives to cooperate, with the other and use reasonable best efforts to consummate and make effective, as soon as reasonably practicable, the Transactions, including the satisfaction of all conditions to the Closing set forth herein. Such actions shall include (a) in the case of Seller, using its reasonable best efforts to (i) obtain as soon as reasonably practicable (and prior to the Expiration Date) the Combined Required Seller Regulatory Approvals, the Combined Required Buyer Regulatory Approvals, the Required Seller Consents and the Combined Initial Prayer Matters and (ii) eliminate or prevent the imposition of a Buyer Burdensome Condition or a Seller Burdensome Condition, including in connection with obtaining the Combined Required Seller Regulatory Approvals, Combined Required Buyer Regulatory Approvals and the Required Seller Consents, and effecting all other necessary notifications, registrations and filings, including filings under applicable Laws and all other necessary filings with any Governmental Authority having jurisdiction over Seller, the Business or the Purchased Assets, and (b) in the case of Buyer, using its reasonable best efforts to (i) obtain as soon as reasonably practicable (and prior to the Expiration Date) the Combined Required Buyer Regulatory Approvals, the Combined Required Seller Regulatory Approvals, the Required Buyer Consents and the Combined Initial Prayer Matters and (ii) eliminate or prevent the imposition of a Buyer Burdensome Condition or a Seller Burdensome Condition, including in connection with obtaining the Combined Required Buyer Regulatory Approvals, Combined Required Seller Regulatory Approvals and the Required Buyer Consents, and effecting all other necessary notifications, registrations and filings, including filings under applicable Laws and all other necessary filings with any Governmental Authority having jurisdiction over Buyer and its assets. Prior to the Closing, (A) neither Party nor any Affiliate thereof shall enter into or complete any transaction that would reasonably be expected to delay, hinder or prohibit the consummation of the Transactions, including causing the failure of the Closing conditions set forth in Article X to be satisfied, without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed), and (B) each Party shall keep the other Party reasonably apprised of its progress with respect to the satisfaction of the conditions to the obligations of such Party set forth in Article X and provide the other with updates with respect to such progress upon the request of the other Party. Notwithstanding anything in this Agreement to the contrary, no Party nor any of its Affiliates shall be required to agree to any obligations or modifications to Contracts, accommodations or concessions (financial or otherwise), commence any Action, waive or surrender any right or to otherwise suffer any detriment (other than as expressly required under this Agreement) in order to obtain the consent of any Person other than a Governmental Authority. Buyer shall use reasonable best efforts to enable Buyer to operate the Business on a standalone basis separate from Seller and its Affiliates as soon as reasonably practicable after the Second Phase Start Date (and, in any event, no later than the Second Phase Expiration Date), subject to the provision of any services to be provided pursuant to the Transition Services Agreement.
Section 7.5    Regulatory Approvals.
(a)    Subject to Section 7.4, Seller and Buyer each shall file or cause to be filed with the Federal Trade Commission and the Department of Justice all notifications and filings required to be filed under the HSR Act with respect to the Transactions. The Parties shall consult with each other as to the appropriate time of filing such notifications and filings (taking into account the expected expiration of any approval received), and shall agree in good faith upon the timing of such filings (which initial filing shall be no later than the later of (i) ten (10) Business Days following the Second Phase Start Date and (ii) the eleven (11) month anniversary of the Effective Date or such later date as the Parties otherwise agree) and shall use reasonable best efforts to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of filing.
(b)    With respect to (i) the necessary application(s) by the Parties to the NOCC with respect to the Transactions, (ii) and with respect to the application(s) to FERC requesting waiver of applicable capacity release rules and (iii) any necessary applications for approval in connection with the matters set forth on Schedule 7.5(b)(i), each Party shall cooperate with each other and use reasonable best efforts to file such necessary application(s) with the NOCC, FERC or other applicable Governmental Authority as soon as practicable and in any event (unless unexpected, material substantive legal or regulatory issues arise) no later than ninety (90) days after the Effective Date. The Parties agree that the initial application to the NOCC will include the matters set forth on Schedule 7.5(b)(ii) (such matters, the “Initial Prayer Matters”).
(c)    Buyer shall, with respect to the Required Buyer Regulatory Approvals, and Seller shall, with respect to the Required Seller Regulatory Approvals:
(i)    promptly enter into negotiations, provide information or make proposals to the extent necessary and consistent with reasonable best efforts to eliminate any concerns on the part of any Governmental Authority regarding the legality under any applicable Law of the consummation of the Transactions;
(ii)    use reasonable best efforts to prevent the entry in a judicial or administrative proceeding brought by any Governmental Authority or any other Person for a permanent or preliminary injunction, temporary restraining order or other Order that would make consummation of the Transactions unlawful or that would prevent or delay such consummation;
(iii)    promptly take, in the event that such an injunction or other Order has been issued in such a proceeding, any and all commercially reasonable efforts, including the appeal thereof, the posting of a bond or the steps contemplated by Section 7.5(c)(i), necessary to vacate, modify or suspend such injunction or Order so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement;
(iv)    provide counsel for the other Party reasonable opportunity to review in advance and make reasonable comments on any proposed material written communication or joint filing with any Governmental Authority in connection with obtaining such approvals; and
(v)    use reasonable best efforts to ensure that the other Party is informed of all scheduled meetings and discussions regarding the Transactions between a Party and any Governmental Authority and provided a reasonable opportunity to participate in such meetings and discussions; provided, however, that in no event will this provision be construed to give the other Party the right to participate in meetings and discussions between a Party and any Governmental Authority the proposed subject matter of which is not primarily related to the Transactions.
(d)    The Parties shall use reasonable best efforts to have the Purchased Permits held by Seller and required to be held by Buyer with respect to the Business, the Purchased Assets, or the Assumed Liabilities, transferred, assigned or reissued to Buyer under the applicable Laws as of the Closing. Each Party shall be responsible for its own costs and expenses related to such efforts. Each of the Parties shall use reasonable best efforts, and cause its Affiliates and Representatives to use reasonable best efforts, to cooperate with the other Party and prepare, execute and deliver the required forms or provide timely and appropriate notices and information to Governmental Authorities to allow Buyer to obtain the Purchased Permits to be transferred, assigned or re-issued to Buyer pursuant to Section 2.1(a). Buyer and Seller further acknowledge and agree that such action may be required prior to, on or after the Closing Date. Should the transfer or assignment or revocation or re-issuance of any such Purchased Permit to Buyer not be completed as of the Closing Date, the Parties shall enter into, at the Closing, a written agreement reasonably acceptable to each of the Parties wherein Seller grants Buyer authorization to operate the applicable Purchased Assets under the authority and pursuant to the terms and conditions of Seller’s relevant Permit until such time as the Governmental Authorities in question properly complete the transfer, assignment or re-issuance of that Permit to Buyer, if allowed under applicable Laws. Notice of such written agreement shall be provided to the Governmental Authority issuing, assigning or transferring the Purchased Permit to the extent required by applicable Law.
(e)    Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement, including Section 7.4 or this Section 7.5, shall (i) require (A) Buyer or its Affiliates to agree to or make any undertaking or take any actions to the extent that such undertaking or action would constitute or would reasonably be expected to result in a Buyer Burdensome Condition or (B) Seller or its Affiliates to agree to or make any undertaking or take any actions to the extent that such undertaking or action would constitute or would reasonably be expected to result in a Seller Burdensome Condition or (ii) require any Party to agree to any amendment or waiver of the terms of this Agreement, the ELL PSA, the Employee Matters Agreement, the Equity Commitment Letter, the Equity Commitment Letter (as defined in the ELL PSA), the Limited Guarantee, the Limited Guarantee (as defined in the ELL PSA), the Debt Commitment Letters or the Debt Commitment Letters (as defined in the ELL PSA); provided that the Parties acknowledge that the terms of any Order related to the Required Buyer Regulatory Approvals or the Required Seller Regulatory Approvals shall not be deemed to be an amendment or waiver of the terms of such agreements solely by reason of such Order addressing subject matter that is also addressed by such agreements.

Section 7.6    Insurance.
(a)    Buyer acknowledges and agrees that, from and after the Closing, the Purchased Assets and the Business shall cease to be insured by Seller’s and its Affiliates’ insurance policies with respect to the Purchased Assets and the Business. Buyer shall be solely responsible for providing insurance with respect to coverage of the Purchased Assets or the Business for any event or occurrence that occurs on or after the Closing. With respect to events, circumstances or claims relating to the Purchased Assets or the Business that occurred or existed prior to the Closing Date that resulted in damages and which are covered by Seller’s or its Affiliates’ occurrence-based insurance policies (collectively, the “Pre-Closing Insurance”), on or after the Closing, at Buyer’s reasonable written request, Seller and its Affiliates shall reasonably cooperate with Buyer in Buyer’s pursuit of recovery under any such Pre-Closing Insurance policy of Seller or its Affiliates to the extent applicable to the Purchased Assets or the Business, including by (i) continuing to pursue any claims pending under Pre-Closing Insurance as of the Closing to the extent applicable to the Purchased Assets or the Business and (ii) making claims and using commercially reasonable efforts to recover under the Pre-Closing Insurance to the extent such coverage and limits are available with respect to the applicable claim under the Pre-Closing Insurance as of the date of any such claim. By requesting that Seller continue to pursue or make any claims under the Pre-Closing Insurance, Buyer agrees to reimburse Seller or its Affiliates for any reasonable, documented, out-of-pocket costs incurred by any of them on or after the Closing as a result of such claims and Buyer or its Affiliates shall exclusively bear (including, as applicable, reimbursing Seller for) the amount of any “deductibles”, net retentions or self-insurance amounts of Seller or its Affiliates (including as set forth on Schedule 7.6(a)) associated with such claims under the Pre-Closing Insurance; provided, that if such out-of-pocket costs are reasonably expected to exceed the amount of any recovery, net of any applicable deductibles or net retentions, to the extent reasonably practicable, Seller shall notify Buyer thereof in writing prior to incurring any such out-of-pocket costs. Seller shall hold in trust for and pay to Buyer, promptly upon receipt thereof, all proceeds, recoveries and other monies received by Seller or any of its Affiliates in connection with its claim under any Pre-Closing Insurance.
(b)    In connection with the execution of this Agreement, Buyer will obtain and conditionally bind the RWI Policy. Buyer shall not (and will not permit the insurer to) amend, waive or otherwise modify the subrogation provisions in the RWI Policy benefitting Seller or any of its Affiliates, subsidiaries, or any of their respective successors in a manner that adversely affects such Persons in any material respect, without Seller’s prior written consent, which consent may be withheld in Seller’s sole discretion. Seller shall, and shall cause its Affiliates to, reasonably cooperate in good faith and use commercially reasonable efforts to assist Buyer in connection with the RWI Policy, including by providing additional diligence information reasonably requested to assist Buyer in its efforts (i) to address and remove any conditional exclusions under the RWI Policy consistent with Article IV, (ii) to satisfy any diligence-related bringdown conditions, and (iii) to undertake additional lien and litigation searches that may be required under the RWI Policy, in each case, prior to the Closing.
Section 7.7    Notification of Certain Matters. Between the Effective Date and the Closing Date, each Party will use reasonable best efforts to provide prompt written notice to the other Party of: (i) if and to the extent the other Party is not copied on such notice or has not participated in or received such communication, any written notice or other written communication from any Governmental Authority in connection with or relating to the Transactions and (ii) any notice or other communication from any third party alleging that the Consent of such third party is or may be required in connection with the Transactions or that the Transactions otherwise may violate the rights of or confer remedies upon such third party.

Section 7.8    Public Announcements. Neither Party, nor its respective Affiliates, will issue any press release or any public statement with respect to this Agreement, any Ancillary Agreement or the Transactions without the Consent of the other Party, except (a) to the extent otherwise required by applicable Law or the regulations of any stock or commodities exchange (including any filings of financial statements by a Party or its Affiliates with the Securities and Exchange Commission), (b) in connection with a Party’s or its Affiliates’ obligations as a publicly-held, exchange-listed company (including disclosures required to be made in the financial statements of any Party or of any of its Affiliates) or (c) as otherwise agreed to in writing by the Parties; provided, however, in each case, such permitted disclosure may only be made after consultation with the other Party and consideration in good faith of any changes proposed by such other Party. Notwithstanding the foregoing, (i) Seller and its Affiliates may make any public statements in response to questions by the press, analysts, investors or those attending industry conferences or analyst or investor conference calls that are consistent in all material respects with any prior public disclosures regarding the Transactions contemplated herein (to the extent the information to be utilized from such prior public disclosures remains accurate in all material respects) and (ii) the Parties and their Affiliates may make non-public announcements regarding this Agreement and the Transactions to their and their Affiliates’ respective (A) directors, officers and employees, and (B) actual or potential direct or indirect equityholders, members, limited partners and investors without the consent of the other Party so long as such Persons are bound by obligations of confidentiality in respect of any such information disclosed to them. Notwithstanding anything in this Agreement to the contrary, nothing in this Section 7.8 will (1) prohibit any Party or its Affiliates from disclosing information consistent with any information in any press release or other public announcement that was previously agreed to and disseminated in compliance with this Section 7.8, and nothing in this Section 7.8 shall require a Party to consult with the other in connection with such disclosure or (2) prohibit any Party or its Affiliates from disclosing information in connection with obtaining the Required Buyer Regulatory Approvals and Required Seller Regulatory Approvals.
Section 7.9    Post-Closing Access; Preservation of Records; Litigation Support.
For a period of five (5) years after the Closing Date, to the extent permitted by applicable Law, (a) Buyer and its Representatives will have reasonable access to the records of the Business (designated as such in accordance with Seller’s records management and retention policy) in the possession of Seller, and to Seller and its Representatives, to the extent that such access may reasonably be required in connection with the Business, the Purchased Assets, the Assumed Liabilities or other matters relating to or affected by the operation of the Business and the Purchased Assets or the Assumed Liabilities and (b) Seller and its Representatives will have reasonable access to the Purchased Books and Records in the possession of Buyer, and to Buyer and its Representatives, solely to the extent reasonably necessary for financial reporting and accounting matters relating to the Business, the Purchased Assets or the Assumed Liabilities, the preparation or filing of any Tax Returns or the defense of any Tax or other claim or assessment relating to the Business, the Purchased Assets or the Assumed Liabilities; provided for the avoidance of doubt, that such access for either Party will not include access to any records (i) to the extent prohibited by any obligation of confidentiality owed to a third party, (ii) that involve information pertinent to any Action between a Party or its Affiliates, on the one hand, and the other Party and its Affiliates, on the other hand, or (iii) that are privileged under the attorney-client privilege, the attorney work product privileged or any other self-auditing privilege or policy of a Governmental Authority or that would otherwise result in an action that would constitute or result in a waiver of such privileges; provided, however, in the case of clause (iii), that each Party shall use its respective commercially reasonable efforts to disclose such applicable information in a manner that would not reasonably be expected to constitute a waiver of such privilege. Such access will be afforded by the applicable Party upon receipt of reasonable advance notice and during normal business hours, and will be conducted in such a manner as not to interfere unreasonably with the operation of the business of any Party or its respective Affiliates, including the Business after the Closing. The Party exercising the right of access hereunder will be solely responsible for any costs or expenses incurred by either Party in connection therewith.
Section 7.10    Post-Closing Transfers.
(a)    Without limiting the generality of Section 7.11, in the event that, at any time from and after the Closing, Buyer or any of its Affiliates determines that it is the owner of, receives or otherwise comes to possess any Excluded Asset or is liable for any Retained Liability that is allocated to Seller pursuant to this Agreement or any Ancillary Agreement (except in the case of any deliberate acquisition of assets or assumption of Liabilities from Seller for value subsequent to the Closing), Buyer shall, and shall cause its Affiliates to, promptly convey, transfer or assign, or cause to be conveyed, transferred or assigned, such Excluded Asset or Retained Liabilities to Seller for no further consideration than that set forth in this Agreement.
(b)    Without limiting the generality of Section 7.11, in the event that, at any time from and after the Closing, Seller or any of its Affiliates determines that it is the owner of, receives or otherwise comes to possess any Purchased Asset (other than any Purchased Assets held by Seller pursuant to Section 7.17) or is liable for any Assumed Liability that is otherwise allocated to Buyer pursuant to this Agreement or any Ancillary Agreement (except in the case of any deliberate acquisition of assets or assumption of Liabilities from Buyer for value subsequent to the Closing), Seller shall, and shall cause its Affiliates to, as applicable, (i) promptly convey, transfer or assign, or cause to be conveyed, transferred or assigned, such Purchased Asset or Assumed Liabilities to Buyer or an Affiliate of Buyer designated by Buyer for no further consideration than that set forth in this Agreement and (ii) hold such Purchased Asset or Assumed Liability in trust for the use and benefit and burden of Buyer or an Affiliate of Buyer designated by Buyer until the Seller or its applicable Affiliate effects such conveyance, transfer or assignment.
(c)    Each of Buyer and Seller shall, and Seller shall cause any applicable Affiliate to, reasonably cooperate with the other Party, including by using commercially reasonable efforts to execute, acknowledge and deliver any further conveyances, notices, assumptions, releases and acquaintances and such other instruments, and by taking such further actions, as may be reasonably necessary or appropriate to effect the transfers contemplated by this Section 7.10 or Section 7.11.
(d)    Each Party will bear its own (and its Affiliates’) fees and expenses in connection with the transfer or assumption of any Assets or Liabilities under this Section 7.10.
Section 7.11    Further Assurances. Subject to the terms and conditions set forth herein (including Article VII, Article VIII, Article IX, Article X, Article XII and Section 13.16, which shall solely govern the actions contemplated thereby), Seller and Buyer each agrees that from time to time after the Closing Date, it will execute and deliver or cause its respective Affiliates to execute and deliver such further documents, instruments, conveyances and assurances and take (or cause its respective Affiliates to take) such other action, as may be reasonably necessary to carry out the purposes and intents of this Agreement and the Ancillary Agreements; provided, further that, to the extent (a) required by applicable Law to carry out the provisions hereof and give effect to and consummate the Transactions or (b) advisable to carry out the provisions hereof and give effect to and consummate the Transactions in a manner beneficial to any of the Parties and not prejudicial to the other Parties, the Parties shall use commercially reasonable efforts, and shall reasonably cooperate with each other, to implement the sale, assignment, transfer, conveyance and/or delivery of the Purchased Assets, the Assumed Liabilities and the Transferred Employees pursuant to the applicable Laws of the jurisdictions where Seller, the Purchased Assets, the Assumed Liabilities and/or the Transferred Employees are located that require or allow the Parties to elect, as applicable, to structure the sale, assignment, transfer, conveyance and/or delivery of the Purchased Assets, the Assumed Liabilities and/or the Transferred Employees as the transfer of a line of business or business unit.
Section 7.12    Loss and Damage.
(a)    With respect to any given Casualty Loss prior to Closing, (a) Seller may pursue repair, replacement or restoration of any portion of the Purchased Assets relating to such Casualty Loss based, in its sole discretion and in the Ordinary Course of Business, and (b) Seller will within 30 days of the Casualty Loss, provide Buyer an initial determination of Restoration Costs consistent with historical practices and the Ordinary Course of Business (as applicable) and other established storm recovery or similar policies of Seller, including based on the actual Completed Restoration Costs and estimated Open Restoration Costs at the Initial Casualty Loss Decision Date (defined below) (the “Casualty Loss Initial Valuation”). If, based on the Casualty Loss Initial Valuation, the sum of the Open Restoration Costs related to such Casualty Loss, the Open Restoration Costs relating to any other prior Casualty Loss under this Agreement at such time, and the “Open Restoration Costs” as that term is defined under the ELL PSA at such time is equal to or greater than 25% of the Combined Base Purchase Price, the Buyer may, within 10 Business Days of receipt of the Casualty Loss Initial Valuation, terminate this Agreement under Section 12.1(f) or, in good faith, object to the Casualty Loss Initial Valuation in writing (the “Initial Casualty Loss Decision Date”); provided, that Buyer’s objection may only be related to the estimated Open Restoration Costs of the Casualty Loss the subject of the Casualty Loss Initial Valuation. If Buyer does not timely object to the Casualty Loss Initial Valuation, the Casualty Loss Initial Valuation will be final and binding and Buyer will deemed to have irrevocably waived its right to termination under Section 12.1(f) with respect to such Casualty Loss (and any prior Casualty Losses).
(b)    If the Buyer delivers written notice of good faith objection to the Casualty Loss Initial Valuation, the Buyer and Seller will negotiate in good faith for ten (10) Business Days to resolve any disputes regarding the Casualty Loss Initial Valuation. Any disputed items resolved in writing between the Parties within such ten (10) Business Day period shall be final and binding with respect to such items. To the extent the Parties are unable to resolve all such objections within such ten (10) Business Day period any objections will be resolved in accordance with Sections 3.3(e) and 3.3(g) mutatis mutandis to obtain an final and binding determination of Restoration Costs within twenty (20) Business Days relating only to the Casualty Loss relating to the applicable Casualty Loss Initial Valuation (the “Casualty Loss Final Valuation”); provided, for the avoidance of doubt, during any period of dispute resolution the amount of Completed Restoration Costs will be increased (and the amount of Open Restoration Costs may be decreased for all applicable Casualty Losses by) as a result of the costs actually incurred by Seller or reasonably expected to be incurred by Seller relating to the restoration of any tangible Purchased Assets damaged or destroyed by a Casualty Loss through the Final Casualty Loss Decision Date (defined below). Buyer may, within 10 Business Days of receipt of the Casualty Loss Final Valuation (the “Final Casualty Loss Decision Date”), terminate this Agreement under Section 12.1(f), if the Open Restoration Costs related to such Casualty Loss at such time consistent with the Casualty Loss Final Valuation are equal to or greater than 25% of the Purchase Price. If Buyer does not timely terminate during such 10 Business Day period under Section 12.1(f), Buyer will be deemed to have irrevocably waived its right to termination under Section 12.1(f) with respect to such Casualty Loss (and any prior Casualty Losses).
(c)    If Buyer does not elect to terminate this Agreement under Section 12.1(f) as provided in Section 7.12(a) or Section 7.12(b), as applicable, with respect to any Casualty Loss, the Purchase Price will be adjusted as a result of any Completed Restoration Costs at such time pursuant to Section 3.2 at Closing, which, for the avoidance of doubt, may include any Completed Restoration Costs relating to a Casualty Loss occurring after the Final Casualty Loss

Decision Date and prior to the Closing (solely to the extent not otherwise reflected in the adjustments set forth in Section 3.2). If, prior to Closing, Seller elects not to repair, replace or restore (or otherwise incur or realize) Open Restoration Costs and Seller and Buyer mutually agree that the damaged Purchased Assets relating to such Open Restoration Costs should be permanently abandoned, the carrying value thereof shall not be deducted from the Purchase Price pursuant to Section 3.2.
(d)    For the purposes of this Section 7.12, each Casualty Loss will be treated separately except as expressly set forth herein. If a Casualty Loss occurs before the Combined Expiration Date, the Combined Expiration Date and the Closing pursuant to Section 3.4 shall be extended until five (5) Business Days following the Final Casualty Loss Decision Date if the Final Casualty Loss Decision Date would otherwise occur within five (5) Business Days of the Combined Expiration Date or following the Combined Expiration Date.
Section 7.13    Seller Marks. Buyer shall obtain no right, title, interest, license or any other right whatsoever to use the words “Entergy”, “Entergy New Orleans”, “Entergy Gulf States Louisiana”, “Entergy Louisiana”, “The Power of People”, “EnergySmart”, “We Power Life” or any trademarks or service marks containing or comprising the foregoing, or any trademark or service mark confusingly similar thereto or dilutive thereof, or any other trademark or service mark owned by Seller, Entergy Corporation or any other Affiliate of Seller (collectively, the foregoing being the “Seller Marks”). Buyer may not include Seller Marks on any public-facing marketing materials (e.g., brochures, websites) after the Closing Date. Any use of Seller Marks on any public-facing materials after the Closing Date may only be by Seller and pursuant to the Transition Services Agreement. With respect to any physical assets within the Purchased Assets that already include the Seller Marks (e.g., signage, equipment, devices), Seller, on behalf of itself and its Affiliates, hereby grants (and causes and shall causes its Affiliates to grant) to Buyer and its Affiliates, a non-exclusive, royalty free license to use the Seller Marks on such Purchased Assets in substantially the same form as was done prior to the Closing for a period of sixty (60) days following the Closing; provided, however, that Buyer agrees that it shall within sixty (60) days after the Closing Date, remove the Seller Marks from such the Purchased Assets. Buyer agrees that it shall within ninety (90) days after the Closing Date, remove the Seller Marks from all other Purchased Assets, including signage on any real and personal property included in the Purchased Assets, and otherwise cease using the Seller Marks other than in a factual manner to refer to the historical origins of the Business, as required for legal filings or as otherwise required by Law, or in a manner that constitutes fair use. Any goodwill generated by Buyer’s use of the Seller Marks as permitted during the ninety (90)-day period following the Closing shall inure to the benefit of Seller. Seller, on behalf of itself and its Affiliates, hereby grants (and causes and shall causes its Affiliates to grant) to Buyer and its Affiliates (including Bernhard Capital Partners), a non-exclusive, royalty free and perpetual license to use the Seller Marks in a factual manner to refer to the historical origins of the Business and the Transactions contemplated hereby (including, for the avoidance of doubt, in marketing materials distributed to and communications with actual or potential direct or indirect investors and limited partners). The Parties agree, because damages would be an inadequate remedy, that Seller shall be entitled to seek specific performance and injunctive relief as remedies for any breach of this Section 7.13.
Section 7.14    Background License. Seller (on behalf of itself and its Affiliates) hereby grants (and hereby causes and shall cause its Affiliates to grant) to Buyer and its Affiliates a worldwide, fully paid-up, non-assignable (except as set forth in this Section 7.14), royalty-free, irrevocable, non-terminable, perpetual, non-exclusive license under and to all Intellectual Property Rights (excluding trademarks, websites, and domain names) owned by Seller or any of its Affiliates and necessary for the operation, construction and maintenance of the Pipeline System prior to the Closing, and solely for the purpose of such use (including to make, have made, use, and import any product or service, to reproduce, make derivative works of, distribute, display and perform any work, and to use such Intellectual Property Rights), with the right to sublicense solely as set forth in this Section 7.14 (including through multiple tiers) (the “Seller Licensed IP”). For the avoidance of doubt, the Seller Licensed IP shall not include (a) any Intellectual Property Rights embodied in the Excluded Assets enumerated in Section 2.2(o), Section 2.2(r), Section 2.2(t) and Section 2.2(v); (b) any Intellectual Property Rights or Software that are not used in the Pipeline System including, without limitation, Intellectual Property Rights and Software for those categories of applications and systems set forth on Schedule 7.14; or (c) Intellectual Property Rights licensed from third parties. Seller Licensed IP may be sublicensed solely to third-party service providers of Buyer or its Affiliates and solely for the purpose of providing services to Buyer. Buyer or its Affiliates may only assign or otherwise transfer such license, in whole or in part, (i) to any lender or other financing source as collateral security, (ii) to an Affiliate solely for purposes of operating the Business, or (iii) in connection with an assignment, sale, merger, or other transfer of all or any part of the business or a product or service line of the Business or any of its Affiliates (regardless of the form of transaction or series of transactions); provided that any such assignment or transfer shall remain subject to the terms of this Section 7.14. Neither Buyer nor its Affiliates shall have any rights to any enhancements, improvements or other modifications to the Seller Licensed IP made by or on behalf of Seller or its Affiliates after the Closing. All use of the Seller Licensed IP by or under authority of Buyer or its Affiliates (or their successors and assigns) from and after the Closing shall be on an “AS IS, WHERE IS” basis, with all faults and all express and implied representations and warranties disclaimed, and at their sole risk.
Section 7.15    Contact with Employees, Customers and Suppliers. Except as otherwise provided in this Agreement, the Employee Matters Agreement or any other Ancillary Agreement, from the Effective Date until the earlier of the termination of this Agreement and the Closing, Buyer shall not, and shall direct its Affiliates and Representatives (other than in the ordinary course of Buyer’s business unrelated to the Transactions) not to, contact the employees, customers, suppliers or licensors of Seller or its Affiliates, or any other Persons known by Buyer to have a material business relationship with Seller concerning the Transactions without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed. As soon as reasonably practicable following the Closing, Seller and Buyer will cause to be sent to customers of the Business written notice that such customers have been transferred from Seller to Buyer. Such notice will contain such information as is required by applicable Law and approved by Buyer and Seller, which approval will not be unreasonably withheld, conditioned or delayed.
Section 7.16    Expenses. Unless otherwise provided herein, each Party agrees to pay, without right of reimbursement from the other, all costs and expenses incurred by it incident to the performance of its obligations hereunder, including the fees and disbursements of counsel, accountants, financial advisors, experts and consultants employed by such Party in connection with the Transactions, whether or not the Transactions are consummated. Notwithstanding the foregoing, (a) documentary, Purchased Contract and license transfer or assignment fees, if any, will be borne by Buyer; (b) the Parties will bear the costs of any Transaction Taxes imposed by reason of the Transactions 50% by Seller, on the one hand, and 50% by Buyer, on the other hand; and (c) the filing fee payable in connection with the notification required to be filed under the HSR Act and the rules and regulations promulgated thereunder with respect to the Transactions will be paid 50% by Seller, on the one hand, and 50% by Buyer, on the other hand. Buyer shall bear the cost of the premium and all other costs incurred by Buyer related to procuring the RWI Policy. All such charges and expenses shall be promptly settled between the Parties at the Closing or upon termination or expiration of this Agreement, or with respect to such charges and expenses not determined as of such time, as soon thereafter as is reasonably practicable.

Section 7.17    Removal of Assets.
(a)    At any time or from time to time, up to one hundred eighty (180) days following the Closing Date, any and all of the Excluded Assets may be recovered by Seller to the extent they are in the possession of Buyer or located on property owned or controlled by Buyer (at no expense to Buyer, but without charge by Buyer for temporary storage of such assets); provided that Seller shall do so (i) in a manner that does not unreasonably disrupt normal business activities of Buyer and (ii) after coordinating reasonably in advance the dates and times of removal with Buyer; provided, further, that Seller shall indemnify, defend and hold harmless Buyer for any Damage suffered by Buyer or any other Person in connection with the removal of such Excluded Assets from such property, except to the extent arising out of the gross negligence or willful misconduct of Buyer, an Affiliate thereof or any of their respective employees, directors, officers or agents. In the event Seller fails to recover any such Excluded Assets within such one hundred eighty (180) day period, then all such Excluded Assets that have not been removed shall be deemed to have been abandoned by Seller and Buyer may appropriate, sell, transfer, assign, store, destroy or otherwise dispose of any such Excluded Assets without notice to Seller and without any obligation to account for such Excluded Assets. Buyer shall have no obligation for any Damage to such Excluded Assets after the Closing, except to the extent arising out of the gross negligence or willful misconduct of Buyer, an Affiliate thereof or any of their respective employees, directors, officers or agents. Notwithstanding the foregoing, if any documents containing information that is subject to the attorney-client privilege or attorney work-product privilege are inadvertently transferred to Buyer, Buyer shall promptly notify Seller of the inadvertent transfer and take all commercially reasonable efforts to preserve the confidentiality of such privileged documents and shall promptly return all such privileged documents, including any copies or extracts thereof, to Seller, and shall not retain any copies or extracts of such privileged documents. Buyer shall not disclose or use any information contained in such privileged documents for any purpose. The foregoing shall not be deemed to limit the rights or obligations of the parties set forth in the Magnolia Lease.
(b)    Within one hundred eighty (180) days following the Closing Date, and except for those portions of the Pipeline System located on property subject to the Joint Use License Agreement or subject to a Gas Facilities Servitude, Buyer shall remove all of the Purchased Assets located on property owned or controlled by Seller (at no expense to Seller, but without charge by Seller for temporary storage of such assets); provided that Buyer shall do so (A) in a manner that does not unreasonably disrupt normal business activities of Seller, and (B) after coordinating reasonably in advance the dates and times of removal with Seller; provided, further, that Buyer shall indemnify, defend and hold harmless Seller for any Damage suffered by Seller or any other Person in connection with the removal of such Purchased Assets from such property, except to the extent arising out of the gross negligence or willful misconduct of Seller, an Affiliate thereof or any of their respective employees, directors, officers or agents. In the event Buyer fails to remove any such Purchased Assets within such one hundred eighty (180) day period, then all such Purchased Assets that have not been removed (other than with respect to any Purchased Assets subject to Section 7.10(d)) shall be deemed to have been abandoned by Buyer and Seller may appropriate, sell, store, destroy or otherwise dispose of any such Purchased Assets without notice to Buyer and without any obligation to account for such Purchased Assets. Seller shall have no obligation for any Damage to such Purchased Assets after the Closing, except to the extent arising out of the gross negligence or willful misconduct of Seller, an Affiliate thereof or any of their respective employees, directors, officers or agents. Pursuant to Section 7.6(a), Buyer shall be responsible for providing insurance with respect to coverage of the Purchased Assets for any event or occurrence that occurs on or after the Closing, which coverage shall include coverage with respect to the Purchased Assets located on property owned or controlled by Seller, except for those portions of the Pipeline System located on property subject to the Joint Use License Agreement or subject to a the Gas Facilities Servitude.

Section 7.18    Assignability and Consents.
(a)    Notwithstanding anything contained in this Agreement to the contrary, but subject to Section 3.6, Section 7.4, Section 7.5, Section 7.10, Section 7.11 and Section 7.17(b), Seller shall not assign any Purchased Asset to Buyer if such assignment requires Seller to obtain the applicable Seller Consent(s), Seller has been unable to obtain such Seller Consent(s) as of the Closing and the assignment of the same to Buyer at Closing without such Seller Consent(s) would constitute a breach or default under the applicable Purchased Contract, Warranty, Real Property Lease, Business Intellectual Property Rights, Purchased Easements, or Joint Use Servitudes, or violate any applicable Law (each such Purchased Asset, a “Nonassignable Asset”); provided, however, that, with respect to any Nonassignable Asset, each Party shall use commercially reasonable efforts for a period of twelve (12) months after the Closing or, in the case of a Purchased Contract, if earlier until the expiration or termination by the counterparty of such Purchased Contract (whichever is later), to obtain as promptly as practicable after the Closing the applicable Seller Consent(s) not obtained prior to the Closing and once such Seller Consent is obtained, Seller and Buyer shall execute a mutually agreed upon assignment agreement to effectuate the assignment of such Nonassignable Asset; provided, however, that neither Seller nor Buyer shall be required to pay any consideration in order to obtain any such Consent; provided, further, that Buyer shall use commercially reasonable efforts to arrange for any required credit support related to obtaining any such Consent. Each Party shall reasonably cooperate with the other Party in connection with the Parties’ efforts to obtain any such Seller Consent.
(b)    Without limiting Seller’s obligations under Section 7.17(a), if any such Seller Consent shall not have been obtained prior to the Closing, to the extent and for so long as the related Nonassignable Asset shall not have been assigned and transferred to Buyer (but not to exceed a period of twelve (12) months after the Closing), Seller shall take such other actions (including entering into mutually agreeable written agreements) as Buyer may reasonably request in order to place Buyer in the same position as if such Seller Consent had been obtained or to provide Buyer the benefit of such Nonassignable Asset. To the extent permitted under applicable Law and the applicable Nonassignable Asset, Seller shall, at Buyer’s expense, hold in trust for Buyer and use commercially reasonable efforts to effect collection of money or other consideration that becomes due and payable thereunder and provide Buyer with any other benefits and burdens of any such Nonassignable Asset. Seller shall pay to Buyer promptly upon receipt thereof, such Nonassignable Asset and all income, proceeds and other monies received by Seller and/or any of its Affiliates, and Buyer shall pay all monies due, to the extent related to such Nonassignable Asset in connection with the arrangements under this Section 7.18. Seller shall have no further obligation hereunder with respect to any Nonassignable Asset to attempt to obtain the applicable Seller Consent or to take any of the other actions contemplated by this Section 7.18 after the earlier of (i) such twelve (12) month-period following Closing or (ii) the expiration, if applicable, of such Nonassignable Asset.
(c)    To the extent that Seller takes action under Section 7.18(b) pursuant to which Buyer is provided the benefits of any Nonassignable Asset, Buyer shall perform and discharge the obligations of Seller under such Nonassignable Asset (other than with respect to any Retained Liabilities) in accordance with the terms thereof, and Seller shall continue to take commercially reasonable action(s) necessary to provide the benefits of such Nonassignable Asset to Buyer until the earlier of (i) the twelve (12) month anniversary of the Closing or (ii) the expiration of such Nonassignable Asset. As of and from the Closing Date, Seller authorizes Buyer, to the extent permitted by applicable Law, to perform all the obligations and receive all the benefits of Seller under any such Nonassignable Asset.
(d)    Notwithstanding anything contained in this Agreement to the contrary, Seller shall not be obligated or entitled to assign any Licensed Business Software as designated on Schedule 2.1(m) of the Seller Disclosure Schedule to Buyer, if such assignment requires a written consent from the applicable licensor, Seller has used commercially reasonable efforts to secure such consent but has been unable to obtain it as of the Closing, and the assignment of the Licensed Business Software to Buyer at Closing without such consent would constitute a breach or default under the applicable license, or violation of Law. Buyer shall cooperate as reasonably requested by Seller in connection with Seller’s efforts to obtain any such consent. Any Licensed Business Software that Seller is not obligated or entitled to assign as of the Closing shall become Retained Software, and Seller shall have no further obligation to Buyer with respect thereto.
Section 7.19    Collection of Receivables; Payment Obligations.
(a)    In connection with the Required Buyer Regulatory Approvals and the Required Seller Regulatory Approvals, the Parties shall, in good faith, use their commercially reasonable efforts to seek and obtain the Consent of the NOCC regarding the treatment of the Business Customer Deposits as set forth in Section 2.3(d), Section 3.2 and Exhibit N. To the extent that any such Consent is not obtained, the Parties shall, in good faith, mutually agree to amend this Agreement to treat the Business Customer Deposits in accordance with applicable Law.
(b)    Subject to the terms of this Section 7.19, Seller shall be entitled to bill, receive and collect all Completed Flow Period Receivables accrued or outstanding as of the Closing for its own account. Seller and Buyer shall, and shall direct their respective Affiliates and Representatives to, cooperate in good faith to minimize, to the extent reasonably practical, the effects of this Section 7.19 on customers of the Business. Seller shall prepare and deliver the customer bills with respect to the Flow Period that includes the Measurement Time (the “Final Bills”) in the Ordinary Course of Business. The Final Bills will contain (a) amounts due to Seller with respect to amounts accrued at or before the applicable Measurement Time, and (b) amounts due to Buyer with respect to amounts accrued after the applicable Measurement Time, calculated in accordance with the procedure described in Schedule 7.19. The Final Bills will include all amounts that have been either deferred or accrued under the Seller’s levelized billing programs and customers participating in Seller’s levelized billing programs will have their accounts adjusted in accordance with the Seller’s tariff. Seller shall remit to Buyer an amount based on the following amounts accrued after the applicable Measurement Time: (i) within 45 days of Closing, an amount equal to 70% of the Initial Buyer Final Bill Allocation Amount, (ii) within 120 days of Closing (the “Adjusted Final Bill Remittance Date”), an amount equal to 100%, less the Bad Debt Expense Percentage of the Adjusted Buyer Final Bill Allocation Amount, less any amounts remitted pursuant to clause (i) (the “Adjusted Final Bill Payment Amount”), if the Adjusted Final Bill Payment Amount is a positive amount, and (iii) if the Adjusted Final Bill Payment Amount is a negative amount, Buyer will remit to Seller an amount equal to the absolute value of the Adjusted Final Bill Payment Amount within 30 days of Seller delivering notice of the Adjusted Final Bill Payment Amount to Buyer. In the event of any disputes between the Parties with respect to the foregoing, the terms of Section 3.3(c) through (h) shall apply to such disputes, mutatis mutandis. Other than the payments set forth in this Section 7.19(a), Buyer will have no right, claim or entitlement to any amount, and Seller will have no liability to Buyer with respect to any amount, relating to any Final Bill or the underlying accounts. Buyer shall prepare and deliver the customer bills attributable to the Business for all Flow Periods occurring after the Flow Periods reflected in the Final Bills.
(c)    Seller shall be obligated to pay all accounts payable and accrued expenses related to the Business which are allocable or attributable to goods delivered and services performed prior to the Closing Date (other than with respect to any payment obligations for NNS Gas not yet owing and redelivered) and Buyer shall be obligated to pay all accounts payable and accrued expenses related to the Business which are allocable or attributable to goods delivered and services performed on or after the Closing Date (including for any amounts relating to NNS

Gas that become due and payable on or after the Closing Date). The allocation between Seller and Buyer of accounts payable and accrued expenses that span the Closing Date shall be based on the actual costs incurred before (for the account of Seller) and on or after (for the account of Buyer) the Closing Date. If the incurrence of the costs cannot be specifically identified as occurring before (for the account of Seller) or on or after (for the account of Buyer) the Closing Date, then a pro-rata allocation will be used.
(d)    If Seller, Buyer or any of their respective Affiliates receives or pays any amount which, pursuant to this Agreement, is the property or obligation of another Party, the Party or such Affiliate thereof that improperly received or paid such amount shall notify the other Party in writing pursuant to a monthly accounting commencing at the beginning of the first calendar month following the Closing (provided, however, that if such date occurs less than 15 days after Closing, the monthly accounting will commence at the beginning of the second calendar month following the Closing). In the event that a Party or any of its Affiliates has received a payment which, pursuant to this Agreement, is the property of another Party, the Party that improperly received such payment shall remit such amounts to the Party entitled to receive such payment simultaneously with the delivery of such monthly accounting. In the event that a Party or any of its Affiliates has paid an amount which, pursuant to this Agreement, is the obligation of another Party, the Party whose obligation was paid shall pay the Party that paid such obligation such amount within ten (10) Business Days of receipt of notice thereof pursuant to any monthly accounting prepared by the Party that paid the obligation. Each Party may net any amounts owed or owing under any monthly accounting prepared pursuant to this Section 7.19(d) by the applicable Party; provided for the avoidance of doubt, that such netting will not apply with respect to a monthly accounting prepared by the other Party and in all cases, any amounts received by Buyer after the Closing Date that may be subject to remittance to Seller under this Section 7.19(d) shall be first applied to any amounts due and owing for goods delivered and services performed by Seller on or before the Closing Date and nothing in this section is meant to change such priority. Any amount not paid when due in accordance with the terms of this Section 7.19(d) shall accrue interest at an annual rate equal to the prime rate as published in The Wall Street Journal, Eastern Edition, in effect on the Closing Date.
(e)    For the period of commencing on the Closing Date and ending thirty (30) days after the delivery of the last monthly accounting or the last remittance, any Party may review copies of the other Party’s applicable supporting documents and records related to the Business exclusively with respect to matters set forth in this Section 7.19 at reasonable times with reasonable notice during normal business hours to ensure compliance with this Section 7.19. The terms of Section 7.3(a) (which shall be deemed to apply to both Parties solely for purposes of this Section 7.19) shall apply to this Section 7.19, mutatis mutandis.
Section 7.20    [Reserved].
Section 7.21    Financing.
(a)    Buyer shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the Debt Financing on or before the Closing Date in an aggregate amount such that the Closing can be consummated, including by (i) maintaining in full force and effect the Debt Commitment Letters until the entry into Definitive Debt Financing Agreements that comply with Section 7.21(d), (ii) negotiating, entering into and delivering Definitive Debt Financing Agreements, (iii) complying with its and causing its Affiliates to comply with their respective obligations under the Debt Commitment Letters (and after the entry into the Definitive Debt Financing Agreements, the Definitive Debt Financing Agreements) and, directly or indirectly, continuing to pay or causing to be paid in full any and all commitment fees or other fees required to be paid in connection with the Debt Commitment Letters (and after the entry into the

Definitive Debt Financing Agreements, the Definitive Debt Financing Agreements) as and when they become due and payable prior to or upon the Closing Date, (iv) satisfying on a timely basis all conditions applicable to Buyer and its Affiliates to the funding of the Debt Financing under the Debt Commitment Letters and the Definitive Debt Financing Agreements, and (v) consummating the Debt Financing in the aggregate amount such that the Closing will be consummated and all amounts required to be paid by or on behalf of Buyer will be paid. Buyer shall furnish true and complete copies of the Definitive Debt Financing Agreements and all other definitive agreements and documents in relation to the Debt Commitment Letter (including in respect of any Alternative Debt Financing) to Seller promptly upon their execution and shall consult with Seller on the terms thereof prior to such execution.
(b)    In the event that, notwithstanding the use of reasonable best efforts by Buyer to satisfy its obligations under Section 7.21(a), any portion of the Debt Financing in an aggregate amount such that the Closing could not be consummated becomes unavailable on the terms and conditions (including any “market flex” provisions set forth in the applicable fee letters) contemplated by the Debt Commitment Letters or any of the Definitive Debt Financing Agreements shall be withdrawn, repudiated, terminated or rescinded, regardless of the reason therefor (an “Alternative Debt Financing Trigger Event”), Buyer shall (i) notify Seller in writing promptly after obtaining knowledge thereof (and in any event, within two (2) Business Days) and (ii) use its reasonable best efforts to arrange and obtain, and to negotiate and enter into Alternative Debt Financing from the Debt Financing Sources or alternative financing sources and to obtain and provide Seller with a copy of any Alternative Debt Financing Letter (it being understood that any related fee letters may be redacted in the same manner as the fee letters relating to the Debt Commitment Letter are permitted to be redacted). For purposes of this Agreement (other than with respect to representations in this Agreement made by Buyer that speaks to the date of this Agreement) references to (i) the “Debt Commitment Letters” shall include each Debt Commitment Letter, as applicable, to the extent not superseded by the Alternative Debt Financing Letters and any such Alternative Debt Financing Letter to the extent then in effect, (ii) the “Debt Financing” shall include the debt financing contemplated by the Debt Commitment Letters as modified pursuant to the foregoing, (iii) the “Definitive Debt Financing Agreements” shall include the definitive documentation relating to the debt financing completed by the Debt Commitment Letters and any such Alternative Debt Financing, and (iv) the “Debt Financing Sources” shall include the financial institutions and other entities party to any Debt Commitment Letter and any Person that provides, or has entered into, or in the future enters into, any binding agreement with Buyer or any of its Affiliates in connection with, or that is otherwise acting as a lender, arranger, bookrunner, manager, agent or any other similar representative in respect of, all or any part of the Debt Financing and any other financial institutions, lenders or investors with respect to the Debt Financing, together with any of such Person’s Affiliates and any of such Person’s or any of its Affiliates’ respective direct or indirect, former, current or future stockholders, managers, members, directors, officers, employees, agents, advisors, other representatives and their respective successors or assignees.
(c)    Buyer shall not assign, or permit any assignment of, the Debt Commitment Letters, or amend or modify, or permit any amendment or modification to be made to, or waive, or permit any waiver of, any provision or remedy under, the Debt Commitment Letters (and after the entry into the Definitive Debt Financing Agreements, the Definitive Debt Financing Agreements), in each case, without obtaining Seller’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) if such assignment, amendment, modification or waiver (i) reduces the aggregate amount of the Debt Financing to an amount such that the Closing could not be consummated as a result of such reduction, (ii) imposes any additional (or adversely modifies any existing) condition precedent to the availability of all or a portion of the Debt Financing, (iii) could otherwise reasonably be expected to prevent, impede or delay the funding of the Debt Financing on the Closing Date or (v) relieve or release any Debt Financing Source from its obligations under the Debt Commitment Letters;

provided, that Buyer may amend the Debt Commitment Letters (and after the entry into the Definitive Debt Financing Agreements, the Definitive Debt Financing Agreements) to add initial lenders, lead arrangers, bookrunners, syndication agents or other similar roles of comparable creditworthiness that had not executed the Debt Commitment Letters as of the date of this Agreement to the extent doing so would not impose new, modified or additional conditions or expand any existing conditions to the amount, receipt or availability of the Debt Financing or result in any amendments to the Debt Commitment Letters (and after the entry into the Definitive Debt Financing Agreements, the Definitive Debt Financing Agreements) that would not otherwise be permitted without Seller’s consent.
(d)    Buyer shall not enter, or permit any entry, into Definitive Debt Documents, without obtaining Seller’s prior written consent (not to be unreasonably withheld, conditioned or delayed), that (i) reduce the aggregate amount of the Debt Financing to an amount such that the Closing could not be consummated as a result of such reduction, (ii) impose any additional (or adversely modify any existing) condition precedent to the availability of all or a portion of the Debt Financing, (iii) would otherwise reasonably be expected to prevent, impede or delay the funding of the Debt Financing on the Closing Date (assuming the conditions for the occurrence of the Closing Date set forth in this Agreement are satisfied); provided, that the entry into the Definitive Debt Documents on the terms set forth in the Debt Commitment Letters shall not require Seller’s consent or (iv) prior to the Closing, release or modify the obligations of any Debt Financing Source under the Debt Commitment Letters in any manner adverse to Seller or without so obligating such Debt Financing Source in the Definitive Debt Documents.
(e)    Promptly following execution thereof, Buyer shall furnish to Seller a correct and executed copy of any such amendment, restatement, replacement, supplement, modification, waiver or consent of or relating to the Debt Commitment Letters (and after the entry into the Definitive Debt Financing Agreements, the Definitive Debt Financing Agreements) and the related fee letters and any other fee letters entered into in connection with the Debt Financing (which may be redacted in the same manner as the other fee letters relating to the Debt Commitment Letters are permitted to be redacted). For purposes of this Agreement (other than with respect to representations in this Agreement made by Buyer that speaks as of the date of this Agreement), references to (i) the “Debt Financing” will include the financing contemplated by the Debt Commitment Letter as permitted by this Section to be amended, restated, replaced, supplemented or otherwise modified or waived and (ii) the “Debt Commitment Letters” and the “Definitive Debt Financing Agreements” shall include each such document, as applicable, as amended, restated, replaced, supplemented or otherwise modified or waived to the extent such amendment, restatement, replacement, supplement, other modification or waiver was expressly permitted under this Section, in each case from and after the date such expressly permitted amendment, restatement, replacement, supplement or other modification or waiver.
(f)    Without limiting the generality of the foregoing, Buyer shall promptly give Seller written notice after Buyer’s knowledge of (i) any default or breach (or any event that, with or without notice, lapse of time or both, would give rise to any default or breach) by any party or any party’s Affiliates under the Debt Commitment Letter or the Definitive Debt Financing Agreements, (ii) any termination of the Debt Commitment Letter (other than in connection with the entry into the Definitive Debt Financing Agreements), (iii) the receipt by Buyer of any notice or other communication from any Debt Financing Source with respect to any (A) actual or potential default, breach, termination or repudiation of the Debt Commitment Letter or any Definitive Debt Financing Agreement, or any material provision thereof, in each case, by any party thereto, or (B) material dispute or disagreement between or among any parties to the Debt Commitment Letter or the Definitive Debt Financing Agreements (which shall not include ordinary course negotiations), (iv) the occurrence of an event or development that would adversely impact the ability of Buyer to obtain all or any portion of the Debt Financing necessary in order for the Buyer to pay the Purchase Price and any fees, costs and expenses incurred by Buyer in connection with the Transactions and (v) any condition precedent to the Debt Financing that Buyer has any reason to believe will not be satisfied at or prior to the Closing Date.
(g)    Buyer expressly acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement, none of the availability, terms or the obtaining of all or any portion of the Debt Financing is in any manner a condition to any obligations of Buyer hereunder, including the obligation to consummate the Transactions.
Section 7.22    Financing Cooperation.
(a)    Prior to the Closing, Seller shall use, and shall cause Seller’s Affiliates to use, commercially reasonable efforts to cause the appropriate officers, employees and non-legal advisors of Seller and its Affiliates to use, in each case, their respective commercially reasonable efforts to provide, in each case at Buyer’s sole expense, such assistance and cooperation as customary and is reasonably requested by Buyer upon reasonable prior notice in connection with causing the conditions to the Debt Financing to be satisfied, including (i) upon reasonable notice, and at reasonable times and locations to be mutually agreed, participating in meetings and due diligence sessions with providers or potential providers of the Debt Financing (including the Debt Financing Sources) (which shall include, upon reasonable request of the Debt Financing Sources, no more than one in person meeting and shall otherwise be limited to, telephonic meeting or virtual meeting platforms unless), (ii) providing Buyer and the Debt Financing Sources promptly with (A) the Required Information, (B) such other customary financial information (to the extent reasonably available to the Seller) regarding the Business as Buyer shall reasonably request from the Seller to the extent necessary to allow Buyer to prepare pro forma financial statements of Buyer that are necessary to satisfy the conditions set forth in the Debt Commitment Letter, it being agreed that Buyer shall be responsible for the preparation of any pro forma financial statements, pro forma financial information and marketing materials for the Debt Financing and (C) such financial and other information regarding Seller and its Affiliates that is readily available or within Seller’s possession, as is reasonably requested in connection with the Debt Financing, (iii) to the extent contemplated or required by the Debt Commitment Letters, customary authorization letters (including customary representations with respect to accuracy of information) for inclusion in any information materials that authorize the distribution of information provided under clause (ii) above to arrangers, bondholders, lenders or other debt financing sources or prospective arrangers, bondholders, lenders or other debt financing sources and which shall exculpate Seller and its Affiliates with respect to any liability related to the unauthorized use or misuse of the contents of such information or related offering and marketing materials by the recipients thereof, (iv) providing (A) information required to complete a customary perfection certificate and disclosure schedules and Organizational Documents from Seller and its Affiliates to the extent necessary to close the Debt Financing and (B) documentation and other information reasonably requested by Buyer to evidence compliance with the Patriot Act, antiterrorism legislation, “know-your-customer” and anti-money laundering rules and regulations, including OFAC and FCPA, (v) taking all reasonably requested formal limited liability company actions; provided that such actions shall not be required to take effect prior to the Closing Date and may be contingent upon the Closing and shall not be required to be adopted by Persons not remaining with the Business following the Closing and (vi) using commercially reasonable efforts to cooperate in satisfying the conditions precedent set forth in any definitive documentation relating the Debt Financing. Buyer acknowledges and agrees that neither Seller nor any of its Affiliates or Representatives shall incur any liability or give any indemnity to any Person under or in connection with the Debt Financing. Nothing in this Section 7.22 shall require such cooperation to the extent it would or would reasonably be expected to (A) cause any condition to Closing set forth in Article X to fail to be satisfied or otherwise cause any breach of this Agreement, (B) conflict with or violate Seller’s certificate of formation, limited liability company agreement or equivalent Organizational Documents or any applicable Laws,

(C) result in a violation or breach of, or default under, any contract to which Seller or any of its Affiliates is a party, (D) interfere with the ordinary conduct of the business or operations of Seller or any of its Affiliates, (E) result in any officer or director of Seller incurring any personal liability with respect to any matters relating to the Debt Financing, (F) require providing or causing legal counsel to the Seller and its Affiliates to provide any legal opinions, (G) conflict with, or result in any violation or breach of obligations of confidentiality (not created in contemplation hereof) binding on Seller or any of its Affiliates, (H) provide access to or disclose information that Seller or any of its Affiliates determine would jeopardize or otherwise result in the loss of any attorney-client privilege or other similar privilege or protection of Seller or any of its Affiliates, (I) change any fiscal period or (J) prepare or deliver any financial statements or other financial data other than as may be required pursuant to clause (ii) above. Buyer agrees that Seller will not be required to pay any commitment or other fees or expenses in connection with the Debt Financing.
(b)    Buyer shall promptly indemnify and hold harmless Seller, its Affiliates and their Representatives from and against any and all Liabilities, losses, damages, claims, costs, expenses, debts, proceedings, covenants, suits, judgments, actions and causes of action, obligations and accounts and liabilities resulting from or suffered or incurred by them in connection with their cooperation in arranging the Debt Financing or this Section 7.22, except in the event any of the foregoing arose out of or result from the bad faith, gross negligence, material breach of this Section 7.22 or willful misconduct of Seller or any of its Representatives or Affiliates. Buyer shall reimburse Seller for all reasonable and documented out-of-pocket costs (including reasonable and documented attorneys’ fees) incurred by Seller (without duplication) in connection with this Section 7.22 on the earlier of the Closing Date and the date of the valid termination of this Agreement pursuant to Section 12.1.
Section 7.23    Credit Support and Non-Cash Credit Support. At or prior to the Closing, each Party shall use commercially reasonable efforts to arrange for (a) substitute letters of credit, surety bonds, guarantees and other obligations to replace any outstanding Credit Support and Non-Cash Credit Support, that is (i) outstanding as of the Effective Date, including the outstanding Credit Support and Non-Cash Credit Support set forth on Schedule 7.23, or (ii) entered into in the Ordinary Course of Business during the period beginning on the Effective Date and ending on the fifth (5th) Business Day prior to the Closing Date (with respect to which, on or prior to the fifth (5th) Business Day prior to the Closing Date, Seller shall have delivered a supplement to Schedule 7.23 describing any additional Credit Support and Non-Cash Credit Support in reasonable detail) or (b) Buyer or one or more of its Affiliates to assume all of Seller’s or any of its Affiliates’ obligations under each outstanding Credit Support and Non-Cash Credit Support, including the outstanding Credit Support and Non-Cash Credit Support set forth on Schedule 7.23, obtaining from the creditor, beneficiary or other counterparty a full release (in a form reasonably satisfactory to each Party) of Seller or its Affiliates for reimbursement to the creditor or fulfillment of other obligations to a beneficiary or counterparty in connection with amounts drawn under such Credit Support and Non-Cash Credit Support; provided, that Buyer may elect (but shall have no obligation) to terminate (and, if Buyer does so elect, Seller shall use its reasonable best efforts to cause such termination, at Buyer’s expense, at or prior to Closing) any of the underlying Contracts, obligations or arrangements to which such outstanding Credit Support and Non-Cash Credit Support relate. Notwithstanding anything to the contrary in this Section 7.23, (A) in obtaining the release of Seller or its Affiliates from any Liability pursuant to any of the outstanding Credit Support and Non-Cash Credit Support, Buyer and its Affiliates shall not be required to (1) pay any fees, costs or expenses in connection therewith, (2) agree to any amendment of or modification to any Contract or (3) otherwise agree to enter into any Contract on terms that are materially less favorable, in the aggregate, than the terms applicable to the outstanding Credit Support and Non-Cash Credit Support, and (B) in replacing any of the Credit Support and Non-Cash Credit Support, Buyer shall be required only to furnish, obtain or post substantially equivalent credit support to the Credit Support and Non-Cash Credit Support being replaced. To the extent that Buyer has not elected to terminate the underlying Contracts, obligations or arrangements to which any outstanding Credit Support and Non-Cash Credit Support relate or the beneficiary or counterparty under any such Credit Support and Non-Cash Credit Support does not accept or Buyer is unable (after use of its commercially reasonable efforts) to implement any such substitute letter of credit, Buyer guarantee or other obligation proffered by Buyer (each such Credit Support and Non-Cash Credit Support, a “Continuing Credit Support”), Buyer shall (i) indemnify Seller and its Affiliates against, and reimburse Seller and its Affiliates for, all amounts actually paid in respect of which such Continuing Credit Support, including Seller’s and its Affiliates’ reasonable, documented, out-of-pocket expenses in maintaining such Continuing Credit Support and shall in any event promptly reimburse Seller and its Affiliates to the extent any Continuing Credit Support is called upon and Seller or its Affiliates makes any payment or is obligated to reimburse the party issuing the Continuing Credit Support, (ii) pay to Seller a fee equal to, during the first twelve (12) months following the Closing Date, 7.5% p.a., and thereafter 15% p.a. on the aggregate nominal amount of Continuing Credit Support remaining outstanding, with such fee in clause (ii) being due and payable by Buyer to Seller in monthly instalments and the indemnity and reimbursement pursuant to clause (i) being made within ten (10) Business Days of Seller providing Buyer with evidence and documentation thereof reasonably satisfactory to Buyer and (iii) with respect to any outstanding Continuing Credit Support, continue to use commercially reasonable efforts to replace such Continuing Credit Support as contemplated by the first sentence of this Section 7.23. Notwithstanding anything in this Agreement to the contrary, (x) after the Effective Date and prior to the Closing, Buyer, on a coordinated basis with Seller, shall have the right to contact and have discussions with each beneficiary of a Credit Support and Non-Cash Credit Support in order to satisfy its obligations under this Section 7.23 and Seller shall facilitate such communications with the counterparties to the Credit Support and Non-Cash Credit Support and (y) from and after the Closing, for so long as Buyer is not in breach of its obligations with respect to Continuing Credit Support, Seller and its Affiliates shall keep in place any Continuing Credit Support until such Continuing Credit Support terminate or expire by their terms or by consent of the applicable beneficiary or are replaced pursuant to this Section 7.23.
Section 7.24    Pre-Closing Covenants for Magnolia Lease. Without limiting the generality of Section 7.4, the Parties shall cooperate, and shall direct their Representatives to cooperate, with each other and use commercially reasonable efforts to perform the following actions with respect to the Magnolia Lease to finalize the form thereof attached hereto:
(a)    no later than nine (9) months after the Effective Date, Buyer shall have the right to deliver notice to Seller of Buyer’s election not to enter into the Magnolia Lease. If Buyer delivers such notice in a timely fashion, thereafter all rights and obligations of the Parties under this Agreement with respect to the Magnolia Lease shall terminate (including the obligations under Section 3.6(a)(xiv) and Section 3.6(b)(vi)), and the properties that would have been subject to the Magnolia Lease shall continue to be Excluded Assets;
(b)    within one hundred twenty (120) days after the nine (9) month anniversary of the Effective Date (if Buyer has not delivered the notice contemplated by Section 7.24(a)), the Parties shall determine the exact boundary lines of the “Premises” as that term is used in the Magnolia Lease and associated drawings, diagrams, exhibits or schedules taking into account applicable building and zoning codes and safety and security requirements; and
(c)    within thirty (30) days after the determination of the Premises for purposes of the Magnolia Lease, the Parties shall commence the process to determine the initial base rent amount payable under the Magnolia Lease in accordance with the appraisal process set forth in Exhibit M attached hereto. Within fifteen (15) days after each such determination with respect to the Magnolia Lease, the Parties shall acknowledge and confirm such base rent amount for the Magnolia Lease by written supplement to this Agreement.

ARTICLE VIII
TAXES
Section 8.1    Transaction Taxes. All state and local sales, use, gross-receipts, transfer, excise, value-added stamp, stock transfer or other similar Taxes on the Transactions and, except as provided in Section 7.16, all recording and filing fees that may be imposed by reason of the Transactions (collectively, “Transaction Taxes”) shall be paid equally by Buyer and Seller on or prior to their due date. Each Party responsible therefor shall file or cause to be filed any related Tax Returns required to be filed by it with respect to any Transaction Taxes; provided that each such Party shall provide a copy of such Tax Returns to the other Party for review prior to filing and shall consider in good faith any comments received from the other Party prior to the due date of such Tax Return. The Parties shall cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transaction Taxes.
Section 8.2    Proration of Taxes. Except as provided in Section 8.1, (a) Seller shall be responsible for and shall pay or reimburse Buyer for all Taxes that relate to the Purchased Assets or Business for any Pre-Closing Tax Period or the portion of any Straddle Period ending on or prior to the Closing Date and (b) Buyer shall be responsible for and shall pay all Taxes that relate to the Purchased Assets or the Business for any Post-Closing Tax Period or the portion of any Straddle Period beginning on the day after the Closing Date. In the case of any Taxes relating to a Straddle Period, such Taxes shall be apportioned to the Pre-Closing Tax Period as follows: (i) in the case of any ad valorem, property or other Taxes imposed on a periodic basis, the Taxes attributable to the Pre-Closing Tax Period shall be deemed to be the amount of such Taxes for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any other Tax, Taxes attributable to the Pre-Closing Tax Period shall be deemed equal to the amount which would be payable if the relevant Tax period ended on and included the Closing Date. Any Taxes relating to a Straddle Period not attributed to the Pre-Closing Tax Period as described in the preceding sentence shall be attributed to the Post-Closing Tax Period. If any such Taxes for a Pre-Closing Tax Period or Straddle Period have not been finally determined on the Closing Date, then such Taxes shall be prorated by the Parties on an estimated basis using the most current information available and an appropriate adjustment shall be made to the Purchase Price as provided in Section 3.2 to reflect any payment required to be made by Seller to Buyer or by Buyer to Seller to reflect the allocation of such Taxes described in this Section 8.2. To the extent the actual amount of any such Tax (or the amount thereof paid or economically borne by a Party) is ultimately determined to be different than the amount (if any) that was taken into account in the Post-Closing Statement, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Tax that is allocable to such Party under this Section 8.2.
Section 8.3    Tax Returns. Notwithstanding the proration of Taxes set forth in Section 8.2, Seller shall pay to the appropriate Governmental Authority all Taxes (other than income Taxes) attributable to the Purchased Assets or the Business which are required to be paid on or prior to the Closing Date (and shall file all Tax Returns with respect to such Taxes that are required to be filed on or prior to the Closing Date). Buyer shall pay to the appropriate Governmental Authority all Taxes (other than income Taxes) attributable to the Purchased Assets or the Business which are required to be paid after the Closing Date with respect to any Pre-Closing Tax Period or Straddle Period (and shall file all Tax Returns with respect to such Taxes that are required to be filed after the Closing Date). Buyer shall make such Tax Returns available for Seller’s review and comment no later than five (5) Business Days prior to the due date for filing such Tax Returns and shall consider in good faith any reasonable comments of Seller received by Buyer prior to such due date.

Section 8.4    Refunds. The amount or economic benefit of any refund, credit or offset to Tax related to any Taxes (including any Taxes allocated by Section 8.2) levied on or with respect to the Purchased Assets shall be for the account of the Party liable for such Taxes pursuant to Section 8.1, Section 8.2 or Section 8.5. Each Party shall forward, or cause its Affiliates to forward, to the Party entitled to receive the amount or economic benefit of a refund, credit or offset to Tax the amount of such refund or the economic benefit of such credit or offset to Tax, net of any reasonable costs and expenses (including Taxes) incurred in procuring such return, within ten (10) Business Days after such refund is received or after such credit or offset is allowed or applied against another Tax Liability, as the case may be.
Section 8.5    Tax Indemnity.
(a)    Seller shall defend, indemnify and hold harmless Buyer and its Affiliates from and against all Actions and Damages in connection with or arising out of (i) Taxes for which Seller is liable pursuant to Section 8.1 or Section 8.2 (taking into account, and without duplication of, such Taxes effectively borne by Seller as a result of the adjustments to the Purchase Price made pursuant to Section 3.2), (ii) income, franchise and similar Taxes of Seller or any of its direct or indirect owners or Affiliates, or any combined, unitary, or consolidated group of which any of the foregoing is or was a member, or (iii) Taxes attributable to the Excluded Assets or that are attributable to any asset of Seller that is not part of the Purchased Assets. The foregoing indemnity shall not apply to, or limit or modify the responsibility or liability of Buyer or its Affiliate for payment of, any ad valorem property taxes or personal property taxes for which Buyer or its Affiliate is responsible as lessee under the Magnolia Lease.
(b)    The procedures and limitations set forth in Sections 11.1(a) and 11.1(b) shall apply to any claim for indemnification under this Section 8.5, mutatis mutandis.
Section 8.6    Tax Treatment; Tax Allocation. For U.S. federal income Tax purposes, Seller and Buyer agree that execution of this Agreement, the Ancillary Agreements and any related documents will result in a transaction that will be treated as the sale and purchase of the Purchased Assets and does not create and will not be treated as creating a partnership taxable pursuant to Subchapter K, Chapter 1, Subtitle A of the Code. Furthermore, Seller and Buyer shall file all federal, state and local Tax Returns and related tax documents consistent with such treatment. Seller and Buyer further agree that the Purchase Price and any other items treated as consideration for U.S. federal income Tax purposes (collectively, the “Allocable Amount”) shall be allocated among the six (6) categories of assets specified in Part II of Internal Revenue Service Form 8594 (Asset Acquisition Statement under Section 1060) in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Allocation Schedule”). The initial draft of such allocation shall be prepared by Buyer and shall be provided to Seller within fifteen (15) days after receipt of the Post-Closing Statement. Seller and Buyer shall then use commercially reasonable efforts to agree to a final Allocation Schedule within forty-five (45) days after Seller’s receipt of Buyer’s draft Allocation Schedule. In the event that Parties do not agree to a final Allocation Schedule within such period, each Party shall be entitled to determine its own allocation and file its IRS Form 8594 consistent therewith. If the Parties reach an agreement with respect to the Allocation Schedule, each Party agrees not to take any Tax position inconsistent with the allocations set forth in the Allocation Schedule, as finally determined, unless required by a determination within the meaning of Section 1313(a) of the Code or with the prior written consent of the other Party.
Section 8.7    Cooperation. The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes relating to the Purchased Assets. Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information that are relevant to any such Tax Return or audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. The Parties agree to retain all books and records with respect to Tax matters pertinent to the Purchased Assets and Assumed Liabilities relating to any Tax period beginning before the Closing Date for seven (7) years and to abide by all record retention agreements entered into with any Governmental Authority.
ARTICLE IX
CONDITIONS TO SECOND PHASE
Section 9.1    Conditions Precedent to Obligations of Seller and Buyer. The respective obligations of each Party to proceed to the Second Phase are subject to the satisfaction (or, where legally permissible, waiver by such Party) of each of the following conditions:
(a)    No Adverse Order. There shall be no Order that is in effect and no Law shall have been promulgated, enacted or enforced by any Governmental Authority that restrains, prevents, prohibits or makes illegal the performance of this Agreement or any of the Ancillary Agreements or the consummation of any of the Transactions.
Section 9.2    Conditions Precedent to Obligation of Seller. The obligation of Seller to proceed to the Second Phase is subject to the satisfaction (or, where legally permissible, waiver by Seller) of each of the following conditions:
(a)    Accuracy of Buyer’s Representations and Warranties. Each of the representations and warranties of Buyer set forth in Article VI shall be true and correct in all material respects on and as of the Effective Date and the Second Phase Start Date as though each such representation and warranty was made on and as of such date (except for any representation or warranty which by its express terms speaks as of an earlier date or period which shall be true and correct in all material respects as of such date or period).
(b)    Covenants and Agreements of Buyer. All of Buyer’s covenants, obligations and agreements in this Agreement required to be performed or complied with by it on or before the Second Phase Start Date shall have been performed and complied with in all material respects.
(c)    Officer’s Certificate of Buyer. On or prior to the Second Phase Start Date, Buyer shall have delivered to Seller a certificate, executed on behalf of Buyer by a duly authorized executive officer thereof, certifying that as of the Second Phase Start Date the conditions specified in Section 9.2(a), Section 9.2(b) and Section 9.3(e) are satisfied.
(d)    Required Seller Regulatory Approvals. (i) All of the Required Seller Regulatory Approvals shall have been obtained and remain in full force and effect and (ii) no Seller Burdensome Condition shall exist.
(e)    Satisfaction of ELL Second Phase Conditions. (i) All of the conditions to ELL’s obligation to proceed to the Second Phase (as defined in the ELL PSA) shall have been satisfied (or, with respect to one or more of such conditions for the benefit of ELL, waived by ELL) and (ii) the Second Phase (as defined in the ELL PSA) shall be commencing concurrently with the commencement of the Second Phase under this Agreement.
Section 9.3    Conditions Precedent to Obligations of Buyer. The obligation of Buyer to proceed to the Second Phase is subject to the satisfaction (or, where legally permissible, waiver by Buyer) of each of the following conditions:

(a)    Accuracy of Seller’s Representations and Warranties. Each of the (i) Seller Fundamental Representations shall be true and correct in all respects, except for de minimis inaccuracies, (ii) representation and warranty set forth in Section 5.4(b) shall be true and correct in all respects and (iii) representations and warranties of Seller contained in this Agreement (other than the Seller Fundamental Representations and the representation and warranty set forth in Section 5.4(b)) (disregarding all qualifications contained therein relating to materiality, Material Adverse Effect or similar) shall be true and correct in all respects; in each case of the foregoing clauses (i) through (iii), on and as of the Effective Date and the Second Phase Start Date as though such representations and warranties were made on and as of such date (except for any representation or warranty which by its express terms speaks as of an earlier date or period which shall be true and correct as of such date or period); provided, however, that for purposes of clause (iii), each such representation and warranty shall be deemed to be true and correct for purposes of this Section 9.3(a) unless the failure of any such representations or warranties to be so true and correct, individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect on Seller.
(b)    Covenants and Agreements of Seller. All of Seller’s covenants, obligations and agreements in this Agreement required to be performed or complied with by it on or before the Second Phase Start Date shall have been performed and complied with in all material respects.
(c)    No Material Adverse Effect. Since the Effective Date, no Material Adverse Effect on Seller shall have occurred.
(d)    Officer’s Certificate of Seller. On or prior to the Second Phase Start Date, Seller shall have delivered to Buyer a certificate, executed on behalf of Seller by a duly authorized executive officer thereof, certifying that as of the Second Phase Start Date, the conditions specified in Section 9.3(a), Section 9.3(b), Section 9.3(c) and Section 9.2(d) are satisfied.
(e)    Required Buyer Regulatory Approvals. (i) All of the Required Buyer Regulatory Approvals shall have been obtained and remain in full force and effect and (ii) no Buyer Burdensome Condition shall exist.
(f)    Satisfaction of ELL Second Phase Conditions. (i) All of the conditions to ELL Buyer’s obligation to proceed to the Second Phase (as defined in the ELL PSA) shall have been satisfied (or, with respect to one or more of such conditions for the benefit of ELL Buyer, waived by ELL Buyer) and (ii) the Second Phase (as defined in the ELL PSA) shall be commencing concurrently with the commencement of the Second Phase under this Agreement.
ARTICLE X
CONDITIONS TO CLOSING
Section 10.1    Conditions Precedent to Obligations of Seller and Buyer. The respective obligations of each Party to consummate the Closing are subject to the satisfaction (or, where legally permissible, waiver by such Party) at the Closing of each of the following conditions:
(a)    No Adverse Order. There shall be no Order that is in effect and no Law shall have been promulgated, enacted or enforced by any Governmental Authority that restrains, prevents, prohibits or makes illegal the performance of this Agreement or any of the Ancillary Agreements or the consummation of any of the Transactions.
(b)    Antitrust Authorizations. All applicable waiting periods (and any extensions thereof) for the Transactions under the HSR Act and any agreement with a

Governmental Authority in connection with antitrust matters not to consummate or to delay consummation of the Transactions shall have expired or been terminated.
Section 10.2    Conditions Precedent to Obligation of Seller. The obligation of Seller to consummate the Closing is subject to the satisfaction (or, where legally permissible, waiver by Seller) at the Closing of each of the following conditions:
(a)    Accuracy of Buyer’s Representations and Warranties. Each of the representations and warranties of Buyer set forth in Article VI shall be true and correct in all material respects on and as of the Effective Date and the Closing Date as though each such representation and warranty was made on and as of such date (except for any representation or warranty which by its express terms speaks as of an earlier date or period which shall be true and correct in all material respects as of such date or period).
(b)    Covenants and Agreements of Buyer. All of Buyer’s covenants, obligations and agreements in this Agreement required to be performed or complied with by it on or before the Closing shall have been performed and complied with in all material respects.
(c)    Officer’s Certificate of Buyer. Buyer shall have delivered to Seller a certificate, dated as of the Closing Date, executed on behalf of Buyer by a duly authorized executive officer thereof, certifying that the conditions specified in Section 10.2(a) and Section 10.2(b) are satisfied.
(d)    Required Seller Regulatory Approvals. All of the Required Seller Regulatory Approvals shall have been obtained and remain in full force and effect and be final, and non-appealable.
(e)    Receipt of Closing Deliverables. Seller shall have received all of the items referenced in Section 3.6(b).
(f)    Satisfaction of ELL Closing Conditions. (i) All of the conditions to ELL’s obligation to consummate the transactions contemplated by the ELL PSA shall have been satisfied (or, with respect to one or more of such conditions for ELL’s benefit, waived by ELL) (other than any such conditions which by their terms or nature are not capable of being satisfied until the Closing (as defined in the ELL PSA), but which are capable of being satisfied at the Closing (as defined in the ELL PSA)) and (ii) the consummation of the transactions contemplated by the ELL PSA shall be occurring concurrently with the Closing.
Section 10.3    Conditions Precedent to Obligations of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction (or, where legally permissible, waiver by Buyer) at the Closing of each of the following conditions:
(a)    Accuracy of Seller’s Representations and Warranties. Each of the (i) Seller Fundamental Representations shall be true and correct in all respects, except for de minimis inaccuracies, (ii) representation and warranty set forth in Section 5.4(b) shall be true and correct in all respects and (iii) representations and warranties of Seller contained in this Agreement (other than the Seller Fundamental Representations and the representation and warranty set forth in Section 5.4(b)) (disregarding all qualifications contained therein relating to materiality, Material Adverse Effect or similar) shall be true and correct in all respects; in each case of the foregoing clauses (i) through (iii), on and as of the Effective Date and the Closing Date as though such representations and warranties were made on and as of such date (except for any representation or warranty which by its express terms speaks as of an earlier date or period which shall be true and correct as of such date or period); provided, however, that for purposes of clause (iii), each such representation and warranty shall be deemed to be true and correct for purposes of this Section 10.3(a) unless the failure of any such representations or warranties to be so true and correct, individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect on Seller.
(b)    Covenants and Agreements of Seller. All of Seller’s covenants, obligations and agreements in this Agreement required to be performed or complied with by it on or before the Closing shall have been performed and complied with in all material respects.
(c)    No Material Adverse Effect. Since the Effective Date, no Material Adverse Effect on Seller shall have occurred.
(d)    Officer’s Certificate of Seller. Seller shall have delivered to Buyer a certificate, dated as of the Closing Date, executed on behalf of Seller by a duly authorized executive officer thereof, certifying that the conditions specified in Section 10.3(a), Section 10.3(b) and Section 10.3(c) are satisfied.
(e)    Required Buyer Regulatory Approvals. All of the Required Buyer Regulatory Approvals shall have been obtained and remain in full force and effect and be final, and non-appealable.
(f)    Receipt of Closing Deliverables. Buyer shall have received all of the items referenced in Section 3.6(a).
(g)    Satisfaction of ELL Closing Conditions. (i) All of the conditions to ELL Buyer’s obligation to consummate the transactions contemplated by the ELL PSA shall have been satisfied (or, with respect to one or more of such conditions, waived by ELL Buyer) (other than any such conditions which by their terms or nature are not capable of being satisfied until the Closing (as defined in the ELL PSA), but which are capable of being satisfied at the Closing (as defined in the ELL PSA)) and (ii) the consummation of the transactions contemplated by the ELL PSA shall be occurring concurrently with the Closing.
ARTICLE XI
SURVIVAL; REMEDIES; INDEMNIFICATION
Section 11.1    Survival.
(a)    Except in the case of Fraud, the representations and warranties of Seller in Article V and of Buyer in Article VI will terminate and expire as of the earlier of the Closing or the time of termination of this Agreement. The Parties intend to shorten the statute of limitations by specifying the survival periods in this Agreement.
(b)    The covenants and agreements of the Parties in this Agreement and the Ancillary Agreements to be performed prior to the Closing will terminate and expire as of the Closing Date. Notwithstanding the foregoing, this Section 11.1 will not limit any covenant or agreement in this Agreement or the Ancillary Agreements which expressly contemplates performance after the Closing, which shall survive the Closing until such particular covenant, obligation or agreement is fully performed as provided in this Agreement or the applicable Ancillary Agreement; provided that the covenants, obligations and agreements in Article VIII will survive the Closing until sixty (60) days after the applicable statute of limitations and the other covenants, obligations and agreements will survive the Closing until the earlier of discharge or satisfaction of the applicable covenant or agreement. Other than in the case of Fraud, in no event shall Seller’s aggregate indemnification liability exceed an amount equal to the Purchase Price. Other than in the case of Fraud, in no event shall Buyer’s aggregate indemnification liability exceed an amount equal to the Purchase Price. Notwithstanding anything contained herein to the contrary, this Section 11.1 shall not limit or otherwise affect the Parties’ rights pursuant to Section 11.2(a)(i), Section 11.2(b)(i), Section 12.2 or Section 12.3.
(c)    Except to the extent arising from or related to Fraud and subject to Section 11.2 and claims for injunctive, specific performance or other similar equitable remedies pursuant to Section 13.16, the rights provided under the RWI Policy will be Buyer’s sole recourse for any breach of any representation or warranty contained in this Agreement (even in the event the RWI Policy is never issued by an insurer, the RWI Policy is revoked, cancelled or modified in any manner after issuance for any reason, a claim is denied in whole or in part by any insurer under the RWI Policy or coverage is unavailable under the RWI Policy for any reason, including due to exclusions from coverage thereunder), and Seller will have no liability, for any breach of any representation or warranty contained in this Agreement. Nothing in this Section 11.1 will in any way be deemed to limit or modify any rights of Buyer or its Affiliates under the RWI Policy or inhibit Buyer from obtaining any remedies it may have against any insurer under the RWI Policy.
Section 11.2    Indemnification.
(a)    From and after Closing, Seller shall indemnify, reimburse, defend and hold Buyer, its Affiliates, and each of their respective equityholders, partners and Representatives, and any Person claiming by or through any of them (each in their capacity as such, the “Buyer Indemnified Parties”) harmless from, against and in respect of, and contribute to the reimbursement of, any and all Damages to the extent arising out of, incurred in connection with or relating to (i) any Excluded Assets (except as otherwise set forth in Article IV or any of the Ancillary Agreements), Retained Liabilities or Nonassignable Asset (subject to the specific indemnification obligations of Buyer set forth in Section 7.18), and (ii) any breach or default in performance by Seller of its covenants or agreements in this Agreement, the Employee Matters Agreement, the Bill of Sale and Assignment and Assumption Agreement or the Act of Sale. Seller’s obligations to indemnify the Buyer Indemnified Parties for such Damages shall be net of available insurance proceeds actually received by the applicable Buyer Indemnified Parties for such Damages (net of any costs of collection or other associated expenses in connection with asserting and collecting on any claim(s) related thereto and increases in premiums as a result of such claim(s) related thereto); provided, however, for the avoidance of doubt, (A) Seller shall be responsible for paying all defense, indemnification and settlement costs for such Damages until insurance proceeds are actually received by the applicable Buyer Indemnified Parties for such Damages, (B) Buyer Indemnified Parties shall not be required to advance payment for any such defense, indemnification or settlement costs for such Damages and (C) any insurance proceeds paid to the applicable Buyer Indemnified Parties for any such defense, indemnification or settlement costs for such Damages previously paid by Seller, up to the aggregate amount of such defense, indemnification or settlement costs, shall promptly be remitted to Seller.
(b)    From and after Closing, Buyer shall indemnify, reimburse, defend and hold Seller, its Affiliates, and each of their respective Representatives, and any Person claiming by or through any of them (each in their capacity as such, the “Seller Indemnified Parties” and together with the Buyer Indemnified Parties, the “Indemnified Parties”) harmless from, against and in respect of, and contribute to the reimbursement of, any and all Damages to the extent arising out of, incurred in connection with or relating to any (i) Purchased Assets or Assumed Liabilities or (ii) any breach or default in performance by Buyer of its covenants or agreements in this Agreement, the Employee Matters Agreement, and the Bill of Sale and Assignment and Assumption Agreement. Buyer’s obligations to indemnify the Seller Indemnified Parties for such Damages shall be net of available insurance proceeds actually received by the applicable Seller Indemnified Parties for such Damages (net of any costs of collection or other associated expenses in connection with asserting and collecting on any claim(s) related thereto and increases in premiums as a result of such claim(s) related thereto); provided, however, for the avoidance of doubt, (A) Buyer shall be responsible for paying all defense, indemnification and settlement costs for such Damages until insurance proceeds are actually received by the applicable Seller Indemnified Parties for such Damages, (B) Seller Indemnified Parties shall not be required to advance payment for any such defense, indemnification or settlement costs for such Damages and (C) any insurance proceeds paid to the applicable Seller Indemnified Parties for any such defense, indemnification or settlement costs for such Damages, up to the aggregate amount of such defense, indemnification or settlement costs, shall promptly be remitted to Buyer.
(c)    Each Indemnified Party shall use its commercially reasonable efforts to mitigate any Damages indemnifiable pursuant to this Section 11.2 upon becoming aware of any event or circumstances that would be reasonably expected to, or does, give rise to such Damages, and shall use commercially reasonable efforts to obtain recovery under any applicable insurance policies with respect to such Damages, including Buyer seeking recovery under the RWI Policy if the event or circumstances that gives rise to such Damages would constitute a recoverable breach of this Agreement that is covered by the RWI Policy. Damages shall only be deemed covered under the RWI Policy to the extent that any retention under the RWI Policy has been satisfied or eroded in full and to the extent the Damages sought are not otherwise excluded, limited or disclaimed against pursuant to the terms and conditions of the RWI Policy. If the RWI Policy retention has been satisfied and (i) any Buyer Indemnified Party receives a notice of denial of coverage or other adverse determination from the insurer under the RWI Policy with respect to all or any portion of the amount of Damages that may be subject to a claim for indemnification under this Agreement covered by the RWI Policy or (ii) the amount of such Damages exceeds the RWI Policy limit of liability, then with respect to the portion of Damages for which recourse under the RWI Policy has been denied or otherwise adversely determined against the Buyer Indemnified Party or that exceeds the RWI Policy limit of liability, then such Damages shall be deemed not covered under the RWI Policy (which, for the avoidance of doubt, will have no impact on the allocation of liability between the Parties under this Agreement, including under this Article XI). Nothing contained in this Agreement shall require or be construed to require the Buyer Indemnified Parties to commence any legal proceeding, arbitration or other dispute resolution mechanism against the insurer or any insurer, reinsurer, or Affiliate thereof under or in respect of the RWI Policy. Each of the Parties shall have the right, but not the obligation, and shall be afforded the opportunity to the extent reasonably possible, to take all available steps reasonably necessary to minimize Damages for which such Party is obligated to provide indemnification to an Indemnified Party pursuant to this Section 11.2 before such Damages are actually incurred by the Indemnified Party.
(d)    From and after the Closing, except with respect to claims for injunctive, specific performance or other similar equitable remedies pursuant to Section 13.16 or in the case of Fraud, indemnification pursuant to this Section 11.2 will be the sole and exclusive remedy of the Parties and any Person claiming by or through any party (including the Indemnified Parties) related to or arising from the Retained Liabilities and the Assumed Liabilities, and neither Buyer nor Seller will have any other rights or remedies in connection therewith, whether based on contract, tort, strict liability, other Laws or otherwise.
(e)    Any indemnification of the Indemnified Parties pursuant to this Section 11.2(e) shall be effected by a wire transfer of immediately available funds from Buyer or Seller, as applicable, to an account designated in writing by the applicable Indemnified Party.
Section 11.3    Waiver of Punitive and Other Damages. THE PARTIES EXPRESSLY WAIVE AND FORGO ANY RIGHT TO RECOVER PUNITIVE, EXEMPLARY, SPECIAL, CONSEQUENTIAL OR SIMILAR DAMAGES, INCLUDING DAMAGES FOR LOST REVENUES, INCOME OR PROFITS, IN ANY ACTION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS; PROVIDED, HOWEVER, THAT THIS

SECTION 11.3 SHALL NOT LIMIT A PARTY’S RIGHT TO RECOVERY UNDER THIS ARTICLE IX FOR ANY SUCH DAMAGES TO THE EXTENT (I) SUCH PARTY IS REQUIRED TO PAY SUCH DAMAGES TO A THIRD PARTY IN CONNECTION WITH A MATTER FOR WHICH SUCH PARTY IS OTHERWISE ENTITLED TO INDEMNIFICATION UNDER THIS ARTICLE XI OR (II) SUCH DAMAGES ARISE DUE TO ANOTHER PARTY’S BREACH OF ITS OBLIGATIONS OF CONFIDENTIALITY.
ARTICLE XII
TERMINATION
Section 12.1    Termination Events. Without prejudice to other remedies which may be available to the Parties by Law or this Agreement, this Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:
(a)    by mutual written consent of Seller and Buyer;
(b)    by one Party, upon written notice to the other Party, on or after the Combined Expiration Date but prior to the Second Phase Start Date if the Second Phase Start Date has not occurred on or prior to such Combined Expiration Date; provided, that the right to terminate this Agreement under this Section 12.1(b) will not be available to a Party whose breach (or whose Affiliate’s breach) of any representation, warranty, covenant or obligation under any of the Combined Agreements has been a cause of, or resulted in, the failure of any of the conditions set forth in Article IX to be satisfied on or before the Combined Expiration Date;
(c)    by one Party, upon written notice to the other Party, on or after the date that is twenty-four (24) months following the Effective Date (the “Second Phase Expiration Date”); provided, that the right to terminate this Agreement under this Section 12.1(c) will not be available to a Party whose breach (or whose Affiliate’s breach) of any representation, warranty, covenant or obligation under any of the Combined Agreements has been a cause of, or resulted in, either (A) the failure of the Closing to occur on or before the Second Phase Expiration Date or (B) the failure of any of the conditions set forth in Article X to be satisfied on or before the Second Phase Expiration Date;
(d)    by one Party, upon written notice to the other Party, if, at any time prior to Closing, (i) any Order is in effect or any Law is promulgated, enacted or enforced that restrains, prevents, prohibits or makes illegal (A) the performance of this Agreement or any of the Ancillary Agreements or (B) the consummation of any of the Transactions, and, in the case of an Order, such Order shall have become final and non-appealable; (ii) any Required Seller Regulatory Approval or Required Buyer Regulatory Approval is denied in a final, non-appealable Order or other final, non-appealable action issued or taken by a Governmental Authority of competent jurisdiction; or (iii)(A)(1) with respect to a termination by Seller under this clause (iii), any Seller Burdensome Condition exists or (2) with respect to a termination by Buyer under this clause (iii), any Buyer Burdensome Condition exists, and (B) the terms, conditions, requirements, sanctions or similar measures giving rise to such Seller Burdensome Condition or Buyer Burdensome Condition, as applicable, has become final and non-appealable; provided that the right to terminate this Agreement under this Section 12.1(d) shall not be available to the Party seeking to terminate under this Section 12.1(d) if the issuance of such Order or the promulgation, enactment or enforcement of any Law, such denial of a Required Seller Regulatory Approval or Required Buyer Regulatory Approval, or the existence of a Seller Burdensome Condition or Buyer Burdensome Condition, as applicable, in each case, is primarily caused by the breach by the Party seeking to terminate under this Section 12.1(d) (or its Affiliate’s breach) of any of its representations, warranties, covenants or obligations in any of the Combined Agreements to be performed or complied with by it prior to the Closing; provided, further, that, during the Second Phase, the right to terminate this Agreement under this Section

12.1(d) because of the existence of a Buyer Burdensome Condition or Seller Burdensome Condition shall be available to the Party seeking to terminate under this Section 12.1(d) only if the terms, conditions, requirements, sanctions or similar measures giving rise to such (1) Buyer Burdensome Condition, in the case of a termination by Buyer, or (2) Seller Burdensome Condition, in the case of a termination by Seller, (A) became final and non-appealable during the Second Phase, and (B) the applicable Party exercises its right of termination under this Section 12.1(d)(iii) within ten (10) Business Days of the date such terms, conditions, requirements, sanctions or similar measures became final and non-appealable (provided, that in determining whether any terms, conditions, requirements, sanctions or similar measures give rise to a Buyer Burdensome Condition or Seller Burdensome Condition, any terms, conditions, requirements, sanctions or similar measures that that were in effect as of the Second Phase Start Date (to the extent they remain in effect) or that otherwise previously became final and non-appealable may be considered in the aggregate with any terms, conditions, requirements, sanctions or similar measures that became final and non-appealable during the Second Phase);
(e)    by one Party, upon written notice to the other Party, if there has been a breach by the other Party of any representation, warranty, covenant or obligation contained in this Agreement which (i) would result in a failure of a condition set forth in Section 10.2 or Section 10.3 by the Expiration Date, as applicable, and (ii) such breach, if of a character that is capable of being cured, is not cured by the other Party within the earlier of sixty (60) days of its receipt of such written notice or five (5) Business Days prior to the Closing; provided that the right to terminate this Agreement under this Section 12.1(e) shall not be available to the Party seeking to terminate under this Section 12.1(e) if such breach is primarily caused by the breach by the Party seeking to terminate under this Section 12.1(e) (or its Affiliate’s breach) of any of its representations, warranties, covenants or obligations in any of the Combined Agreements to be performed or complied with by it prior to the Closing;
(f)    by Buyer, upon written notice to Seller, pursuant to Section 7.12;
(g)    by one Party, upon written notice to the other Party, if, at any time prior to Closing, the ELL PSA is validly terminated in accordance with its terms;
(h)    by Seller, upon written notice to Buyer, if (i) all of the conditions to Closing set forth in Section 10.1 and Section 10.3 have been and continue to be satisfied or waived as of the date the Closing should have been consummated pursuant to the terms of this Agreement (other than those conditions that, by their terms or by their nature, are to be satisfied at the Closing, each of which shall be capable of being satisfied if the Closing were to occur), (ii) Seller has irrevocably certified in writing to Buyer, on or prior to the date on which the Closing is required to occur pursuant to Section 3.4, that all conditions to Closing set forth in Section 10.1 and Section 10.3 have been satisfied or, when permissible, waived (other than any such conditions which by their terms or nature are not capable of being satisfied until the Closing, each of which are, at the time that such written notice is delivered, capable of being satisfied if the Closing were to occur at the time that such written notice is delivered) and that Seller is ready, willing and able to, and will proceed with and immediately consummate, the Closing when required pursuant to Section 3.4 (such notice, a “Buyer Closing Failure Notice”), and (iii) Buyer fails to consummate the Closing within ten (10) Business Days following the later of (A) the delivery of the notice described in clause (ii) and (B) by the time the Closing is required to occur pursuant to Section 3.4 (and Seller did not, in fact, prevent Buyer from consummating the Closing on a subsequent date prior to Seller’s termination of this Agreement pursuant to this Section 12.1(h)); provided that the right to terminate this Agreement pursuant to this Section 12.1(h) will not be available to Seller if (1) Seller or any of its Affiliates is then in breach of any of its representations, warranties, covenants or obligations in any of the Combined Agreements and such breach is preventing the Closing from occurring pursuant to Section 3.4 or (2) at such time, Buyer is entitled to terminate this Agreement (other than pursuant to Section 12.1(c) so long as the Buyer Closing Failure Notice was delivered prior to the Second Phase Expiration Date); or
(i)    by Buyer, upon written notice to Seller, if (i) all of the conditions to Closing set forth in Section 10.1 and Section 10.2 have been and continue to be satisfied or waived as of the date the Closing should have been consummated pursuant to the terms of this Agreement (other than those conditions that, by their terms or by their nature, are to be satisfied at the Closing, each of which shall be capable of being satisfied if the Closing were to occur), (ii) Buyer has irrevocably certified in writing to Seller, on or prior to the date on which the Closing is required to occur pursuant to Section 3.4, that all conditions to Closing set forth in Section 10.1 and Section 10.2 have been satisfied or, when permissible, waived (other than any such conditions which by their terms or nature are not capable of being satisfied until the Closing, each of which are, at the time that such written notice is delivered, capable of being satisfied if the Closing were to occur at the time that such written notice is delivered) and that Buyer is ready, willing and able to, and will proceed with and immediately consummate, the Closing when required pursuant to Section 3.4 (such notice, a “Seller Closing Failure Notice”), and (iii) Seller fails to consummate the Closing within ten (10) Business Days following the later of (A) the delivery of the notice described in clause (ii) and (B) by the time the Closing is required to occur pursuant to Section 3.4 (and Buyer did not, in fact, prevent Seller from consummating the Closing on a subsequent date prior to Buyer’s termination of this Agreement pursuant to this Section 12.1(i)); provided that the right to terminate this Agreement pursuant to this Section 12.1(i) will not be available to Buyer if (1) Buyer or any of its Affiliates is then in breach of any of its representations, warranties, covenants or obligations in any of the Combined Agreements and such breach is preventing the Closing from occurring pursuant to Section 3.4 or (2) at such time, Seller is entitled to terminate this Agreement (other than pursuant to Section 12.1(c) so long as the Seller Closing Failure Notice was delivered prior to the Second Phase Expiration Date).
Section 12.2    Effect of Termination. In the event of any termination of this Agreement pursuant to Section 12.1, this Agreement and the Ancillary Agreements shall become null and void and have no effect and neither Party or any Affiliate thereof shall have any Liability arising under or in connection with this Agreement or the Ancillary Agreements, except that (a) the indemnity and confidentiality obligations of Buyer under Section 7.3 (Access to Information; Confidentiality), the indemnity obligations of Buyer under Section 7.22(b) (Financing Cooperation), the obligations of Buyer and Seller under Section 7.8 (Public Announcements), Section 12.3 (Termination Fees), Article XIII and the applicable definitions from Section 1.1 (Certain Definitions) shall remain in full force and effect, (b) no such termination shall relieve any Person of any liability arising from or relating to Fraud and (c) no such termination shall relieve Seller or any of its Affiliates of any liability for damages arising from or relating to Willful Breach.
Section 12.3    Termination Fees.
(a)    If, and only if, this Agreement is validly terminated either (i) by Seller pursuant to Section 12.1(e) or Section 12.1(h), (ii) by Seller or Buyer pursuant to Section 12.1(g) (solely if the Reverse Termination Fee (as defined it the ELL PSA) is required to be paid pursuant to the ELL PSA), or (iii) by Seller or Buyer pursuant to Section 12.1(d)(ii) following an Alternative Debt Financing Trigger Event if, and only if, a significant factor expressly set forth in the Order of such Governmental Authority finally denying such Required Seller Regulatory Approval or Required Buyer Regulatory Approval is either (A) the unavailability of Alternative Debt Financing or (B) one or more of the terms of the Alternative Debt Financing set forth in the Alternative Debt Financing Letter that are materially less favorable to the Buyer than the corresponding terms of the Debt Commitment Letters, then Buyer shall pay, or cause to be paid, to Seller by wire transfer of immediately available funds to an account designated in writing by

Seller an amount equal to (1) for a termination prior to the Second Phase Start Date, seven percent (7%) of the Base Purchase Price and (2) for a termination on or after the Second Phase Start Date, ten percent (10%) of the Base Purchase Price (the “Reverse Termination Fee”).
(b)    If, and only if, this Agreement is validly terminated during the Initial Phase (i) pursuant to Section 12.1(b) (provided, that if such termination is a termination by Seller pursuant to Section 12.1(b) and is at a time when Buyer is not permitted to terminate this Agreement pursuant to Section 12.1(b), then Seller shall not be obligated to pay the Initial Phase Termination Fee), Section 12.1(d) (provided, that if such termination pursuant to Section 12.1(d) is at a time when Buyer is not permitted to terminate this Agreement pursuant to Section 12.1(d) as a result of the limitation set forth in the first proviso of Section 12.1(d), then Seller shall not be obligated to pay the Initial Phase Termination Fee), (ii) by Buyer pursuant to Section 12.1(e), or (iii) pursuant to Section 12.1(g) and such termination of the ELL PSA is pursuant to any of the circumstances set forth in the ELL PSA corresponding to the circumstances contemplated by the foregoing clauses (i) or (ii) such that the Initial Phase Termination Fee (as defined in the ELL PSA) is payable, then, in each case, Seller shall pay, or cause to be paid, to Buyer by wire transfer of immediately available funds to an account designated in writing by Buyer an amount equal to the Initial Phase Termination Fee.
(c)    If, and only if, this Agreement is validly terminated during the Second Phase (i) pursuant to Section 12.1(d)(i) (provided, that if such termination pursuant to Section 12.1(d)(i) is at a time when Buyer is not permitted to terminate this Agreement pursuant to Section 12.1(d)(i) as a result of the limitation set forth in the first proviso of Section 12.1(d), then Seller shall not be obligated to pay the Second Phase Termination Fee) or Section 12.1(i), (ii) by Buyer pursuant to (A) Section 12.1(c) at a time when Seller is not permitted to terminate this Agreement pursuant to Section 12.1(c) or (B) Section 12.1(e), or (iii) pursuant to Section 12.1(g) and such termination of the ELL PSA is pursuant to any of the circumstances set forth in the ELL PSA corresponding to the circumstances contemplated by the foregoing clauses (i) or (ii) such that the Initial Phase Termination Fee (as defined in the ELL PSA) is payable, then, in each case, Seller shall pay, or cause to be paid, to Buyer by wire transfer of immediately available funds to an account designated in writing by Buyer an amount equal to the Second Phase Termination Fee.
(d)    Seller agrees that, notwithstanding anything to the contrary in this Agreement, except in the case of Fraud and subject to, where applicable, Seller’s right to specific performance pursuant to Section 13.16, Seller’s right to terminate this Agreement pursuant to Section 12.1(d)(ii), Section 12.1(e), Section 12.1(g), Section 12.1(h), and, subject to the limitations in Section 12.3(a), receive payment of the Reverse Termination Fee pursuant to Section 12.3(a) and the guarantee thereof under the Limited Guarantee shall be the sole and exclusive remedy (whether at law, in equity, in contract, tort, through piercing of the corporate veil or otherwise) of Seller and any of its Affiliates against Buyer, the Buyer Sponsors, the Debt Financing Related Parties or any of their respective former, current or future Affiliates, equityholders, general or limited partners, managed funds, Representatives, assignees and successors of any of the foregoing (each of the foregoing other than Buyer, a “Related Party”), with respect to (i) any Liabilities (including any losses of any such Person for the benefit of the bargain, opportunity cost, loss of premium, time value of money or otherwise, or for any consequential, special, expectancy, indirect or punitive damages) suffered as a result of, arising from or in connection with the failure of the Transactions, (ii) the termination of this Agreement or the Debt Commitment Letters, (iii) any Liabilities arising under or relating to this Agreement, the Debt Commitment Letters or the transactions contemplated hereby or thereby or (iv) any breach (including any willful or intentional breach), termination or any failure under this Agreement, including any breach of any agreement or covenant of Buyer, the Debt Commitment Letters or any inaccuracy of any representation or warranty contained in this Agreement or the Debt Commitment Letters (collectively, the “Reverse Termination Matters”). Without limiting the foregoing, except in the case of Fraud, in no event shall Seller or any of its Affiliates seek to recover or be entitled to recover (including through Action, suit, proceeding or otherwise), and each hereby covenants not to seek and shall cause its Affiliates not to seek, any other money damages or seek any other remedy or damages based on a claim at law or equity whether in contract, tort or otherwise from and against Buyer or any of its Related Parties arising from the Reverse Termination Matters other than the Reverse Termination Fee (which shall only be payable pursuant to the terms of Section 12.3(a)).
(e)    Buyer agrees that, notwithstanding anything to the contrary in this Agreement, except in the case of Fraud or Willful Breach and subject to, where applicable, Buyer’s right to specific performance pursuant to Section 13.16, Buyer’s right, subject to the limitations in Section 12.3(b) and Section 12.3(a), to receive payment of the Initial Phase Termination Fee or Second Phase Termination Fee pursuant to Section 12.3(a) or Section 12.3(b) shall be the sole and exclusive remedy (whether at law, in equity, in contract, tort, through piercing of the corporate veil or otherwise) of Buyer and any of its Affiliates against Seller and its Related Parties, with respect to (i) in the case of payment of the Initial Phase Termination Fee in a termination pursuant to Section 12.3(a), any Transition Costs, and (ii) in the case of payment of the Second Phase Termination Fee, any Debt Commitment Termination Fee (provided, that the limitation set forth in the proviso in the definition of such term shall be disregarded solely for purposes of the foregoing) (collectively, the “Termination Matters”). Without limiting the foregoing, except in the case of Fraud or Willful Breach, in no event shall Buyer or any of its Affiliates seek to recover or be entitled to recover (including through Action, suit, proceeding or otherwise), and each hereby covenants not to seek and shall cause its Affiliates not to seek, any other money damages or seek any other remedy or damages based on a claim at law or equity whether in contract, tort or otherwise from and against Seller or any of its Related Parties arising from the Termination Matters other than the Initial Phase Termination Fee or Second Phase Termination Fee (which shall only be payable pursuant to the terms of Section 12.3(b) or 12.3(a)). For the avoidance of doubt, in no event will Seller be obligated to pay, or cause to paid, the Initial Phase Termination Fee or the Second Phase Termination Fee on more than one occasion.
(f)    Upon payment of the Reverse Termination Fee, by or on behalf of Buyer, neither Buyer nor any Related Party will have any further Liability relating to or arising from this Agreement, the Debt Commitment Letters or the transactions contemplated hereby or thereby (exclusive, for the avoidance of doubt, of the transactions that would occur pursuant to the ELL PSA in accordance with Section 12.3(a)(ii) in law or equity whether in contract, tort or otherwise). For the avoidance of doubt, in no event will Buyer (or the Buyer Sponsors pursuant to the Limited Guarantee) be obligated to pay, or cause to paid, the Reverse Termination Fee on more than one occasion or any amounts in excess of the Reverse Termination Fee under this Agreement if the Reverse Termination Fee is paid under this Agreement. In the event that the Closing does not occur, in no event shall Seller or any of its Affiliates be entitled to recover (nor shall Seller or any of its Affiliates seek to recover) monetary damages of any kind, including consequential, indirect, or punitive damages, with respect to this Agreement, the Equity Commitment Letter, the Debt Commitment Letter, the Limited Guarantee or any other Ancillary Agreement from Buyer or any Related Party, taken in the aggregate, in excess of the Reverse Termination Fee. In no event shall Seller or any of its Affiliates seek to recover monetary damages from any Related Party relating to or arising from this Agreement, the Equity Commitment Letter, the Debt Commitment Letter or any other Ancillary Agreement (other than from the Buyer Sponsors as provided in the Limited Guarantee and subject to the limitations herein and therein).
(g)    Each Party acknowledges that: (i) the agreements contained in this Section 12.3 are an integral part of this Agreement; (ii) in respect of the Reverse Termination Fee, that the damages resulting from termination of this Agreement under circumstances where a Reverse

Termination Fee is payable are uncertain and incapable of accurate calculation and that the amounts payable pursuant to this Section 12.3 are reasonable forecasts and a fair and adequate measure of the actual damages that may be incurred and constitute liquidated damages and not a penalty; and (iii) in respect of the Initial Phase Termination Fee or Second Phase Termination Fee, that the damages in respect of Termination Matters resulting from termination of this Agreement under circumstances where a Initial Phase Termination Fee or Second Phase Termination Fee is payable are uncertain and that the amounts payable pursuant to this Section 12.3 are reasonable forecasts and a fair and adequate measure of the actual damages that may be incurred solely in respect of the applicable Termination Matters and constitute liquidated damages solely in respect of the applicable Termination Matters and not a penalty in respect of such Termination Matters, and that, in each case of the foregoing, without these agreements, the Parties would not enter into this Agreement.
ARTICLE XIII
MISCELLANEOUS
Section 13.1    Parties in Interest. Nothing expressed or implied in this Agreement is intended or shall be construed to confer any rights or remedies under or by reason of this Agreement on any Persons other than the Parties, their respective successors and permitted assigns, and the Persons expressly entitled to indemnification under this Agreement.
Section 13.2    Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign or delegate (by contract, stock sale, operation of Law or otherwise) either this Agreement or any of its rights, interests, or obligations hereunder without the express prior written consent of the other Party, and any attempted assignment, without such consent, shall be null and void; provided that Buyer may, without the consent of Seller, assign or delegate all or any part of its rights under this Agreement to (a) any of its lenders as collateral security for its obligations under any of its debt financing arrangements (including the lenders or other Persons providing Debt Financing Sources) or (b) the issuer of the insurance policies that constitute the RWI Policy in accordance with the terms of the RWI Policy, in either case, so long as such assignment does not result in a breach of any representation or covenant of Buyer in this Agreement and would not reasonably be expected to delay, hinder or prohibit the consummation of the Transactions.
Section 13.3    Notices. All notices and other communications required or permitted to be given by any provision of this Agreement shall be in writing and mailed (certified or registered mail, postage prepaid, return receipt requested) or sent by hand or overnight courier, or by email transmission (when demonstrably transmitted from the email server of the sender and so long as such transmission does not generate an error message or notice of non-delivery), charges prepaid and addressed to the intended recipient as follows, or to such other addresses or numbers as may be specified by a Party from time to time by like notice to the other Party:
If to the Seller:
Entergy New Orleans, LLC
1600 Perdido Street
New Orleans, LA 70112
Attn:    Deanna Rodriguez, President and Chief Executive Officer
Email:    drodri2@entergy.com
with copies (which shall not constitute notice but which shall be necessary to constitute valid notice) to:

Entergy Services, LLC
639 Loyola Avenue
New Orleans, Louisiana 70113
Attn:    Joseph J. Cerise, Associate General Counsel
Email:    jceris1@entergy.com
Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, NW
Washington, DC 20005
Attn:    Pankaj Sinha
Email:    psinha@skadden.com
If to Buyer:
c/o Bernhard Capital Partners
400 Convention Street, Suite 1010
Baton Rouge, Louisiana 70802
Attn:    Jeff Yuknis and Lucie Kantrow
Email:    jyuknis@bernhardcapital.com
    lucie@bernhardcapital.com
with a copy (which shall not constitute notice but which shall be necessary to constitute valid notice) to:
Kirkland & Ellis LLP
609 Main Street
Houston, TX 77002
Attn:    William J. Benitez, P.C.
    Robert Goodin
Email:    wbenitez@kirkland.com
    robert.goodin@kirkland.com
All notices and other communications given in accordance with the provisions of this Agreement shall be deemed to have been given and received when delivered by hand or transmitted by email (with acknowledgment received), three (3) Business Days after the same are sent by certified or registered mail, postage prepaid, return receipt requested or one (1) Business Day after the same are sent by a reliable overnight courier service, with proof of delivery.
Section 13.4    Amendments and Waivers. This Agreement may not be amended, supplemented or otherwise modified except in a written instrument executed by each of the Parties. No waiver by any of the Parties of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. Notwithstanding anything to the contrary in this Section 13.4 or elsewhere in this Agreement, this Section 13.4 and Sections 13.11, 13.16 and 13.17 (and any definition set forth in, or other provision of, this Agreement to the extent that an amendment or modification of such definition or other provision would amend or modify the substance of this Section 13.4 and Sections 13.11, 13.16 and 13.17) may not be amended, waived, or modified in a manner that would be adverse to any source of the Debt Financing without the written consent of such Debt Financing Source.

Section 13.5    Exhibits and Schedules.
(a)    All Exhibits and Schedules attached hereto or referred to herein are hereby incorporated herein by reference and made a part hereof. Any matter which is disclosed pursuant to any Section of or Schedule or Exhibit to this Agreement (or any section of any Schedule or Exhibit to this Agreement) shall be deemed to be disclosed in each other Section of the Schedule or Exhibit to which such fact or item may apply so long as (i) such other Section is referenced by applicable cross-reference or (ii) it is readily apparent on its face of such disclosure (without further inquiry) that such disclosure is applicable to such other Section.
(b)    Neither the specification of any dollar amount in any representation nor the mere inclusion of any item in a Schedule as an exception to a representation or warranty shall be deemed an admission by a Party that such item represents an exception or material fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on Seller or Buyer. No disclosure of any item in a Schedule relating to any possible breach or violation of any Contract, Law or order shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.
Section 13.6    Headings. The table of contents and section headings contained in this Agreement are for reference purposes only and shall not be deemed a part of this Agreement or affect in any way the meaning or interpretation of this Agreement.
Section 13.7    Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
Section 13.8    Warranties Exclusive. The representations and warranties contained in this Agreement and the Ancillary Agreements are the only representations or warranties given by or on behalf of the Parties with respect to the Transactions, and all other express or implied warranties are disclaimed. Without limiting the foregoing, Buyer acknowledges that, except for the representations and warranties contained in this Agreement and the Ancillary Agreements, the Purchased Assets are conveyed “AS IS,” “WHERE IS” and “WITH ALL FAULTS” and that, except for the representations and warranties contained in this Agreement and the Ancillary Agreements, all warranties of merchantability, title, usage or suitability or fitness for a particular purpose are disclaimed, including under all applicable Laws. Without limiting the foregoing, Buyer further acknowledges that, except for and limited to, the specific representations and warranties contained in this Agreement and the Ancillary Agreements, no material or information provided by or communications made by Seller or any Affiliate or agent thereof, will create any representation or warranty of any kind, whether express or implied, with respect to (a) the Purchased Assets and the title thereto, (b) the operation of the Business (or any part thereof), or (c) the prospects (financial and otherwise), risks and other incidents of the Business (or any part thereof). Buyer (on behalf of itself and each other Buyer Indemnified Party) hereby waives (i) all warranties and representations imposed on Seller as a matter of Law (other than the representations and warranties of Seller or any Affiliate thereof set forth in this Agreement and the Ancillary Agreements) as to the condition, merchantability, title, usage or suitability or fitness for a particular purpose or otherwise, including the warranty of fitness for intended use and the warranty against redhibitory vices and defects, whether apparent or latent, imposed by Louisiana Civil Code Article 2475 and Articles 2520 through 2548, inclusive, and any other warranties and representations on which Buyer has not expressly relied, (ii) any right Buyer may have in redhibition to a return of the Purchase Price or to a reduction of the Purchase Price pursuant to Louisiana Civil Code Articles 2520 to 2548, inclusive, in connection with the Transactions and (iii) all warranties against eviction imposed by Louisiana Civil Code

Articles 2500 through 2517, inclusive, except for the non-waivable warranty against an eviction occasioned by the acts of Seller (as required by Louisiana Civil Code Article 2503). Notwithstanding anything to the contrary, nothing in this Section 13.8 shall release the Parties from any claim for Fraud.
Section 13.9    Entire Agreement. Except as otherwise contemplated herein, this Agreement, the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede any prior understandings, negotiations, agreements, or representations among the Parties of any nature, whether written or oral, to the extent they relate in any way to the subject matter hereof or thereof (except for the Confidentiality Agreement and any Ancillary Agreement executed prior to the Effective Date).
Section 13.10    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be declared by any court of competent jurisdiction to be invalid, illegal, void or unenforceable in any respect, all other provisions of this Agreement, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid, illegal, void or unenforceable, shall nevertheless remain in full force and effect and will in no way be affected, impaired or invalidated thereby. Furthermore, in lieu of such invalid, illegal, void or unenforceable provision, there shall be added automatically as a part of this Agreement a valid, legal and enforceable provision as similar in terms to such invalid, illegal, void or unenforceable provision as may be possible.
Section 13.11    Governing Law; Consent to Jurisdiction; Venue. This Agreement, and all claims, disputes and causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) that may be based on, arise out of or related hereto or the negotiation, execution, performance or subject matter hereof, shall be governed by the Laws of the State of Delaware applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law, except to the extent that (i) certain matters are preempted by federal Law or are governed by the Law of the respective jurisdiction of incorporation or formation, as applicable of the Parties or (ii) certain matters with respect to real property are governed by the Law of the State of Louisiana. Notwithstanding anything to the contrary herein, any Action, controversy or dispute of any kind or nature, whether at Law, in equity, in contract, in tort or otherwise, involving a Debt Financing Source in connection with this Agreement, the Debt Commitment Letters, the Debt Financing or the Transactions shall (except as expressly set forth in the Debt Commitment Letters or any financing agreement executed pursuant thereto) be governed by, and construed in accordance with, the Laws of the State of New York; provided, however, that, notwithstanding the foregoing, it is understood and agreed that any matter to which a Debt Financing Source or alternative financing source is a party that is related to a Material Adverse Effect, the interpretation of the definition of “Material Adverse Effect” and the determination of whether the Transactions have been consummated in accordance with the terms of this Agreement, in each case, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each Party (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the U.S. District Court for the District of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware, in each case including the appropriate appellate courts therefrom, (b) agrees that all such claims and causes of action shall be heard and determined exclusively in the courts identified in clause (a), (c) waives any objection to laying venue in any such claim or cause of action in such courts, (d) waives any objection that any such court is an inconvenient forum or does not have jurisdiction over any Party and (e) agrees that service of process upon such Party in any such claim or cause of action shall be effective if such process is given as a notice under Section 13.3.
Section 13.12    Waiver of Jury Trial. EACH OF THE PARTIES EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY LITIGATION, ACTION OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.
Section 13.13    No Joint Venture. Nothing contained in this Agreement or any Ancillary Agreement creates or is intended to create an association, trust, partnership or joint venture or impose a trust or partnership duty, obligation or liability on or with regard to any Party.
Section 13.14    Counterparts. This Agreement, any amendments hereto and any agreements, certificates, instruments and documents entered into in connection herewith may be executed in one or more counterparts (including via electronic means), each of which shall be deemed an original, but all of which together shall constitute the one and the same agreement. The delivery of an executed counterpart of this Agreement, any of the Ancillary Agreements and any other document contemplated by this Agreement by .pdf shall be deemed to be valid delivery thereof. It shall be sufficient in making proof of this Agreement to produce or account for a .pdf copy of an executed counterpart of this Agreement. No Party shall raise the use of electronic means to deliver a signature or the fact that any signature or agreement, certificate, instrument or document was transmitted or communicated through the use of electronic means as a defense to the formation or enforceability of a Contract and each Party forever waives any such defense.
Section 13.15    Affiliate Liability. Notwithstanding any provision of this Agreement or otherwise, each Party, on its own behalf and on behalf of its Affiliates and subsidiaries, hereby acknowledges and agrees that all Liabilities, proceedings or causes of Action that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the Ancillary Agreements, or the negotiation, execution, or performance of this Agreement or any Ancillary Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or any Ancillary Agreements), may be made only against (and are expressly limited to) the entities that are expressly identified as Parties to this Agreement or the applicable Ancillary Agreement. For the avoidance of doubt, nothing in this Agreement shall limit the recourse of a Party or any of its Affiliates in respect of Fraud.
Section 13.16    Specific Performance.
(a)    The Parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Parties, on behalf of itself and its Affiliates and their respective Representatives, agrees that, in the event of any non-performance or other breach or threatened breach by Seller, on the one hand, or Buyer, on the other hand, of any of provision of this Agreement, Seller, on the one hand, and Buyer, on the other hand, shall be entitled, prior to the valid termination of this Agreement in accordance with Section 12.3, to seek specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which it is entitled at law or in equity. Each of the Parties hereby further waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any Law to post security as a prerequisite to obtaining equitable relief. To the extent any Party brings an action, suit or proceeding to enforce specifically the performance of the terms and provisions of this Agreement (other than an action to enforce specifically any provision that expressly survives termination of this Agreement), the Expiration Date shall automatically be extended to (A) the twentieth (20th)

Business Day following the resolution of such action, suit or proceeding or (B) such other time period established by the court presiding over such action, suit or proceeding.
(b)    Subject to and without limiting Section 12.3, Seller’s right to seek specific enforcement to cause the financing under the Equity Commitment Letter to be funded and/or to effect the Closing shall be subject to the following conditions: (i) all of the conditions to Closing set forth in Section 10.1 and Section 10.3 have been and continue to be satisfied or waived as of the date the Closing should have been consummated pursuant to the terms of this Agreement (other than those conditions that by their terms are to be satisfied at the Closing, each of which shall be capable of being satisfied if the Closing were to occur) but for the failure of the financing under the Equity Commitment Letter to be funded, (ii) Buyer fails to consummate the Closing on the date that the Closing is required to occur pursuant to Section 3.4, (iii) the proceeds of the debt financing contemplated by the Debt Commitment Letters has been funded in accordance with the terms thereof or would be funded in accordance with the terms thereof at the Closing if the financing under the Equity Commitment Letter is funded at the Closing, and (iv) Seller delivers to Buyer a Buyer Closing Failure Notice. For the avoidance of doubt, under no circumstances shall Seller be entitled to receive both a grant of specific performance to require Buyer to consummate the Closing and payment of the Reverse Termination Fee. Notwithstanding anything in this Agreement to the contrary, in no event shall Seller or any of its Affiliates or Representatives be entitled to, or permitted to seek, specific performance in respect of any Debt Financing Source or Buyer’s or its Affiliates’ respective rights under the Debt Commitment Letters or any other agreements with any Debt Financing Source relating to the Debt Financing.
Section 13.17    Debt Financing Sources. Notwithstanding anything to the contrary contained in this Agreement, each of the Parties: (a) agrees that it will not bring or support any Person in any Action of any kind or description, whether at law or in equity, whether in contract or in tort or otherwise, against any of the Debt Financing Sources in any way relating to this Agreement or any of the transactions contemplated hereby, including, but not limited to, any dispute arising out of or relating in any way to the Debt Commitment Letters or the performance thereof or the financings contemplated thereby, in any forum other than the Supreme Court of the State of New York, County of New York, or, if, under applicable Law, exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York sitting in New York County (and appellate courts thereof); and (b) hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any litigation (whether at law or in equity, whether in contract or in tort or otherwise) directly or indirectly arising out of or relating in any way to the Debt Commitment Letters or the performance thereof or the financings contemplated thereby. Notwithstanding anything to the contrary contained in this Agreement, subject to the rights of the parties to any Debt Commitment Letters, (i) Seller hereby acknowledges and agrees that neither it or any of its or Affiliates, directors, officers, employees, agents, partners, managers, members, Representatives or equityholders (A) shall have any rights or claims against any Debt Financing Sources or their Affiliates or Representatives in any way relating to this Agreement, the Debt Financing, the Debt Commitment Letters or any of the transactions contemplated hereby, or in respect of any other document or any of the transactions contemplated hereby, or in respect of any oral or written representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letters or the performance thereof or the financings contemplated thereby, whether at law or in equity, in contract, in tort or otherwise and (B) agrees not to commence any Action against any Debt Financing Sources or their Affiliates or Representatives in connection with this Agreement, the Debt Financing, the Debt Commitment Letters or any of the transactions contemplated hereby, or in respect of any oral or written representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letters or the performance thereof or the financings contemplated thereby, and (ii)

no Debt Financing Source shall have any Liability (whether in contract, in tort or otherwise) to any Party and its or their respective Affiliates, directors, officers, employees, agents, partners, managers, members, Representatives or equityholders for any Liabilities of any Party under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral or written representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letters or the performance thereof or the financings contemplated thereby, whether at law or in equity, in contract, in tort or otherwise. Notwithstanding anything to the contrary contained in this Agreement, the Debt Financing Sources are intended third-party beneficiaries of, and shall be entitled to the protections of, this provision.
*     *     *     *     *

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.
SELLER:
ENTERGY NEW ORLEANS, LLC

By:    /s/ Deanna D. Rodriguez
    Name:    Deanna D. Rodriguez
    Title:    President and CEO

[Signature Page to Purchase and Sale Agreement]

BUYER:
DELTA STATES UTILITIES NO, LLC

By:    /s/ Jeff Yuknis
    Name:    Jeff Yuknis
    Title:    President

[Signature Page to Purchase and Sale Agreement]